                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                         of the Securities Exchange Act
                           of 1934 (Amendment No. 1)


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement      [ ] Confidential, for use of the Commission
[ ] Definitive Proxy Statement           only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                  Panatech Research and Development Corporation
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
      or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[X]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)   Title of each class of securities to which transaction
            applies:                                                  Common Stock and Class B Warrants
                                                                      ---------------------------------
      (2)   Aggregate number of securities to which transaction
            applies:                                                  4,930,300
                                                                      ---------------------------------
      (3)   Per unit price or other underlying value of transaction
            computed pursuant to Exchange Act Rule 0-11 (Set
            forth the amount on which the filing fee is calculated
            and state how it was determined):                         $7.00 per Merger Agreement
                                                                      ---------------------------------
      (4)   Proposed maximum aggregate value of transaction:          $34,512,100
                                                                      ---------------------------------
      (5)   Total fee paid:                                           $6,902.40
                                                                      ---------------------------------

[X]   Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:
                                                                      ---------------------------------
      (2)   Form, Schedule or Registration Statement No.:
                                                                      ---------------------------------
      (3)   Filing Party:
                                                                      ---------------------------------
      (4)   Date Filed:
                                                                      ---------------------------------

PRELIMINARY COPY



                              [PANATECH LETTERHEAD]


                                January 28, 1997


To All Stockholders:


      You are cordially invited to attend a Special Meeting of Stockholders of Panatech Research and Development Corporation ("Panatech" or the "Company") at _______________________________________________, Albuquerque, New Mexico, on
February 26, 1997, at 11:00 a.m. local time.


      At the Special Meeting, stockholders will be asked to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Panatech will become a wholly owned subsidiary of Titan Enterprises, Inc. and each outstanding share of Panatech Common Stock will be converted into the right to receive $7.00 in cash (subject to reduction), without interest.

      Panatech's Board of Directors has determined that the proposed merger is fair to, and in the best interests of, Panatech and its stockholders. The Board has unanimously approved the Merger Agreement and recommends that you vote in favor of the Merger Agreement.


      It is very important that your shares be represented at the Special Meeting. Whether or not you plan to attend the Special Meeting, please be sure to date, sign and return the proxy card in the enclosed envelope as promptly as possible so that your shares may be represented at the Meeting and voted in accordance with your wishes. This will not prevent you from revoking your proxy and then voting your shares in person if you subsequently choose to attend the Special Meeting. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. Please do not send in your stock certificates at this time. You will be sent a letter of transmittal for that purpose promptly after the merger is consummated.


                                          Sincerely,




                                          Arthur J. Rosenberg
                                          Chairman of the Board

PRELIMINARY COPY

                  PANATECH RESEARCH AND DEVELOPMENT CORPORATION
                                 P.O. BOX 23160
                          ALBUQUERQUE, NEW MEXICO 87192

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD FEBRUARY 26, 1997
To The Stockholders:

      Notice is hereby given that a Special Meeting of Stockholders of Panatech Research and Development Corporation, Inc. ("Panatech") will be held at _______________________________________________________________________________,
Albuquerque, New Mexico, on February 26, 1997, at 11:00 a.m. local time, to vote with respect to the approval and adoption of the Agreement and Plan of Merger (the "Merger Agreement") described in the attached Proxy Statement pursuant to which Panatech will become a wholly owned subsidiary of Titan Enterprises, Inc. and each outstanding share of Panatech Common Stock will be converted into the right to receive $7.00 in cash (subject to reduction), without interest.


      You are urged to read the accompanying Proxy Statement which provides you with a description of the terms of the proposed merger. A copy of the Merger Agreement is included as Appendix A to the Proxy Statement.

      Only stockholders of record at the close of business on January 24, 1997, are entitled to notice of and to vote at the Special Meeting. The affirmative vote of holders of a majority of the outstanding shares of Common Stock is required to approve and adopt the Merger Agreement. Failure to vote in person or by proxy at the Special Meeting will have the same affect as a vote against the Merger Agreement.


      We hope you will be represented at the meeting by signing and returning the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person. Your proxy may be revoked at any time by following the procedures set forth in the accompanying Proxy Statement.

                                    By Order of the Board of Directors,



                                    James R. Hagan
                                    Secretary




January 28, 1997

PRELIMINARY COPY

                                 PROXY STATEMENT

                                       OF

                  PANATECH RESEARCH AND DEVELOPMENT CORPORATION



                         SPECIAL MEETING OF STOCKHOLDERS
                                FEBRUARY 26, 1997




      This Proxy Statement is being furnished to the holders of Common Stock, par value $.01 per share (the "Panatech Shares"), of Panatech Research and Development Corporation, a Nevada corporation ("Panatech" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of Panatech for use at the Special Meeting of Stockholders (including any postponements or adjournments thereof, the "Special Meeting") to be held on February 26, 1997 at 11:00 a.m. at _____________________________________________
_____________________________, Albuquerque, New Mexico, and at any adjournments or postponements thereof. The Board of Directors has fixed the close of business on January 24, 1997 as the record date (the "Record Date") for the Special Meeting with respect to this solicitation.



      At the Special Meeting the stockholders will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of December 6, 1996, by and among Panatech, Titan Enterprises, Inc., a Delaware corporation ("Titan"), and Panatech Acquisition Corporation, a Nevada corporation and wholly owned subsidiary of Titan ("Merger Sub") (the "Merger Agreement"), a copy of which is attached to this Proxy Statement as Appendix A. Pursuant to the Merger Agreement, and subject to satisfaction of the conditions set forth therein, (i) Merger Sub will be merged with and into Panatech (the "Merger"), with Panatech continuing as the surviving corporation, (ii) Panatech will become a wholly owned subsidiary of the Titan, and (iii) each outstanding Panatech Share (other than shares owned by Titan, Merger Sub or subsidiaries of Panatech, if any, which shares will be cancelled) will be converted, upon the effectiveness of the Merger, into the right to receive $7.00 in cash per share, without interest, subject to reduction (the "Merger Consideration"). There is no limit on the amount of the potential reduction of the Merger Consideration. However, based on currently available information as more fully discussed under "THE MERGER - Merger Consideration" (and subject to the risks described therein), the Company believes that there will be no reduction in the Merger Consideration. See "THE MERGER" and "THE MERGER AGREEMENT."


      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

      Stockholders are urged to read and consider carefully the information contained in the Proxy Statement and to consult with their personal financial and tax advisors.


      This Proxy Statement, Notice of Special Meeting and the accompanying proxy are first being mailed to stockholders on or about January 28, 1997.


      IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE.

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF PANATECH, TITAN OR MERGER SUB SINCE THE DATE HEREOF.


                             ADDITIONAL INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the SEC's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Suite 1300, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Web site at http://www.sec.gov that contains such reports, proxy statements and other information.

      All information contained in this Proxy Statement concerning Titan and Merger Sub has been supplied by Titan. Except as otherwise indicated, all other information contained in this Proxy Statement has been supplied by the Company. Unless the context otherwise requires, the terms "Panatech" and the "Company" refer to Panatech Research and Development Corporation and its wholly owned subsidiary, ASM Company, Inc.

                                TABLE OF CONTENTS
                                                                     Page
                                                                     ----
SUMMARY..............................................................  5

THE SPECIAL MEETING.................................................. 14

      Purpose of the Meeting......................................... 14
      Voting Rights; Record Date..................................... 14
      Solicitation of Proxies........................................ 15
      Dissenters' Rights............................................. 15

THE MERGER........................................................... 16

      General........................................................ 16
      Stockholders' Representative................................... 16
      Merger Consideration........................................... 17
      Background of the Merger....................................... 18
      Recommendation of the Board of Directors and Reasons
      Therefor....................................................... 20
      Opinion of Financial Advisor................................... 22
      Exchange of Certificates for Merger Consideration.............. 25
      Interests of Certain Persons in the Merger..................... 26
      Certain Federal Income Tax Consequences of the Merger.......... 27

THE MERGER AGREEMENT................................................. 29

      Representations and Warranties................................. 29
      Business of Panatech Pending the Merger........................ 29
      Effect on Stock Options and Warrants........................... 30
      No Solicitation................................................ 31
      Indemnification of Directors and Officers...................... 31
      Conditions to the Merger....................................... 31
      Amendment/Termination.......................................... 32
      Fees and Expenses.............................................. 33

BUSINESS OF PANATECH................................................. 34

      Business....................................................... 34
      Properties..................................................... 36
      Legal Proceedings.............................................. 36

MARKET PRICES OF COMMON STOCK........................................ 38

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS............................................ 39

      Three and Six Month Periods Ended September 30, 1996
      Compared to September 30, 1995................................. 39
      Fiscal 1996 Compared to Fiscal 1995............................ 40
      Liquidity and Capital Resources................................ 41

OWNERSHIP OF COMMON STOCK............................................ 43

INDEPENDENT PUBLIC ACCOUNTANTS....................................... 44

PANATECH CONSOLIDATED FINANCIAL STATEMENTS...........................F-1

APPENDIX A - Agreement and Plan of Merger............................A-1

APPENDIX B - Opinion of Houlihan, Lokey, Howard & Zukin, Inc.........B-1

                                     SUMMARY

      The following includes a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Proxy Statement and the Appendices hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement. Stockholders are urged to read this Proxy Statement and the Appendices hereto in their entirety.


THE SPECIAL MEETING


Time, Date, Place           The Special Meeting will be held at 11:00 a.m.,
                            local time, on February 26, 1997, at _______________
                            ___________________________________________________,
                            Albuquerque, New Mexico.



Record Date, Shares         Holders of record of Panatech Shares at the close of
Entitled to Vote            business on January 24, 1997 are entitled to notice
                            of, and to vote at the Special Meeting. At such date there were outstanding 3,979,375 Panatech Shares, each of which is entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting.


Purpose of Special          The purpose of the Special Meeting is to consider
Meeting                     and vote upon a proposal to approve and adopt the
                            Merger Agreement pursuant to which Panatech will become a wholly owned subsidiary of Titan and each outstanding Panatech Share will be converted into the right to receive the Merger Consideration.


Vote Required               Approval and adoption of the Merger Agreement will
                            require the affirmative vote of the holders of a majority of the outstanding Panatech
                            Shares.


Dissenters' Rights          Under Nevada law, stockholders have no dissenters'
                            or appraisal rights in connection with the Merger
                            Agreement and the consummation of the transactions contemplated thereby.

PARTIES TO THE MERGER AGREEMENT

Panatech Research           Through its wholly owned subsidiary, ASM Company,
and Development             Inc. ("ASM"), Panatech manufactures and sells
Corporation                 accessories for high-performance paint spraying
                            equipment to painting contractors and do-it-yourself markets on a worldwide basis. Panatech's mailing address is P.O. Box 23160, Albuquerque, New Mexico,
                            87192; its telephone number is (505) 271- 2200.

Titan Enterprises,          Titan is a privately-owned company which produces
Inc.                        and sells a full range of airless and hydraulic
                            paint spraying systems and related products for the painting contractor and industrial maintenance markets. Its executive offices are located at 107
                            Bauer Drive, Oakland, New Jersey 07436; its telephone number is (800) 526-5362

Merger Sub                  Merger Sub is a wholly owned subsidiary of Titan,
                            incorporated in Nevada solely for the purpose of the Merger, and has engaged in no business other than incident to its formation and the transactions contemplated by the Merger Agreement. Its mailing address is 107 Bauer Drive, Oakland, New Jersey
                            07436; its telephone number is (800) 526-5362.

THE MERGER

General At the Effective Time (as defined below), pursuant to the Merger Agreement (i) Merger Sub will be merged with and into Panatech which will continue as the surviving corporation and become a wholly owned subsidiary of Titan, and (ii) each issued and outstanding Panatech Share (other than certain shares owned by Titan, Merger Sub or subsidiaries of Panatech, if any, which shares will be cancelled) will be converted into the right to receive the Merger Consideration. The Merger Agreement also provides for certain payments to be made in connection with the cancellation of Panatech's outstanding Class B Warrants and stock options.

Effective Time              The Merger will become effective when articles of
                            merger are filed with the Secretary of State of Nevada (the "Effective Time"). It is anticipated that this filing will occur as promptly as practicable after stockholder approval has been obtained, assuming all other conditions to the consummation of the Merger have been satisfied or waived.


Merger                      The Merger Consideration will be $7.00 cash per
Consideration               share, which amount will be reduced if, as of the
                            date for the closing of the transactions contemplated by the Merger Agreement (the "Closing
                            Date"), the Quick Assets (as defined in the Merger
                            Agreement) of Panatech are less than the Target
                            Number (as defined in the Merger Agreement). The determination of Quick Assets and the Target Number will be made as soon after the Closing Date as possible, pursuant to procedures, including binding arbitration in the event of a dispute between the parties, set forth in the Merger Agreement. See "THE
                            MERGER - Merger Consideration."

Stockholders'               Upon their approval of the Merger Agreement, the
Representative              stockholders will be deemed to have appointed James
                            R. Hagan, Secretary and legal counsel to Panatech, as their agent and attorney-in-fact (the
                            "Stockholders' Representative") to take certain actions to facilitate the determination of Quick
                            Assets pursuant to the Merger Agreement if Panatech and Titan are unable jointly to agree on the determination of Quick Assets and the Target
                            Number.


Recommendation of           The Board of Directors of Panatech has determined
the Board of                that the Merger is fair and in the best interests
Directors                   of Panatech and its stockholders. The Board of
                            Directors unanimously approved the Merger Agreement and recommends that the stockholders vote in favor of the approval and adoption of the Merger
                            Agreement. In determining to approve the Merger
                            Agreement and to recommend that the stockholders approve the Merger Agreement, the Board of Directors considered a number of factors, as more fully described under "THE MERGER - Background of the Merger" and "THE MERGER - Recommendation of the
                            Board of Directors and Reasons Therefor."

Opinion of                  On December 4, 1996, Houlihan, Lokey, Howard &
Financial Advisor           Zukin,Inc. ("Houlihan Lokey"), financial advisor to
                            Panatech, delivered its opinion to the Board of Directors that, as of the date of such opinion, the consideration to be received by the holders of Panatech Shares, Class B Warrants and stock options
                            (assuming that Quick Assets equal the Target Number) pursuant to the Merger Agreement is fair to the holders of such securities from a financial point of view. The full text of the opinion, which sets forth the assumptions made, matters considered, and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix B and is incorporated herein by reference.
                            Stockholders should read such opinion in its entirety. See "THE MERGER - Opinion of Financial
                            Advisor."

No Solicitation             Panatech has agreed that, without the prior written
                            consent of Titan, prior to the Effective Time, Panatech will not initiate the direct and active solicitation of any other party (other than Titan and Merger Sub) for a proposal that such other party merge with, consolidate, or acquire the capital stock or substantially all of the assets of Panatech or any of its subsidiaries (an "Acquisition
                            Transaction"); provided, however, that if Panatech, without direct and active solicitation, receives from any other party (other than Titan of Merger
                            Sub) a proposal with respect to an Acquisition
                            Transaction, then Panatech shall be entitled to respond thereto in all appropriate ways consistent with the fiduciary duties of the directors of Panatech. Panatech has also agreed to advise Titan of the receipt by it of any proposal from any other party concerning an Acquisition Transaction.

Termination;                The Merger Agreement may be terminated at any time
Termination Fees            prior to the Closing Date, notwithstanding
                            stockholder approval, by the mutual consent of Titan and Panatech. The Merger Agreement may also be terminated by action of either Panatech or Titan if
                            (i) the Merger has not been consummated by July 1, 1997; (ii) the approval of Panatech's stockholders is not obtained; (iii) a permanent injunction or other order prohibiting the Merger has become final and nonappealable; or (iv) any of the conditions to such party's obligations under the Merger Agreement have not been met prior to June 4, 1997.

                            The Merger Agreement may be terminated by Titan in certain circumstances in connection with a proposed Acquisition Transaction between Panatech and a third party or if Panatech's Board of Directors withdraws, modifies or changes its approval or recommendation of the Merger Agreement in a manner adverse to Titan or Merger Sub.

                            The Merger Agreement may be terminated by action of Panatech's Board of Directors at any time prior to the Effective Time if the Board of Directors determines in good faith on the advice of outside counsel that its fiduciary duties require it to approve an Acquisition Transaction with a third party.

                            If the Merger Agreement is terminated under the circumstances described in the two immediately preceding paragraphs, Panatech has agreed to pay Titan a fee equal to $994,843.75.

Certain Federal             The Merger will be a taxable transaction to
Income Tax                  Panatech's stockholders and warrantholders.
Consequences                Stockholders and warrantholders will recognize gain
                            or loss in the Merger in an amount equal to the difference between the cash received and their tax basis in the Panatech Shares or Class B Warrants, as the case may be, exchanged therefor. See "THE MERGER
                            - Certain Federal Income Tax Consequences of the
                            Merger."

Interests of                In considering the recommendation of the Board of
Certain Persons in          Directors with respect to the Merger Agreement,
the Merger                  stockholders should be aware that the directors and
                            executive officers of Panatech will receive economic and other benefits as a result of the Merger, including payment for the cancellation of outstanding options, bonus payments and indemnification arrangements. See "THE MERGER
                            Interests of Certain Persons in the Merger."


SECURITY OWNERSHIP          As of the Record Date, Panatech's directors and
BY DIRECTORS AND            executive officers beneficially owned, in the
EXECUTIVE OFFICERS          aggregate, 866,000 Panatech Shares (excluding shares
                            issuable upon the exercise of options or Warrants), representing approximately 22% of the outstanding
                            Panatech Shares, and no Panatech Shares were beneficially owned by Titan or Merger Sub. To the knowledge of Panatech, its directors and executive officers intend, but are not obligated, to vote their Panatech Shares for the approval and adoption of the Merger Agreement. See "OWNERSHIP OF COMMON
                            STOCK."

MARKET PRICES OF            The Panatech Shares are traded on the Nasdaq
PANATECH SHARES             National Market under the symbol "PNTC." On November
                            4, 1996, the last trading day before the public announcement of the execution of a letter of intent between Panatech and Titan with respect to the proposed Merger, the reported closing sale price per Panatech Share was $4.50. On January , 1997, a recent trading day prior to the date of this Proxy
                            Statement, the reported closing sale price per Panatech Share was $ . For additional information concerning historical market prices of the Panatech
                            Shares, see "MARKET PRICES OF COMMON STOCK."

ACCOUNTING                  The Merger will be treated as a "purchase" for
TREATMENT                   accounting purposes.

SELECTED FINANCIAL AND PER SHARE DATA OF PANATECH
(IN THOUSANDS, EXCEPT PER SHARE DATA)


      The following table sets forth certain historical consolidated financial information and per share data of Panatech. The financial data for the 1996 and 1995 interim periods are derived from unaudited financial statements. The following information should be read in conjunction with the consolidated financial statements and notes thereto of Panatech appearing elsewhere in this Proxy Statement.


                                       Six Months Ended          Year Ended
                                         September 30,            March 31,
                                       -----------------     -------------------
                                        1996       1995        1996        1995
                                       ------     ------     -------     -------
SUMMARY OF OPERATIONS

Net sales                              $5,959     $6,281     $11,325     $10,002

Gross profit                            3,508      3,681       6,796       5,819

Selling, general and
 administrative expenses                1,722      1,820       3,800       3,687

Net income                                996      1,025       1,641       1,122



BALANCE SHEET DATA

Working capital                         6,343      5,594       5,647       3,782

Total assets                            9,205      8,865       9,234       8,342

Long-term debt, less
 current portion                            0          0           0         300

Shareholders' equity                    8,352      7,481       7,784       5,441



COMMON STOCK DATA

Net income per share                   $  .25     $  .26     $   .41     $   .31

Cash dividends per share                  .10        .05         .20        .125

Net book value per share                 2.06       1.87        1.94        1.52

Weighted average number
 of shares outstanding                  4,055      4,005       4,021       3,568

                               THE SPECIAL MEETING

PURPOSE OF THE MEETING

      At the Special Meeting, the stockholders of Panatech will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement pursuant to which Panatech will become a wholly owned subsidiary of Titan and each outstanding Panatech Share (other than the shares owned by Titan, Merger Sub or subsidiaries of Panatech, if any, which shares will be cancelled) will be converted into the right to receive the Merger Consideration. See "THE MERGER."

      Panatech's Board of Directors has unanimously approved the Merger Agreement and recommends a vote FOR approval and adoption of the Merger Agreement. See "THE MERGER - Recommendation of the Board of Directors and Reasons Therefor."

      STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS APPROVED, STOCKHOLDERS WILL BE SENT A LETTER OF TRANSMITTAL FOR THAT PURPOSE PROMPTLY AFTER THE MERGER IS CONSUMMATED. SEE "THE MERGER - EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION."

VOTING RIGHTS; RECORD DATE


      The Board of Directors has established January 24, 1997 as the Record Date to determine those holders of Panatech Shares entitled to notice of and to vote at the Special Meeting. On that date, there were 3,979,375 Panatech Shares outstanding, with each Share entitled to one vote.


      The presence, in person or by proxy, of the holders of a majority of the outstanding Panatech Shares at the Special Meeting is necessary to constitute a quorum. Abstentions will be treated as present with respect to the determination of a quorum, but broker non-votes will not be treated as present for this purpose.

      The affirmative vote of the holders of a majority of the outstanding Panatech Shares is required to approve the Merger Agreement. Abstentions and broker non-votes have the effect of a vote against the Merger Agreement for purposes of the required vote.

      Panatech Shares represented by properly executed proxies received in time for the Special Meeting will be voted in the manner specified by the holders thereof. Proxies that do not contain voting instructions will be voted FOR approval of the Merger Agreement. The persons named as proxies will have authority to vote for the approval of one or more adjournments of the Special Meeting to allow additional time for the solicitation of proxies to obtain a quorum or to obtain sufficient votes to approve and adopt the Merger Agreement. It is not expected that any other matter will be brought before the Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

      Any stockholder has the right to revoke his or her proxy at any time prior to the voting thereof at the Special Meeting by filing a written revocation with the Secretary of Panatech prior to the voting of such proxy, or giving a duly executed proxy bearing a later date. Neither attendance by a stockholder at the Special Meeting nor voting at the Special Meeting will, by itself, revoke a proxy.


SOLICITATION OF PROXIES

      Panatech will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Panatech, without additional compensation, may solicit proxies by telephone, telecopy or telegram or in person. Panatech has requested banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Panatech Shares held of record by such entities, and Panatech will, upon the request of such record holders, reimburse reasonable forwarding expenses.

DISSENTERS' RIGHTS

      Under Nevada law, stockholders have no dissenters' or appraisal rights in connection with the Merger Agreement and the consummation of the transactions contemplated thereby.

                                   THE MERGER

      The following information, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and attached hereto as Appendix A. Stockholders are urged to read the Merger Agreement in its entirety.

GENERAL

      The Merger Agreement provides that, subject to the approval and adoption of the Merger Agreement by Panatech's stockholders, approval by certain regulatory authorities, and compliance with certain other covenants and conditions, Merger Sub, a wholly owned subsidiary of Titan, will be merged with and into Panatech, at which time the separate corporate existence of Merger Sub will cease and Panatech will continue as the surviving corporation. Following consummation of the Merger, Panatech, as the surviving corporation, will be a wholly owned subsidiary of Titan.

      The closing of the transactions contemplated by the Merger Agreement (the "Closing") will occur no later than three business days after satisfaction or waiver of all conditions to the consummation of the Merger, including stockholder approval thereof (the "Closing Date"). The Effective Time of the Merger will occur upon the filing of articles of merger with the Secretary of State of the State of Nevada.

      At the Effective Time, each issued and outstanding Panatech Share (other than Panatech Shares owned by Titan, Merger Sub or any subsidiary of Panatech, if any, which will be cancelled without the payment of any Merger Consideration) will be converted into the right to receive the Merger Consideration. As of the Effective Time, all Panatech Shares will no longer be outstanding and will be automatically cancelled and retired and will cease to exist, and each holder of a certificate previously representing any Panatech Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest. See "THE MERGER - Exchange of Certificates for Merger Consideration."

STOCKHOLDERS' REPRESENTATIVE

      The Merger Agreement provides that upon approval of the Merger by the stockholders, the stockholders shall have been deemed to appoint James R. Hagan, Secretary and legal counsel to Panatech, as their agent and attorney-in-fact (the "Stockholders' Representative"), with full power and authority (including power of substitution), except as otherwise expressly provided in the Merger Agreement, in the name of and for and on behalf the stockholders, or in his own name as the Stockholders' Representative, to take certain actions pursuant to the Merger Agreement (including giving and receiving all accountings, reports, notices and consents) to facilitate the determination of Quick Assets, if Panatech and Titan are unable jointly to agree on the determination of Quick Assets and the Target Number. See "MERGER CONSIDERATION" below. Such authority shall be an agency coupled with an interest, and all authority conferred shall be irrevocable and not subject to termination by the stockholders or any of them, or by operation of law, whether by the death or incapacity of any stockholder, the termination of any trust or estate, or the occurrence of any other event. If any stockholder should die or become incapacitated, if any trust or estate should terminate or if any other such event should occur, any action taken by the Stockholders' Representative pursuant to the Merger Agreement shall be as valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not the Stockholders' Representative or Titan shall have received notice of such death, incapacity, termination or other event. Any notice given to the Stockholders' Representative pursuant to the Merger Agreement shall constitute effective notice to the stockholders. Any other party to the Merger Agreement or any other person may rely on any notice, consent, election or other communication received from the Stockholders' Representative as if such notice, consent, election or other communication had been received from all stockholders.


MERGER CONSIDERATION


      Pursuant to the Merger Agreement, the Merger Consideration will be an amount equal to $7.00 in cash, subject to reduction if the Quick Assets (as defined below) of Panatech on the Closing Date are less than the Target Number (as defined below). "Quick Assets" is defined to mean the excess of (i) cash plus accounts receivable of Panatech on a consolidated basis over (ii) current liabilities of Panatech on a consolidated basis. "Target Number" is defined in the Merger Agreement as the sum of $4,362,000 plus the amount in cash received by Panatech upon the exercise of stock options and Class B Warrants from September 30, 1996 through the Closing Date, minus the amount of expenses incurred by Panatech in connection with the Merger Agreement up to a maximum of $225,000. See "PANATECH CONSOLIDATED FINANCIAL STATEMENTS."



        The Target Number was determined on the basis of arms-length negotiations between the parties in connection with the negotiation of $7.00 as the unadjusted Merger Consideration. The $7.00 price was based in part on the amount of Panatech's Quick Assets at September 30, 1996. The formula for the reduction of the Merger Consideration was negotiated to provide for the possibility that Panatech would not have at least the same amount of Quick Assets at the Closing as it did when the $7.00 price was agreed to. As a result, the Target Number of $4,362,000 represents the amount of Quick Assets of Panatech at September 30, 1996, plus the estimated cash to be received by Panatech from the sale of certain assets to its President at the Closing. (See "Interests of Certain Persons in the Merger" below.) Such Target Number will be increased by the cash to be received by Panatech upon the exercise of stock options and Class B Warrants after September 30, 1996 and will be decreased by the amount of expenses incurred by Panatech in connection with the Merger (up to a maximum of $225,000) because such amounts will have a corresponding positive and negative effect on Quick Assets.


      The Merger Agreement provides that on the Closing Date, Titan and Panatech will seek to jointly determine Quick Assets and the Target Number. If they are unable to agree, then as soon after the Closing Date as possible, the Stockholders' Representative will prepare a statement of Quick Assets which will be examined by Panatech's independent accountants. Within five business days after the Closing Date, such accounting firm shall issue a report to Titan and the Stockholders' Representative setting forth the results of its examination and determination of Quick Assets and the Target Number. Titan's independent accounting firm will have the opportunity to review the documents utilized in the calculation of Quick Assets and the Target Number. If Titan disputes such calculations, it must provide the Stockholders' Representative with a detailed written explanation of the basis for its disagreement within five days. The parties will then have ten days to attempt to resolve in good faith any disagreements with respect to the calculation of Quick Assets and the Target Number. If the parties are unable to resolve their disagreement,the amount of Quick Assets and/or the Target Number will be resolved by binding arbitration.


      Upon the final determination of Quick Assets and the Target Number, by agreement of the parties or binding arbitration as set forth above, if the Target Number exceeds Quick Assets, the Merger Consideration amount will be reduced pro-rata on the basis that all outstanding Panatech stock options and Class B Warrants are deemed exercised in full at the Effective Time. For example, if it were determined that Quick Assets as of the Closing Date were $500,000 less than the Target Number, the Merger Consideration would be $6.90, calculated as follows:

            $34,512,000 (1) - $500,000          =     $6.90
            --------------------------
                  4,930,300 (2)


(1)   The product of $7.00 times 4,930,300 (2).

(2) The sum of all outstanding Panatech Shares plus the Panatech Shares issuable upon exercise of outstanding Panatech stock options and Class B Warrants.


      There is no limit on the amount of the potential reduction of the Merger Consideration. However, based on preliminary unaudited results for the quarter ended December 31, 1996, which indicate Quick Assets as of such date of approximately $________, estimates of expenses to be incurred in connection with the Merger, and a review of the Company's operations since December 31, 1996, the Company believes that there will be no reduction in the Merger Consideration. The preceding statement is a forward looking statement which is subject to various risks and uncertainties which could cause actual results to differ materially. Such risks include the loss of a major customer, increased competition, and unexpected expenses relating to the Merger or the business.

BACKGROUND OF THE MERGER

      Panatech conducts its operations through ASM, which specializes in the manufacture and world-wide sale of accessories for airless paint spraying equipment to painting contractor and do-it-yourself markets. Titan Tool, Inc., a wholly owned subsidiary of Titan, produces a full range of hydraulic and airless paint spraying systems and related products for the industrial and contractor markets. In April 1995, ASM filed a lawsuit against Titan Tool, claiming that a new product recently introduced into the marketplace by Titan Tool infringes three patents relating to ASM's primary ZIP-TIP product line. See "BUSINESS OF PANATECH - Legal Proceedings." Thereafter, Titan Tool answered and filed certain cross-claims against ASM. In September 1995, the parties agreed to dismiss all claims against each other for financial damages and to submit all patent issues to final and binding arbitration before the Honorable Sherman G. Finesilver, a recently retired federal district court judge. Panatech's Board of Directors determined that it would be in the best interest of Panatech and its stockholders to submit the dispute with Titan Tool to arbitration in order to focus the dispute on the patent issues only (which were of primary importance), to obtain a faster resolution of the patent issues, to reduce the costs of litigation and to eliminate potential liability for financial damages.

      The arbitration hearing was held in Denver, Colorado, in February and March 1996. On June 11, 1996, before reaching his decision, Judge Finesilver strongly recommended that the parties explore settlement, and he agreed to serve as a settlement judge. The parties agreed to settlement discussions under a protective order and in the context of a possible resolution of the patent dispute. The first settlement discussions were held in Denver, Colorado, with Judge Finesilver on July 25 and 26, 1996. Present at these discussions were Arthur J. Rosenberg, President of Panatech, Robert J. Perret, Jr., President of ASM, James R. Hagan, legal counsel to Panatech, Dean Harrison, President of Titan Tool, and Gary Hoffman, legal counsel to Titan Tool. Many settlement alternatives were considered, but the parties could not arrive at an acceptable royalty or other financial arrangement. The settlement discussions indicated that the patent dispute was creating confusion in the marketplace and damaging both companies. Furthermore, based on Titan Tool's stated plans to introduce new products which Panatech would view as infringing its patents, there was a strong likelihood that the parties would be involved in future litigation. As a result, Judge Finesilver advised the parties that he believed that the only practical settlement approach would be a combination of the two companies. A proposal involving the acquisition of Titan Tool by Panatech was not pursued due to unacceptable financial considerations. Titan, however, expressed interest in considering, pending further study, an acquisition of Panatech. On August 15, 1996, at the Board of Directors' organizational meeting held after the Annual Meeting of Stockholders, Panatech's directors discussed the status of the settlement discussions and authorized Mr. Rosenberg to continue exploratory discussions concerning a possible sale of the Company.


      Another settlement meeting was held on September 9, 1996 in Denver, Colorado, at which were present Messrs. Rosenberg, Perret and Hagan, Samuel A. Hamacher, Executive Vice President of Harbour Group Industries, Inc., the parent of Titan, Robert W. Hull, Senior Vice President for Harbour Group, Ira H. Polon, outside legal counsel for Harbour Group, and Judge Finesilver. At this meeting, Titan proposed to acquire Panatech in a cash merger for $6.50 per share. Based on the views expressed by the directors at the August 15, 1996 Board meeting, Mr. Rosenberg rejected such proposal as inadequate. The parties, however, agreed to continue their discussions and, to that end, Panatech agreed to permit Titan a limited confidential examination of its operations. Titan representatives met with Messrs. Rosenberg and Perret at ASM to review ASM's business on October 2 and 3, 1996, and the parties continued their discussions.

      On October 11, 1996, Mr. Hamacher telecopied to Mr. Rosenberg a proposed confidential letter of intent for the acquisition of Panatech in a cash merger for $7.00 per share. Panatech's Board of Directors held a meeting in Los Angeles, California, on October 26, 1996 to consider Titan's proposed letter of intent. After presentations by legal counsel and Houlihan Lokey, and after due consideration of various factors, certain of which are more fully discussed under "Recommendation of the Board of Directors and Reasons Therefor" below, the Board of Directors authorized Mr. Rosenberg to continue further negotiations with Titan with a view to executing a letter of intent on the terms approved at such meeting.

      On November 4 and 5, 1996, the parties signed a letter of intent for a cash merger at $7.00 cash per share, subject to reduction, which was subject to certain conditions, including the execution of a definitive merger agreement, approval by the Boards of Directors of both companies and Panatech's stockholders, receipt by Panatech of a fairness opinion, receipt of requisite regulatory approvals, approval by the lenders to Titan and continued due diligence. The letter of intent did not prohibit Panatech from engaging in discussions or negotiations with third parties concerning an acquisition of Panatech, and Panatech agreed, on certain conditions, to pay Titan a fee if Panatech were acquired by a third party. See "THE MERGER AGREEMENT - Fees and Expenses." Panatech issued a public announcement following the execution of the letter of intent.


      Following the execution of the letter of intent, Titan conducted a due diligence investigation of Panatech, Panatech retained Houlihan Lokey to render an opinion with respect to the Merger Consideration (see "Opinion of Financial Advisor" below), and the parties negotiated the terms of a definitive Merger Agreement. On December 4, 1996, at a special meeting of Panatech's Board of Directors, the directors unanimously approved a draft of the Merger Agreement and authorized Mr. Rosenberg to finalize and execute the agreement on substantially the terms approved at the meeting. This approval was given after the Board received Houlihan Lokey's opinion as to the fairness of the $7.00 per share to be paid in the Merger and after a review by Mr. Rosenberg of previous discussions concerning the matter, consideration of alternatives to the Merger, consultation with Panatech's legal counsel, and consideration of the proposed terms and conditions of the Merger Agreement. See "Recommendation of the Board of Directors and Reasons Therefor" below. Following such approval, the Merger Agreement was executed on Friday, December 6, 1996. Panatech issued a public announcement concerning the execution of the Merger Agreement on Monday, December 9, 1996.



      The recommendation of Panatech's Board of Directors with respect to the Merger Agreement and a description of the factors considered in reaching such recommendation, are described below under "Recommendation of the Board of Directors and Reasons Therefor."


RECOMMENDATION OF THE BOARD OF DIRECTORS AND REASONS THEREFOR

      The Board of Directors has determined that the Merger and the Merger Agreement are advisable and in the best interests of the Company and its stockholders and has unanimously approved the Merger and the Merger Agreement. Accordingly, the Board of

Directors unanimously recommends that the stockholders vote "FOR" approval and adoption of the Merger Agreement. To the knowledge of Panatech, its directors and executive officers intend, but are not obligated, to vote their Panatech Shares for the approval and adoption of the Merger Agreement. As of the Record Date, Panatech's directors and executive officers beneficially owned, in the aggregate, 866,000 Panatech Shares (excluding shares issuable upon the exercise of options or Warrants), representing approximately 22% of the outstanding Panatech Shares. See "OWNERSHIP OF COMMON STOCK."



      In reaching its conclusion to approve the Merger Agreement and recommend its approval to the stockholders, the Board of Directors based its decision on the following reasons and considered the following factors:



      (i) The fact that the Merger Consideration is substantially higher than recent market prices. The last sale price before the November 5, 1996 announcement of the letter of intent was $4.50 per Panatech Share. Accordingly, a Merger Consideration of $7.00 per share represents a 55% premium over the last sale price on November 4, 1996. See "STOCK PRICES OF COMMON STOCK."



      (ii) The opinion of Houlihan Lokey that the Merger Consideration to be received by holders of Panatech Shares pursuant to the Merger Agreement (assuming that Quick Assets equal the Target Number) is fair to such holders from a financial point of view. See "THE MERGER - Opinion of Financial Advisor."



      (iii) The terms and conditions of the Merger Agreement, including the fact that it is not conditioned on the receipt of financing, and the fact that the Company may negotiate with (but not solicit bids from) third parties, and may terminate the Merger Agreement if the Board of Directors determines in good faith on the advice of counsel that its fiduciary duties require it to approve an acquisition by a third party, provided that upon such termination the Company pays to Titan a fee of $994,844. See "THE MERGER AGREEMENT - Fees and Expenses." If Panatech were acquired by a third party, such third party and Titan could settle the arbitration proceeding or, in the absence of any settlement, the arbitrator would render his decision.


      (iv) The uncertainty regarding the outcome of the patent infringement arbitration proceeding between ASM and Titan Tool, and the potential impact of an adverse result on the future business of Panatech. (The Merger would render moot this dispute.) See "THE MERGER - Background of the Merger" and "BUSINESS OF PANATECH - Legal Proceedings."


      (v) The fact that during the four-week period between the public announcement of the signing of the letter of intent with Titan on November 5, 1996, and the approval of the Merger Agreement on December 4, 1996, the Company had received no third party offers to acquire the Company. Although the Company did not directly solicit third party bids, it widely publicized the letter of intent in both the trade and financial press and made clear that it would consider alternative offers.

      (vi) The alternative of remaining an independent company. In this regard, the Board of Directors considered the Company's business prospects as an independent company in a maturing market, including the capital and management resources necessary to accomplish the diversification required for long-term growth and the factors described in clause (iv) above, and concluded that the Merger would be preferable to remaining independent.

OPINION OF FINANCIAL ADVISOR

      Panatech engaged Houlihan Lokey to render an opinion as to the fairness, from a financial point of view, to the holders of Panatech Shares, Panatech stock options and Class B Warrants (collectively, the "Securityholders") of the consideration to be received by them pursuant to the Merger Agreement. Houlihan Lokey was retained on the basis of its qualifications, expertise and reputation. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities. Houlihan Lokey has no material prior relationship with Panatech, Titan or any of the parties to this transaction.

      As compensation to Houlihan Lokey for its services, Panatech has agreed to pay Houlihan Lokey a fee of $75,000. No portion of Houlihan Lokey's fees were contingent upon the successful completion of the Merger or any related transaction. Panatech has also agreed to indemnify Houlihan Lokey and related persons against certain liabilities, including liabilities under Federal securities laws, arising out of the engagement of Houlihan Lokey, and to reimburse Houlihan Lokey for certain expenses.


      Houlihan Lokey delivered a written opinion to Panatech's Board of Directors on December 4, 1996, to the effect that, as of such date, and based upon the assumptions made, general procedures followed, factors considered and limitations on the review undertaken as set forth in such opinion, the consideration to be received by the Securityholders pursuant to the Merger Agreement (assuming that Quick Assets equal the Target Number) (the "Offered Consideration") is fair to such Securityholders from a financial point of view. References herein to the "Opinion" refer to the written opinion of Houlihan Lokey dated December 4, 1996.



      The full text of the Opinion, which sets forth the assumptions made, general procedures followed, factors considered and limitations on the review undertaken by Houlihan Lokey in rendering its opinion is attached as Appendix B and is incorporated herein by reference. The Opinion is directed only to the fairness from a financial point of view of the Offered Consideration to be received by the Securityholders pursuant to the Merger Agreement and does not constitute a recommendation to any Securityholder as to how such Securityholder should vote with respect to the Merger Agreement and the transactions contemplated thereby. The summary of the Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the Opinion. Securityholders are urged to, and should, read the Opinion in its entirety.

      In connection with the Opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey : (i) reviewed the Company's annual reports to shareholders and on Form 10-KSB for the five fiscal years ended March 31, 1996 and quarterly reports on Form 10-QSB for the two quarters ended September 30, 1996, which Panatech's management identified as being the most current financial statements available; (ii) reviewed copies of the following documents and agreements: Articles of Incorporation and By-Laws of the Panatech, 1993 Stock Option Plan of Panatech, Warrant Agreement for Class A and Class B Warrants of Panatech, Employee Agreements of key management personnel, Letter of Intent between Titan and Panatech dated November 4, 1996, a draft Agreement and Plan of Merger between Titan and Panatech dated December 2, 1996 (the "Merger Agreement") in the form provided to Houlihan Lokey and assumed that the final executed form of such agreement would not vary in any regard that is material to their analysis; (iii) reviewed the draft proxy statement, dated November 26, 1996; (iv) met with certain members of the senior management of Panatech and ASM to discuss the operations, financial condition, future prospects and projected operations and performance of Panatech, and met with representatives of Panatech's independent accounting firm and counsel to discuss certain matters;
(v) visited certain facilities and business offices of Panatech; (vi) reviewed internal, non-public financial and operating data provided by Panatech, including forecasts and projections prepared by Panatech's management with respect to Panatech for the years ending March 31, 1997 through 1999; (vii) reviewed the historical market prices and trading volume for Panatech's publicly traded securities; (viii) reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed comparable to Panatech, and publicly available prices and premiums paid in other transactions that Houlihan Lokey considered similar to the Merger; and (ix) conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate, including those described below.



       Houlihan Lokey used several methodologies to assess the fairness of the Offered Consideration from a financial point of view. Using these methodologies Houlihan Lokey arrived at an estimate as to the value of the Securityholders' securities which provided a basis of comparison to the Offered Consideration. The following is a summary of the financial analyses utilized by Houlihan Lokey, and does not purport to be a complete description of the analyses performed by Houlihan Lokey.

       One methodology was a "Comparable Market Multiple" analysis, which considered the capitalization multiples for certain income and cash flows of a peer group of companies and then applied a selected capitalization multiple based on a comparative financial analysis of the Company and the peer group of companies. In this analysis, the operational results of the Company were compared to certain publicly available financial and operating data of selected publicly traded industrial companies involved in similar businesses. The selected companies (collectively, the "Comparable Public Companies") were Binks Manufacturing Co., Cohesant Technologies Inc., Graco Inc., Lilly Industries, Inc., Nordson Corp., The Sherwin-Williams Co., and Valspar Corporation. For each of the Comparable Public Companies, Houlihan Lokey analyzed, among other things, market value, interest-bearing debt, historical revenue, and earnings before interest, taxes, depreciation and amortization ("EBITDA"). Houlihan Lokey then compared the results of such analyses for the Comparable Public Companies to the corresponding results for the Company. Because of the lack of truly comparable companies due to the inherent differences between the business and size of the Company and the business and size of the Comparable Public Companies, Houlihan Lokey believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly made qualitative judgements regarding the differences between the Company and the Comparable Public Companies that would impact the value of the Company. Such qualitative and quantitative comparative analyses formed the basis for Houlihan Lokey's selection of multiples for the Company.

       Based upon an EBITDA of approximately $3.8 million for the Company for the latest twelve months and range of EBITDA multiples for the Comparable Public Companies of 6.9 to 11.4 times, with a median of 10.2 times, Houlihan Lokey calculated the implied firm value of the Company to be approximately $20.9 million.

       An alternative methodology was a "Discounted Cash Flow" analysis, in which Houlihan Lokey performed two analyses of the forecast and projection information provided by management of the Company for the years 1997 through 1999. The first analysis was a baseline scenario predicated upon conservative assumptions, while the second growth scenario incorporated more liberal assumptions regarding future business levels. Houlihan Lokey calculated a range of values based upon the net present value of the sum of the discounted stream of projected unleveraged free cash flows and the discounted projected terminal value of the Company based upon a range of growth rates.

       Based upon discount rates ranging from 15% to 17% and terminal growth rates ranging from 3% to 7%, Houlihan Lokey calculated the implied value of the Company to be approximately $20.9 million for the baseline scenario and $24.4 million for the growth scenario.

       Yet another methodology was a "Gordon Growth Model Abbreviated Discounted Cash Flow" analysis, which considered the current income stream generated by the Company, grew such income stream into perpetuity, and then discounted that stream to the present using a market based, risk adjusted discount rate.

       Based upon discount rates ranging from 15% to 17% and perpetuity growth rates ranging from 4% to 6%, Houlihan Lokey calculated the implied value of the Company to be approximately $19.0 million.

       Finally, Houlihan Lokey considered the public trading price of the Panatech Shares and Class B Warrants in their analysis.

       These analyses led Houlihan Lokey to reach a total invested capital conclusion of $20.7 million, to which the value of excess cash of $2.181 million was added and from which the value of options and Class B Warrants outstanding of $1.850 million was subtracted, resulting in an equity value conclusion for Panatech of $21.0 million, as there was no interest-bearing debt to be considered, or a minority equity value per share of $5.28 (based on 3,979,375 outstanding Panatech Shares).

       The aforementioned analyses required studies of the overall market, economic and industry conditions in which the Company operates, and the Company's operating results and distributions to the Securityholders. Research into, and consideration of, these conditions were incorporated into the analyses.


      In preparing the Opinion, Houlihan Lokey relied and assumed, without independent verification, upon the accuracy and completeness of all the financial and other information (including financial forecasts and projections) supplied or otherwise made available to it by Panatech, and that such information was reasonably prepared and reflected the best currently available estimates of the future financial results and conditions of Panatech and that there had been no material change in the assets, financial condition, business or prospects of Panatech since the date of the most recent financial statements provided to Houlihan Lokey. Houlihan Lokey did not make an independent appraisal of any of the properties or assets of Panatech. Houlihan Lokey's opinion is necessarily based on business, economic, market and other conditions as they existed and could be evaluated by them at the date of their Opinion.

      Houlihan Lokey did not and was not engaged or requested to initiate any discussions with third parties or to solicit any third-party indications with respect to a possible acquisition of Panatech. Furthermore, Houlihan Lokey did not and was not requested to negotiate the terms of the Merger Agreement or to advise Panatech with respect to alternatives with respect to the Merger, and Houlihan Lokey did not make any recommendations as to the form or amount of consideration to be paid. The terms of the Merger and Merger Agreement, including the form and amount of consideration, were determined on the basis of arm's-length negotiations between Panatech and Titan.


      In arriving at its opinion, Houlihan Lokey made its determination as to the fairness, from a financial point of view, of the Offered Consideration on the basis of the analyses described above. No restrictions or limitations were imposed by Panatech upon Houlihan Lokey with respect to the investigation made or the procedures followed in rendering its opinion. Houlihan Lokey's opinion is not intended to be and does not constitute a recommendation to any Securityholder as to whether to accept the consideration to be received by such Securityholder in connection with the Merger Agreement.



      Houlihan Lokey has advised Panatech that it used several methodologies to assess the fairness, from a financial point of view, of the Offered Consideration. In each of the analyses, the estimated value of a Securityholders' interest was lower than the Offered Consideration, leading Houlihan Lokey to conclude that the Offered Consideration is fair to the Securityholders from a financial point of view.


      The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey has advised Panatech that it did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgements as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or portions of this summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses undertaken by it in connection with the Opinion. Houlihan Lokey has advised Panatech that in its analyses, Houlihan Lokey made numerous assumptions with respect to Panatech, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Panatech. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION

      Immediately following the date on which the Merger Consideration has been finally determined (the "Payment Date"), Titan will deposit with U.S. Stock Transfer Corporation (the "Exchange Agent") a cash amount equal to the aggregate of the Merger Consideration for the Panatech Shares and the consideration payable to the holders of Panatech Class B Warrants (the "Warrants") pursuant to the Merger Agreement (the "Consideration"). As soon as practicable after the Effective Time, the Exchange Agent will mail to each holder of record of Panatech Shares and Warrants entitled to receive Consideration a letter of transmittal with instructions for the surrender of certificates representing such securities in exchange for such Consideration. Upon surrender of such certificates together with the duly completed and executed letter of transmittal and such other documents as the Exchange Agent may reasonably require, the Exchange Agent will deliver the Consideration payable with respect to such Panatech securities in accordance with the instructions in the letter of transmittal. No interest will be paid or will accrue on the cash payable upon the surrender of any certificates for Panatech Shares and Warrants.

      There will be no further transfers of Panatech Shares or Warrants on the transfer books of Panatech after the Effective Time.

      Any portion of the Consideration which remains undistributed after 120 days after the Payment Date will be returned to Panatech as the surviving corporation and holders of Panatech Shares and Warrants may thereafter look only to the surviving corporation as general creditors for the payment of Consideration. If any certificates for Panatech Shares and Warrants have not been surrendered prior to six years after the Payment Date (or immediately prior to such earlier date on which any payment in respect thereof would otherwise escheat to or become the property of any governmental entity), the Consideration payable in respect of such certificates will, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of all claims or interests of any person previously entitled thereto.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      In considering the recommendation of the Board of Directors with respect to the approval and adoption of the Merger Agreement and the transactions contemplated thereby, Panatech stockholders should be aware that certain directors and executive officers of Panatech have certain interests in the Merger that are different from, or in addition to, the interests of Panatech's stockholders generally.

      As contemplated by the Merger Agreement , Panatech's Board of Directors has taken action to cause all outstanding stock options to purchase Panatech Shares ("Panatech Options") to become exercisable in full as of the Effective Time. Joseph Elmaleh, Paul B. Rosenberg (the brother of Arthur J. Rosenberg, Chairman and President of Panatech) and James T. Stamas, non-employee directors of Panatech, each hold Panatech Options for 22,000 Panatech Shares exercisable at prices ranging from $1.75 to $4.00 per share, of which 13,250 will become exercisable as of the Effective Time as a result of the Merger Agreement. Robert
J. Perret, Jr., the President of ASM, holds 203,750 Panatech Options, with exercise prices ranging from $2.625 to $4.00 per share, all of which will become fully exercisable at the Effective Time as a result of the Merger Agreement. As contemplated by the Merger Agreement, all holders of Panatech Options have executed agreements with Panatech which provide that immediately prior to the Effective Time, each outstanding Panatech Option will be cancelled and after the Effective Time each optionee will receive a cash payment in an amount equal to the excess of the Merger Consideration over the exercise price of such Option, multiplied by the number of Panatech Shares subject to such Option. Messrs. Elmaleh, Paul Rosenberg and Stamas will each receive $98,500 and Mr. Perret will receive $655,625 in payment for their cancelled Panatech Options. See "THE MERGER AGREEMENT - Effect on Stock Options and Warrants."

      Arthur J. Rosenberg, Chairman and President, has an Employment Agreement with Panatech which will expire on March 31, 1997. Mr. Rosenberg has agreed to terminate such agreement concurrent with the Effective Time. The Employment Agreement entitles Mr. Rosenberg to a bonus equal to at least 30% but not more than 50% of his annual salary, with the exact amount to be determined by the Board of Directors. Consistent with the Board's practice each of the last three fiscal years, the Board has approved an $80,000 bonus for Mr. Rosenberg for the fiscal year ending March 31, 1997, equal to 50% of his annual salary, pro-rated to the Effective Time and payable on such date. Bonuses awarded to Mr. Rosenberg in prior fiscal years have been deferred and are held in a Rabbi Trust. Such trust will be terminated and the amount held in trust ($240,749 at September 30, 1996, including accrued bonus for the current fiscal year and interest) will be paid to Mr. Rosenberg on or prior to the Effective Time. The amounts of Mr. Rosenberg's current and deferred bonuses have been accrued as a current liability on Panatech's balance sheet and, accordingly, the payment of such amounts will not reduce the amount of Quick Assets at the Closing Date. See "THE MERGER - Merger Consideration."


      On or before the Effective Time, Paul B. Rosenberg, Joseph Elmaleh and James T. Stamas will each receive a bonus of $25,000 in recognition of their services and tenure as directors of Panatech; provided, however, that the amount of such bonus will be reduced pro-rata to the extent, if any, that Quick Assets do not exceed the Target Number. See "THE MERGER - Merger Consideration."

      On or before the Effective Time, Arthur Rosenberg will purchase for cash an automobile, a computer and certain office equipment and furniture from Panatech at the book value thereof, approximately $28,000.

      The Merger Agreement provides that for a period of at least six years from the Effective Time, Titan will indemnify Panatech's directors and officers in accordance with and subject to the provisions of Panatech's Articles of Incorporation and Bylaws as in effect prior to execution of the Merger Agreement. See "THE MERGER AGREEMENT - Indemnification of Directors and Officers." In addition, Panatech will purchase an insurance policy which provides coverage for all officers and directors of Panatech for events occurring prior to the Effective Time.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

      The following is a summary of certain United States federal income tax consequences of the Merger. EACH HOLDER OF PANATECH SHARES AND WARRANTS IS URGED TO CONSULT A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR OTHER TAX LAWS.

      The receipt of cash in exchange for Panatech Shares or Warrants pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. A holder of such securities will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between such holder's adjusted tax basis in the relevant security and the amount of cash received in exchange therefore. Such gain or loss will be capital gain or loss if such security is held as a capital asset and will be long term capital gain or loss if, at the Effective Time, such security was held for more than one year.

      The foregoing discussion may not apply to holders who acquired their Panatech Shares pursuant to the exercise of employee stock options or other compensation arrangement with the Company or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment.

                              THE MERGER AGREEMENT

      The following summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and attached hereto as Appendix A. Stockholders are urged to read the Merger Agreement in its entirety.

REPRESENTATIONS AND WARRANTIES

      The Merger Agreement contains various representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by each of Panatech, Titan and Merger Sub as to, among other things:
(i) their corporate organization, standing and power; (ii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (iii) the Merger Agreement's non-contravention of any agreement, law, charter or bylaw provision of such party and the absence of the need (except as specified) for governmental or third party consents to the Merger; and (iv) the accuracy of information supplied by such party for inclusion in this proxy statement. In addition, the Merger Agreement includes representations and warranties by Panatech as to, among other things: (i) the capitalization of Panatech and its subsidiaries; (ii) the interest of Panatech in its subsidiaries or other entities; (iii) the accuracy of Panatech's financial statements and filings with the Securities and Exchange Commission;
(iv) the absence of certain undisclosed liabilities; (v) the conduct of the business of Panatech in the ordinary and usual course and the absence of any material adverse change in the financial condition, assets, liabilities or business of Panatech since September 30, 1996; (vi) certain tax matters; (vii) the terms, existence, operations, liabilities and compliance with applicable laws of Panatech's benefit plans and certain other matters relating to the Employee Retirement Income Security Act of 1974, as amended; (viii) the absence of pending or threatened litigation, except as disclosed; (ix) certain contracts and commitments; (x) ownership of and rights to use certain intellectual property; (xi) the nature and existence of liens, insurance, personal property and real property of Panatech; (xii) possession of required governmental permits and compliance with applicable laws, including environmental laws and related matters; (xiii) relations with employees, customers, vendors, distributors and representatives, and transactions with officers and directors; and (xiv) product safety matters.

BUSINESS OF PANATECH PENDING THE MERGER

      Panatech has agreed that, among other things, until the Effective Time, except as permitted by Titan and Merger Sub, Panatech will conduct its business in the usual and ordinary course consistent with past practice and it will seek to preserve its current business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers and others having business dealings with it. Panatech has further agreed that, except with the consent of Titan and Merger Sub, or as otherwise permitted pursuant to the Merger Agreement, until the Effective Time, Panatech will refrain from taking certain actions with respect to, among other things, its securities, the payment of extraordinary dividends, employee compensation and benefits, corporate existence, litigation, insurance, capital expenditures, assets, indebtedness, material agreements and material transactions.

EFFECT ON STOCK OPTIONS AND WARRANTS


      At the Record Date, Panatech had outstanding 620,175 Class B Warrants
(the "Warrants") which were issued in accordance with the terms of a Warrant Agreement dated as of March 17, 1983, between Panatech and U.S. Stock Transfer Corporation as Warrant Agent. Each Warrant is exercisable for one Panatech Share at $5.00 per share. By resolution of the Board of Directors on May 17, 1996, the expiration date of the Warrants was extended to June 30, 1997. The Warrant Agreement provides that in the case of any merger of Panatech with or into another corporation, as a condition to such merger, Panatech must file at the corporate trust office of the Warrant Agent an agreement which makes lawful and adequate provision for the holders of Warrants to receive on exercise of the Warrants after such merger, the same kind and amount of property which would have been received had such Warrants been immediately exercised prior to such merger. In accordance with the terms of the Warrant Agreement, Panatech has filed an executed copy of the Merger Agreement with the Warrant Agent.


      The Merger Agreement provides that upon the surrender of certificates representing the Warrants (see "THE MERGER - Exchange of Certificates for Merger Consideration") the holders of the Warrants shall be entitled to receive in cash an amount equal to the excess of the Merger Consideration per share over the exercise price per share of the Warrants, multiplied by the number of Panatech Shares issuable pursuant to such Warrants (the "Warrant Consideration"). As of the Effective Time, each holder of Warrants will have no right to exercise such Warrants for Panatech Shares, but shall have solely the right to receive payment of the Warrant Consideration, without interest.


      As of the Record Date, Panatech had outstanding Panatech Options to purchase an aggregate of 330,750 Panatech Shares, all of which will be fully exercisable immediately prior to the Effective Time. Panatech has obtained from each holder of Panatech Options an agreement to cancel his Panatech Options immediately prior to the Effective Time in consideration for a cash payment after the Effective Time in an amount equal to the excess of the Merger Consideration per share over the exercise price of his Panatech Options, multiplied by the number of Panatech Shares subject to such Options.

NO SOLICITATION

      Panatech has agreed that, without the prior written consent of Titan, prior to the Effective Time, Panatech will not initiate the direct and active solicitation of any other party (other than Titan and Merger Sub) for a proposal that such other party merge with, consolidate, or acquire the capital stock or substantially all of the assets of Panatech or any of its subsidiaries (an "Acquisition Transaction"); provided, however, that if Panatech, without direct and active solicitation, receives from any other party (other than Titan of Merger Sub) a proposal with respect to an Acquisition Transaction, then Panatech shall be entitled to respond thereto in all appropriate ways consistent with the fiduciary duties of the directors of Panatech. Panatech has also agreed to advise Titan of the receipt by it of any proposal from any other party concerning an Acquisition Transaction.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Titan has agreed to indemnify persons who served as directors, officers and agents of Panatech on or before the Effective Time in accordance with and subject to the provisions of Panatech's Articles of Incorporation and Bylaws as in effect prior to the execution of the Merger Agreement for a period of not less than six years (or the period of the applicable statute of limitations, if longer) with respect to matters occurring on or prior to the Effective Time.

CONDITIONS TO THE MERGER

      It is a condition to the obligations of Panatech, on the one hand, and Titan and Merger Sub, on the other hand, under the Merger Agreement that the following conditions be satisfied or waived: (i) the representations and warranties of each party to the other shall be true and correct in all material respects as of the Closing Date; (ii) the other party shall have performed and complied in all material respects with all covenants, agreements and conditions contained in the Merger Agreement required to be performed by or complied with by it on or prior to the Closing Date; (iii) the other party shall have taken all corporate and other proceedings and obtained all consents required in connection with the transactions contemplated by the Merger Agreement; (iv) each party shall have received from the other a written opinion of such other party's counsel as to certain matters; (v) there shall be no action or proceeding pending or threatened or any statute, rule, regulation, executive order, decree or injunction by any court or governmental authority restraining or preventing the consummation of the transactions contemplated by the Merger Agreement; (vi) all necessary governmental consents or authorizations required in connection with the transactions contemplated by the Merger Agreement shall have been received;
(vii) the Merger Agreement shall have been approved by Panatech's stockholders to the extent required by Nevada law; and (viii) each party shall have delivered to the other party certain required certificates and other documents. The obligations of Titan and Merger Sub are also subject to the conditions that (i) no change which has a material adverse effect on the condition (financial or otherwise) or earnings of Panatech shall have occurred prior to the Closing Date; (ii) Panatech and its subsidiaries shall have maintained their insurance coverage in full force and effect; and (iii) Titan shall be reasonably satisfied with Panatech's relationships with its customers, vendors and distributors.

AMENDMENT/TERMINATION

      The Merger Agreement may be amended by an instrument in writing signed by each of Titan, Merger Sub and Panatech.

      The Merger Agreement may be terminated at any time prior to the Closing, notwithstanding stockholder approval, by the mutual consent of Titan and Panatech. The Merger Agreement may also be terminated by action of either Panatech or Titan if (i) the Merger has not been consummated by July 1, 1997;
(ii) the approval of Panatech's stockholders is not obtained; (iii) any court of competent jurisdiction or governmental body in the United States has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable if the party seeking to terminate the Merger Agreement has used its best efforts to remove or lift such order, decree or ruling; or (iv) any of the conditions to such party's obligations under the Merger Agreement have not been met prior to June 4, 1997.

      The Merger Agreement may be terminated by Titan if at any time prior to the Effective Time, (i) Panatech enters into a letter of intent or definitive agreement to enter into any Acquisition Transaction, (ii) the Board of Directors of Panatech withdraws, modifies or changes its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to Titan or Merger Sub, (iii) the Board of Directors recommends to the stockholders of Panatech any Acquisition Transaction or (iv) the Board of Directors of Panatech resolves to do any of the foregoing.

      The Merger Agreement may be terminated by action of the Board of Directors of Panatech at any time prior to the Effective Time if the Board of Directors determines in good faith on the advice of counsel that its fiduciary duties require it to approve an Acquisition Transaction.

      In the event of the termination of the Merger Agreement, no party (or any of its directors or officers) will have any liability or further obligation to any other party, except with respect to certain confidentiality requirements as provided in the Merger Agreement and the payment of fees and expenses. Nevertheless, each party to the Merger Agreement will remain liable for any breach or violation thereof prior to such termination.

FEES AND EXPENSES


      Panatech and Titan will each pay their own expenses in connection with the Merger Agreement whether or not the Merger is consummated. If the Merger Agreement is terminated for any reason described in the third and fourth paragraphs under "Amendment/Termination" above, Panatech has agreed to pay Titan a fee equal to $994,843.75 on the earlier of 90 days from the date of such termination or the date of the closing of an Acquisition Transaction. The fee payable to Titan was determined on the basis of arms-length negotiations and represents $.25 per Panatech Share outstanding at November 5, 1996, or 3.57% of the $7.00 Merger Consideration payable for the Panatech Shares, without taking into account the consideration payable for cancellation of the Panatech Options or Warrants.

                              BUSINESS OF PANATECH

BUSINESS


      Panatech conducts its business principally through a wholly owned subsidiary, ASM Company, Inc. ("ASM"), which was acquired by the Company in 1989. ASM designs, manufactures, markets and sells engineered accessories for airless spray systems, which are today the most favored technology for the volume application of paints and other coating materials. An airless sprayer consists of a pump (the "airless pump") which forces paint, coatings or other viscous fluids at high pressures (2000 - 6000 psi), through a hand-controlled valve (the "airless spray gun") which incorporates a tungsten carbide nozzle with a specially designed orifice (the "spray tip"). As the fluid is forced through the spray tip, it is dispersed by a pressure gradient into a fan-shaped pattern of fine droplets. The spray patterns and flow rates differ according to the application.



      ASM produces a complete line of airless spray guns, spray tips and related accessories. It neither manufactures nor sells airless pumps. The Company has been particularly prominent in the development of reversing spray tips which can be cleaned quickly without disassembling the airless spray gun. The ASM QUICK-CHANGE TIP, MAXI-TIP and, more recently, the ZIP-TIP have gained wide acceptance in the industry. The ZIP-TIP, which is ASM's primary product, is the subject of a patent dispute in which ASM has charged a competitor with infringement. See "Legal Proceedings" below. ASM's spray tips can be used with all models of airless spray guns made by ASM and its principal competitors. Despite the extreme hardness of the tungsten carbide nozzle, the orifice wears with use, and spray tips must be replaced frequently to control the flow dynamics and to mitigate the corrosive effects of particulate suspensions under high pressure gradients.


     Other ASM products include the ASM-300, the ASM-400, the PRO-5 and the PRO-6 spray guns, the wrenchless HAND-TIGHT assembly system, various extension poles, non-reversible spray tips, and miscellaneous accessories.


      ASM's principal marketing approach is to sell its airless spraying accessories to retail stores or chains which service the after-market needs of painting contractors. These products are sold primarily under the ASM brand name, but in some cases are private-labeled under the name of the retailer. Related tiers of retail distribution involve rental stores and warehouse distributors, both of which are effective in providing service to smaller customers, and master distributors, which are particularly suited to foreign sales. In addition, ASM sells it products to original equipment manufacturers of airless pumps who combine the two product lines to create airless spraying systems for sale through distribution channels which ASM cannot service economically. In some instances, these customers have contracted with ASM to design, manufacture and private-label special airless spray products based on ASM technology for them to offer with both their system sales and their after-market sales.

      ASM's airless spraying accessories are sold through more than 7,500 retail outlets in North America, Europe, Australia and the Pacific Rim. Many of these outlets are members of national or regional chains, such as ICI Paints North America (formerly known as the Glidden Company), the Sherwin-Williams Company, and the Dunn-Edwards Company. At March 31, 1996, approximately 54% of ASM's accounts receivable were related to three customers, each of which accounted for 12% to 35% of annual sales. These three customers accounted for approximately 62% of accounts receivable at March 31, 1995. The loss of any of these customers would have a material adverse effect on the Company's business. (See Note 1 of Notes to Consolidated Financial Statements - Concentration of Credit Risk).

     ASM sales are made against individual purchase orders or volume purchase agreements. ASM generally fills most of its orders within one to three working days of receipt, so therefore its backlog is not a meaningful indicator of future sales.


      ASM's foreign sales represented 13% and 15%, respectively, of fiscal 1996 and 1995 sales. Foreign sales are made under specific purchase orders in U. S. dollars. They are made on open account, if insured by the U. S. Ex-Im Bank, or on a prepayment basis, if not insured. All products are manufactured in the United States and sold to master distributors and agents overseas who hold the products in inventory for redistribution in their local markets.


     All ASM products are designed and prototyped in-house. Virtually all manufacturing is performed in-house on a variety of machine tools. Raw materials, such as tungsten carbide, steel, aluminum, brass and commodity plastics, and certain components made therefrom, are available from many sources. All ASM products are subjected to extensive testing before shipment.

     Although the airless spray industry is a relatively mature market and thus not subject to rapid technological change, ASM conducts research and development to improve the quality and ergonomics of its present product line, to develop new products which can better serve the customer's functional needs, and to achieve cost reductions through innovative product designs and manufacturing techniques.

      ASM is constantly developing proprietary new products, many of which are the subject of issued or pending patents. These patents, as well as the Company's trademarks, are an integral part of ASM's market position. As a matter of policy, therefore, the Company vigorously defends its patents and trademarks against possible infringement. ASM owns eighteen U.S. patents covering features of its reversing spray tips and airless spray guns, and several other U.S. patents are pending. The three U.S. patents relating to ASM's primary product, the ZIP-TIP, expire in 2001 and 2013. ASM also has three foreign patents on the ZIP-TIP with several more pending. See "Legal Proceedings" below.

     Management believes that the competitive position of ASM depends not only on such patents, but also on other significant factors, such as the performance history of its products, its established position in the marketplace, and its manufacturing know-how. ASM's major competitors are Graco, Inc. and Titan Tool, Inc.(a wholly owned subsidiary of Titan), which are the dominant suppliers of airless pumps and accessories to the industry. These companies have substantially greater financial, manufacturing and marketing resources than ASM.

     The principal competitive factors in the industry are product performance and special sales promotions which are made periodically during the year. ASM believes that it competes favorably in both these areas. ASM has a rebate program as a sales incentive, in which customers are given non-refundable rebate certificates based upon total volume of purchases during the fiscal year. See
Note 1 of Notes to Consolidated Financial Statements.

     At September 30, 1996, ASM had 104 full-time personnel, consisting of 15 in administration, 6 in sales, and 83 in manufacturing.

PROPERTIES

     ASM occupies a 20,000 square foot building in Orange, California. The building is leased under a three-year net lease which expires October 1, 1997 at an annual rent of approximately $108,000.

LEGAL PROCEEDINGS

     ASM is involved in various legal proceedings in the ordinary course of its business. The Company believes that ASM has sufficient insurance coverage, and that the ultimate outcome of these proceedings will not have a materially adverse effect on its financial condition or operating results.

     In April 1995, ASM filed a lawsuit in the United States District Court for the Central District of California against Titan Tool, Inc.(a wholly owned subsidiary of Titan), claiming that a new product recently introduced into the marketplace by Titan Tool infringes three patents relating to ASM's primary product, the ZIP-TIP. Thereafter, Titan Tool answered and filed certain cross-claims against ASM. In September 1995, the parties agreed to dismiss all claims against each other for financial damages and to submit all patent issues to final and binding arbitration before a single arbitrator. The arbitration hearing was held in February and March 1996. Prior to receipt of the arbitrator's decision on the patent dispute, the parties entered into settlement discussions which culminated in the execution of the Merger Agreement. See "THE MERGER - Background of the Merger."



     If the Merger is not consummated and the parties do not agree to settle their dispute, the arbitrator will render his decision. The Company believes that an adverse result in this arbitration could adversely affect its plans to build market share for this product line over the next three to five years because it will face direct competition in its primary product line from Titan Tool and others who have substantially greater market share and resources that does the Company.

                          MARKET PRICES OF COMMON STOCK

     The Panatech Shares are traded on the Nasdaq National Market under the symbol PNTC. The following table shows the high and low closing sale prices of the Panatech Shares as quoted on NASDAQ for the periods indicated, and dividends paid during such periods.




Quarter Ended                       High             Low           Dividend Paid
-------------                       ----             ---           -------------
June 30, 1994                     $ 3 3/8          $ 2 1/4             $ --

September 30, 1994                  3 1/8            1 3/4               --

December 31, 1994                   2 1/2            1 3/4               --

March 31, 1995                      3 1/8            1 3/4               --

June 30, 1995                       5 7/8            2 3/4              .05

September 30, 1995                  8 3/4            5                   --

December 31, 1995                   7 1/2            3 7/8              .075

March 31, 1996                      4 3/4            2 7/8               --

June 30, 1996                       5 7/8            3 1/8              .10

September 30, 1996                  5 1/8            3 5/8               --

December 31, 1996                   6 1/2            4 3/8              .10




      On November 4, 1996, the last trading day before the public announcement of the execution of a letter of intent between Panatech and Titan with respect to the proposed Merger, the reported closing sale price per Panatech Share was $4.50. On January ___, 1997, a recent trading day prior to the date of this Proxy Statement, the reported closing sale price per Panatech Share was $_______.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS


THREE AND SIX MONTH PERIODS ENDED SEPTEMBER 30, 1996 COMPARED TO SEPTEMBER 30, 1995

     For the three months ended September 30, 1996, the Company had sales of $3,158,000, an increase of $132,000, or 4%, over the same quarter a year ago, reflecting increased product shipments. Gross profit was 59.9% of sales compared to 57.2% of sales in last year's second quarter, largely due to the higher sales volume. Selling, general and administrative expenses were $872,000, or 27.6% of sales, compared to $854,000, or 28.2% of sales last year. Operating income was $961,000 compared to $817,000 in the year-earlier quarter, mainly due to the greater gross profit generated by sales.

     For the three months ended September 30, 1996, interest income was $31,000 compared to $30,000 last year with similar interest rates available on about the same amount of investment. Income before income taxes rose to $982,000 from $831,000, a gain of 18%. The provision for income taxes was $409,000 compared to $337,000 last year. Therefore, net income was $572,000, or $.14 per share, compared to $494,000, or $.12 per share, last year. This was an increase of 16%. In 1996, average shares outstanding were 4,061,000 shares compared to 4,190,000 last year.

     For the six months ended September 30, 1996, the Company had sales of $5,959,000, a decrease of $322,000, or 5.1%, from the same period a year ago, partially reflecting large stocking orders for a new marketing channel opened by a major OEM customer in the first quarter of the previous fiscal year. Gross profit was 58.9% of sales compared to 58.6% of sales in last year's six month period, largely due to the lower volume. Selling, general, and administrative expenses were $1,722,000, or 28.9% of sales, compared to $1,820,000, or 29.0% of sales last year, with reductions being made to compensate for lower sales. Operating income was $1,665,000 compared to $1,740,000 in the year-earlier period, mainly due to the lower gross profit generated by sales.

     For the six months ended September 30, 1996, interest income was $65,000 compared to $59,000 last year principally due to higher levels of investment in the money markets. Interest expense was $20,000 compared to $46,000 in last year's six month period mainly due to the payment last year of the outstanding balance of long-term debt.

     Income before income taxes declined 2.5% from $1,753,000 in the six months ended September 30, 1995 to $1,710,000 in the six months ended September 30, 1996. The provision for income taxes was $714,000 compared to $728,000 last year. Therefore, net income was $996,000, or $.25 per share, in the six months ended September 30, 1996, compared to $1,025,000, or $.26 per share, in the six months ended September 30, 1995. In 1996, average shares outstanding were 4,055,000 shares compared to 4,005,000 last year.

     Notes 6 and 7 of Notes to Consolidated Financial Statements are hereby incorporated herein by reference.

FISCAL 1996 COMPARED TO FISCAL 1995

     In the fiscal year ended March 31, 1996, the Company had sales of $11,325,000, an increase of 13% over the $10,002,000 reported in the previous fiscal year. Price increases accounted for 3% of the gain, while the remaining 10% was attributable largely to growing domestic sales of ASM's spray tip product line. Foreign sales were approximately $1,500,000 in fiscal 1996 and fiscal 1995, or 13% and 15% of total sales, respectively. Foreign sales are made in U. S. dollars and are therefore not subject to foreign currency exchange rate risk.

     While the sales increase in fiscal 1996 was $1,300,000, up 13%, over the prior year, the increase in fiscal 1995 had been $3,000,000, or 43% higher than fiscal 1994. Approximately half of the increase in fiscal 1995 reflected large initial stocking orders, or "pipeline filling" into ASM's new wholesale channels of distribution. These orders, which only partly resulted in immediate end-user sales, were shipped primarily in the last two quarters of fiscal 1995, i.e., those ended December 31, 1994 and March 31, 1995, and in the first quarter of fiscal 1996, ended June 30, 1995. In the rest of fiscal 1996, ASM's new wholesale customers adjusted their inventory levels to match both the actual part-by-part demands of their retail customers and their overall sales volume. Consequently, ASM's sales to these wholesalers in the latter part of fiscal 1996 more accurately reflected end-user demand. One effect of these events was to have temporarily distorted the normal seasonal pattern of ASM sales in which shipments are historically strongest in the June and September quarters, and lowest in the December and March quarters.

     The results in fiscal 1996 reflected a return to normal seasonality patterns such as a fourth quarter slowdown which was affected by extreme weather conditions in many parts of the country during the winter months.

     Cost of sales was $4,529,000, or 40.0% of sales, in fiscal 1996 compared to $4,183,000, or 41.8% of sales, in the prior year. The decrease in cost of sales as a percentage of sales was due principally to greater unit shipments in fiscal 1996. Labor costs were essentially unchanged, while material costs declined mainly due to more efficient buying resulting from larger quantity purchasing. Gross profit was $6,796,000 in fiscal 1996, 16.8% higher than the $5,819,000 generated in 1995, principally due to the higher sales volume.

     Selling, general, and administrative expenses were $3,800,000 in fiscal 1996 compared to $3,687,000 in fiscal 1995, an increase of 3.1%. Included in fiscal 1996 expenses was $565,000 of legal expenses incurred in connection with the patent arbitration with Titan Tool. See "BUSINESS OF PANATECH - Legal Proceedings". In fiscal 1995, the Company incurred $471,000 of expenses as the final obligation in connection with the 1989 acquisition of ASM.

     Interest income increased by $60,000 in fiscal 1996, mainly due to income on proceeds from the exercise of 251,325 Warrants between August and October 1995. In fiscal 1995, royalty income from the fiscal 1991 sale of a business was $218,000, including a one-time final payment of $120,000. There were no such payments in fiscal 1996. (See Note 6 of Notes to Consolidated Financial Statements).

     Interest expense was $62,000 in fiscal 1996 compared to $141,000 last year. The Company prepaid the entire remaining balance of its ASM acquisition-related bank debt in July 1995.

     In fiscal 1996, the Company had a consolidated pretax profit of $2,829,000 compared to $2,021,000 in fiscal 1995, an increase of 39.9%. Net income in fiscal 1996 was $1,641,000, compared to $1,122,000, last year, an increase of 46%. Average shares outstanding were 4,021,000 in fiscal 1996 compared to 3,568,000 in fiscal 1995, an increase of 12.7%. The increase was due to the exercise during the year of Warrants and stock options. Therefore, earnings per share increased from $.31 in fiscal 1995 to $.41 in fiscal 1996, a gain of 32.2%, at a lesser rate than the 46% gain in net income in fiscal 1995 over fiscal 1994.

LIQUIDITY AND CAPITAL RESOURCES

     At September 30, 1996, the Company had cash and cash equivalents of $3,012,000, working capital of $6,343,000, and no debt. ASM also has a $1,000,000 revolving credit facility under which no amounts were outstanding at September 30, 1996. Future capital equipment requirements are not material. Management believes that its resources are sufficient to finance its operations for at least the next twelve months.

      On April 11, 1995, the Company commenced a semi-annual cash dividend program. Initially, the dividend was $.05 per share, and has been increased to $.075 and then $.10 per share. The semi-annual dividend requirements are presently approximately $796,000 per year.

     At September 30, 1996, the Company had outstanding 620,175 Warrants. Each Warrant is exercisable for one Panatech Share at $5.00 per share. During the year ended March 31, 1996, Warrants for 251,325 shares were exercised, for a total of $1,257,000. In the six months ended September 30, 1996, 2,200 Warrants were exercised for a total of $11,000. The Warrants expire on June 30, 1997.

                            OWNERSHIP OF COMMON STOCK

      The following table sets forth certain information with respect to the beneficial ownership of the Panatech Shares as of the Record Date, by (i) each person known by the Company to be the beneficial owner of more than 5% of the Panatech Shares, (ii) each executive officer and director, and (iii) all executive officers and directors as a group.



                                                       NUMBER OF    PERCENTAGE
                  NAME*                                 SHARES      OWNERSHIP
                  -----                                ---------    ----------
Arthur J. and Naomi C. Rosenberg                     702,150           17.6%
P.O. Box 23160
Albuquerque, NM  87192

Joseph Elmaleh                                        22,000(1)          **

Paul B. Rosenberg                                     78,500(1)(2)      1.9%

James T. Stamas                                       47,000(1)          **

Robert J. Perret, Jr.                                287,100(3)         6.8%

All executive officers and
directors as a group (5 persons)                   1,136,750(4)        26.7%



  *   Includes addresses of 5% or more stockholders.

 **   Less than one percent.

(1) Includes 22,000 shares subject to Panatech Options which are exercisable within 60 days.

(2)   Includes 1,000 shares subject to Warrants.

(3) Includes 203,750 shares subject to Panatech Options which are exercisable within 60 days.

(4)   See Notes (1) through (3).

      As of the Record Date, Panatech's directors and executive officers beneficially owned, in the aggregate, 866,000 Panatech Shares (excluding shares issuable upon the exercise of Panatech Options and Warrants), representing approximately 22% of the outstanding Panatech Shares, and no Panatech Shares were beneficially owned by Titan or Merger Sub. To the knowledge of Panatech, its directors and executive officers intend, but are not obligated, to vote their Panatech Shares for the approval and adoption of the Merger Agreement.

                         INDEPENDENT PUBLIC ACCOUNTANTS

      Arthur Andersen LLP serves as the Company's independent public accountant. A representative of Arthur Andersen LLP will be present at the Special Meeting to answer questions by stockholders and will have the opportunity to make a statement if so desired.

                  PANATECH RESEARCH AND DEVELOPMENT CORPORATION
                        CONSOLIDATED FINANCIAL STATEMENTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors and Shareholders
of Panatech Research and Development Corporation

         We have audited the accompanying consolidated balance sheet of Panatech Research and Development Corporation and Subsidiary as of March 31, 1996 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Panatech Research and Development Corporation and Subsidiary as of March 31, 1996, and the results of their operations and their cash flows for each of the two years in the period then ended, in conformity with generally accepted accounting principles.


                                                  ARTHUR ANDERSEN LLP


Albuquerque, New Mexico
May 21, 1996

                  PANATECH RESEARCH AND DEVELOPMENT CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                     ASSETS


                                                                                                 March 31,         September 30,
                                                                                                   1996                1996
                                                                                                 ---------         --------------
                                                                                                                     (unaudited)
Current assets:
         Cash and cash equivalents                                                                 $ 3,046               $ 3,012
         Accounts receivable, less allowances of
             $144 at 3/31/96 and 9/30/96 (unaudited)                                                 2,240                 2,194
         Inventories                                                                                 1,478                 1,677
         Prepaid expenses                                                                              136                   116
         Deferred income tax asset                                                                     197                   197
                                                                                                   -------               -------
                  Total current assets                                                               7,097                 7,196

Property, plant and equipment, net                                                                     913                   888

Covenants not to compete, net of amortization of $1,393 at
         3/31/96 and $1,500 at 9/30/96 (unaudited)                                                     107                   ---
Cost of purchased business in excess of net assets acquired, net of
         amortization of $148 at 3/31/96 and $162 at 9/30/96 (unaudited)                               940                   926
Other assets                                                                                           177                   195
                                                                                                   -------               -------
                  Total assets                                                                     $ 9,234               $ 9,205
                                                                                                   =======               =======

                                   LIABILITIES

Current liabilities
         Accounts payable                                                                          $   233               $   146
         Income taxes payable                                                                           31                    22
         Accrued payroll and benefits                                                                  662                   382
         Other accrued expenses                                                                        524                   303
                                                                                                   -------               -------
                  Total liabilities                                                                  1,450                   853

                              SHAREHOLDERS' EQUITY


Common   Stock, par value $.01 per share - authorized 20,000,000 shares;
         outstanding 3,987,175 at 3/31/96 and 3,982,375 at
         9/30/96 (unaudited)                                                                            40                    40
Additional paid-in capital                                                                           8,951                 8,922
Accumulated deficit                                                                                 (1,207)                 (610)
                                                                                                   -------               -------
                  Total shareholders' equity                                                         7,784                 8,352
                                                                                                   -------               -------
Total liabilities and shareholders' equity                                                         $ 9,234               $ 9,205
                                                                                                   =======               =======


The accompanying notes are an integral part of these consolidated financial statements.

                  PANATECH RESEARCH AND DEVELOPMENT CORPORATION

                        CONSOLIDATED STATEMENTS OF INCOME
                  (dollars in thousands except per share data)


                                                                   Years Ended                Six Months Ended
                                                                     March 31,                  September 30,
                                                             ----------------------        --------------------
                                                                1995           1996           1995         1996
                                                             -------        -------        -------      -------
                                                                                                 (unaudited)
Net sales                                                    $10,002        $11,325        $ 6,281      $ 5,959
Cost of sales                                                  4,183          4,529          2,600        2,451
Gross profit                                                   5,819          6,796          3,681        3,508
Selling, general and administrative expense                    3,687          3,800          1,820        1,722
Amortization                                                     266            243            121          121
                                                             -------        -------        -------      -------
                                                               8,136          8,572          4,541        4,294
                                                             -------        -------        -------      -------
Operating income                                               1,866          2,753          1,740        1,665

Other income (expense)
         Interest income                                          78            138             59           65
         Interest expense                                       (141)           (62)           (46)         (20)
         Royalty income                                          218            ---            ---          ---
                                                             -------        -------        -------      -------
Income before income taxes                                     2,021          2,829          1,753        1,710

Income tax provision                                            (899)        (1,188)          (728)        (714)
                                                             -------         ------        -------      -------
Net income                                                   $ 1,122        $ 1,641        $ 1,025      $   996
                                                             =======        =======        =======      =======

Earnings per common share - primary and fully diluted        $   .31        $   .41        $   .26      $   .25
                                                             =======        =======        =======      =======

Weighted average shares outstanding                            3,568          4,021          4,005        4,055
                                                             =======        =======        =======      =======


The accompanying notes are an integral part of these consolidated financial statements.

                  PANATECH RESEARCH AND DEVELOPMENT CORPORATION

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                             (dollars in thousands)


                                                                                                                       Total
                                                          Common Stock          Additional         Accumulated      Shareholders'
                                                         $.01 Par Value      Paid- in Capital        Deficit            Equity
                                                       ------------------    ----------------      -----------      -------------
                                                       Shares      Amount
                                                       ------      ------
Balance, March 31, 1994                                 3,545       $  35            $ 7,540          $  (3,489)          $ 4,086

Repurchase and cancellation of common stock               (11)        ---                (25)               ---               (25)
Exercise of stock options                                 158           2                256                ---               258
Net income                                                ---         ---                ---              1,122             1,122
                                                       ------       -----            -------              -----             -----
Balance, March 31, 1995                                 3,692       $  37            $ 7,771          $   (2367)          $ 5,441

Repurchase and cancellation of common stock               (32)        ---               (141)               ---              (141)
Exercise of stock options                                  76           1                 66                ---                67
Exercise of warrants                                      251           2              1,255                ---             1,257
Cash dividends paid                                       ---         ---                ---              (481)              (481)
Net income                                                ---         ---                ---              1,641             1,641
                                                       ------       -----            -------           --------           -------
Balance, March 31, 1996                                 3,987       $  40            $ 8,951           $ (1,207)          $ 7,784

Repurchase and cancellation of
    common stock (unaudited)                              (13)        ---                (43)               ---               (43)
Exercise of stock options (unaudited)                       6         ---                  3                ---                 3
Exercise of warrants (unaudited)                            2         ---                 11                ---                11
Cash dividends paid (unaudited)                           ---         ---                ---               (399)             (399)
Net income (unaudited)                                    ---         ---                ---                996               996
                                                       ------       -----            -------           --------           -------
Balance, September 30, 1996 (unaudited)                 3,982       $  40            $ 8,922           $   (610)          $ 8,352
                                                       ======       =====            =======           ========           =======



The accompanying notes are an integral part of these consolidated financial statements.

                  PANATECH RESEARCH AND DEVELOPMENT CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)



                                                                                            Years Ended           Six Months Ended
                                                                                              March 31,              September 30,
                                                                                          ----------------        -----------------
                                                                                          1995        1996         1995        1996
                                                                                          ----        ----         ----        ----
                                                                                                                    (unaudited)
CASH FROM OPERATIONS
     Net income                                                                         $1,122      $1,641       $1,025      $  996
     Adjustments to reconcile net income to net cash provided by operations
         Provisions for uncollectible accounts                                              98          67           49        ---
         Amortization                                                                      266         243          121         121
         Depreciation                                                                      133         158           77         101
     Changes in current assets and liabilities
         (Increase) decrease in receivables                                             (1,082)         36          264          46
         (Increase) in inventories                                                        (178)       (591)        (156)       (199)
         (Increase) decrease in prepaid expenses                                           122         (11)         (89)         20
         (Increase) in deferred tax asset                                                  (88)        (71)         ---         ---
         Increase (decrease) in  accounts payable and other accrued expenses               (57)        364          241        (586)
         Increase (decrease) in income taxes payable                                       671        (765)        (710)         (9)
         (Increase) in other assets                                                        (35)        (33)         (15)        (18)
                                                                                        ------      ------       ------       -----
     Net cash provided by operations                                                       972       1,038          807         472

CASH FLOW FROM INVESTING ACTIVITIES
     Capital expenditures                                                                 (198)       (546)        (111)        (76)

CASH FLOW FROM FINANCING ACTIVITIES
     Payment of note payable                                                              (750)     (1,050)      (1,050)        ---
     Exercise of stock options                                                             258          67                      ---
     Exercise of warrants                                                                  ---       1,257        1,202          14
     Purchase and cancellation of common stock                                             (25)       (141)         ---         (45)
     Dividends paid to shareholders                                                        ---        (481)        (185)       (399)
                                                                                         -----      ------       ------       -----
         Cash used by financing activities                                                (517)       (348)         (33)       (430)

Net increase in cash                                                                       257         144          663         (34)
Beginning balance - cash and cash equivalents                                            2,645       2,902        2,902       3,046
                                                                                        ------      ------       ------      ------
Ending balance - cash and cash equivalents                                              $2,902      $3,046       $3,565      $3,012
                                                                                        ======      ======       ======      ======

SUPPLEMENTAL INFORMATION
     Interest paid                                                                     $   116     $    32      $    59         ---
     Taxes paid                                                                        $   285     $ 2,066      $ 1,439    $    727
                                                                                        ======       =====        =====      ======


The accompanying notes are an integral part of these consolidated financial statements.

                  PANATECH RESEARCH AND DEVELOPMENT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (including notes applicable to unaudited periods)

1.   Nature of Business and Significant Accounting Policies

         Nature of Business

         Panatech Research and Development Corporation ("Panatech" or the "Company") was incorporated in Nevada in 1981. Panatech conducts its business principally through a wholly owned subsidiary, ASM Company, Inc. ("ASM"). ASM, which was acquired by the Company in 1989, manufactures and sells precision engineered accessories for high pressure, airless paint spraying equipment used by industrial, commercial and residential paint contractors.

         Principles of Consolidation

         The consolidated financial statements include the accounts of Panatech and ASM. All material intercompany balances and transactions have been eliminated in consolidation. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Interim Financial Information

         The financial statements at September 30, 1996 and for the six months ended September 30, 1995 and 1996 are unaudited, but include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a consistent presentation of the financial position at such dates and the operating results, shareholders' equity and cash flow for those periods. Results for interim periods are not necessarily indicative of results to be expected for the entire year.

         Cash Equivalents

         Cash equivalents are carried at cost, which approximates market value. Highly liquid money market and debt instruments are considered to be cash equivalents when purchased with an original maturity of 90 days or less.

         Inventories

         Inventories are carried at the lower of cost or market value on an average cost basis.

         Property, Plant and Equipment

         Property, plant and equipment are stated at cost. Additions and major improvements are capitalized, and repairs, maintenance, and minor improvements are charged to expense as incurred. When

                  PANATECH RESEARCH AND DEVELOPMENT CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                (including notes applicable to unaudited periods)





1.   Nature of Business and Significant Accounting Policies (continued)

properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts. Gains or losses from retirements and disposals are credited or charged to income. Depreciation is computed primarily using the straight line method over the following useful lives:


                                                                  Years
                                                              -------------
         Leasehold improvements                               Life of lease
         Vehicles                                                   4
         Office furniture and equipment                           3 - 7
         Machinery and equipment                                 5 - 10

         Amortization

         The Company amortizes covenants not-to-compete over seven years, the life of the covenant, and cost of purchased business in excess of net assets acquired over forty years. These assets were valued at estimated fair value at date of acquisition, and are amortized on a straight line basis. At each quarter end, management assesses the performance, growth, market and competitive outlook of the business acquired to determine if there has been any permanent impairment. As a result of this assessment, management has determined that the recorded value of these assets is not impaired.

         In March 1995, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 121 "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of" (SFAS No. 121). The provisions of SFAS No. 121 must be implemented by the Company in fiscal 1997. The Company believes that its current impairment policy is substantially similar to SFAS No. 121 and, accordingly, the adoption of SFAS No. 121 is not currently expected to have a significant effect on the Company's financial position or results of operations when adopted.

         Revenue Recognition and Customer Rebates

         The Company recognizes revenue upon delivery of goods and accrues sales rebates based on current sales. The sales rebates are applied to customers' sales in the following calendar year.

         Concentration of Credit Risk

         The Company sells its products to customers throughout the United States (87% of fiscal 1996 sales) and to foreign customers (13% of fiscal 1996 sales). Over the past three years, the Company's uncollectible accounts have been less than 0.3% of sales and the Company has no reason to believe that its receivables will not be collected in the normal course of business. Sales are typically on credit terms of sixty days. At March 31, 1996, approximately 54% of its accounts receivable was related to three customers, all of whom have historically had good payment records, are of substantial size and financial

                  PANATECH RESEARCH AND DEVELOPMENT CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                (including notes applicable to unaudited periods)





1.   Nature of Business and Significant Accounting Policies (continued)

strength and of good reputation. During the year ended March 31, 1996, sales to each of the Company's three largest customers were between 12-35% of total sales.

         The Company maintains excess cash balances in money market and cash accounts with several major financial institutions, and has not experienced any losses on its money market and cash investments.

         Research and Development Costs

         The Company charges research and development costs to expense when incurred. In fiscal 1996 and fiscal 1995, the Company incurred approximately $173,000 and $108,000, respectively, of research and development costs. These amounts are included in selling, general and administrative expenses in the accompanying consolidated statements of income.

         Income Per Share

         Income per share was computed by dividing net income by the weighted average number of shares of common stock outstanding during the period, including common stock equivalents for outstanding stock options and Class B Warrants, where not antidilutive.

         The calculation of shares outstanding for primary earnings per share is as follows (in thousands):


                                                                  Years Ended             Six Months Ended
                                                                    March 31,               September 30,
                                                               -----------------          ------------------
                                                                1995        1996           1995         1996
                                                                ----        ----           ----         ----
                                                                                              (unaudited)

Weighted average shares outstanding during the period          3,568       3,837          3,737        3,977
Common stock equivalents for outstanding options                 ---         121            155           78
Common stock equivalents for outstanding warrants                ---          62            113          ---
                                                               -----       -----          -----        -----
                                                               3,568       4,020          4,005        4,055


         The calculation for shares outstanding for computing fully diluted earnings produced immaterial differences in earnings per share for all periods.

         Income Taxes

         The Company and ASM file a consolidated Federal income tax return. In fiscal 1994, the Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." The adoption of SFAS 109 changed the Company's method of accounting for income taxes from the deferred method (ABP Opinion No. 11) to an asset and liability approach. Previously, the Company deferred the past tax effects of temporary differences between financial reporting and taxable income. The

                  PANATECH RESEARCH AND DEVELOPMENT CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                (including notes applicable to unaudited periods)





1.   Nature of Business and Significant Accounting Policies (continued)

asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

         Fair Value of Financial Instruments

         The carrying amounts of cash and cash equivalents, receivables, accounts payable and other accrued expenses approximate fair value due to the short-term maturity of those instruments.

2.   Inventories

         The components of inventories are as follows (in thousands):


                                               March 31,          September 30,
                                                 1996                 1996
                                               ---------          -------------
                                                                   (unaudited)
Raw materials                                   $  989               $1,212
Work in process                                    166                  209
Finished goods                                     323                  256
                                                ------               ------
     Total                                      $1,478               $1,677
                                                ======               ======

3.   Property, Plant and Equipment

         Property, plant and equipment consist of the following (in thousands):


                                          March 31,           September 30,
                                            1996                  1996
                                          ---------           ------------
                                                               (unaudited)
Leasehold improvements                      $    10               $     10
Machinery and equipment                         908                  1,271
Office furniture and equipment                  276                    285
Vehicles                                         82                     82
                                            -------               --------
                                              1,276                  1,648
Construction in progress                        347                     51
                                            -------               --------
                                              1,623                  1,699
     Less: Accumulated depreciation            (710)                  (811)
                                            -------               --------
Property, plant and equipment, net          $   913               $    888
                                            =======               ========

                  PANATECH RESEARCH AND DEVELOPMENT CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                (including notes applicable to unaudited periods)





4.   Capital Stock

         At March 31, 1996 and September 30, 1996 (unaudited), there were outstanding Class B warrants for the purchase of 622,375 and 620,175 shares, respectively, of the Company's common stock at $5.00 per share. During the year ended March 31, 1996, and the six months ended September 30, 1996 (unaudited), 251,325 and 2,200 warrants were exercised to purchase common stock at $5.00 per share, for a total of $1,257,000 and $11,000, respectively. No warrants were exercised in fiscal 1995. The Company announced on May 21, 1996 that the warrants were extended for a final time, and will expire on June 30, 1997.

         On August 16, 1993, the Company's shareholders approved the 1993 Stock Option Plan which authorizes the granting of incentive and non-qualified options to purchase up to 400,000 shares of the Company's common stock to employees, directors, and consultants. The Plan provides that the option price for incentive options shall not be less than fair market value on the date of the grant. The option price for non-qualified options is determined by the Board of Directors on the date of grant.

         The Company also has options outstanding under its 1983 Option Plan, as amended. No further options may be granted under the 1983 Plan.

         Option transactions under the 1983 and 1993 Option plans for the two years ended March 31, 1996 and the six months ended September 30, 1996 (unaudited), were as follows:


                                                         Shares
                                                     under option     Price range
                                                     ------------     -----------
Outstanding at March 31, 1994                             294,000     $.375 - $2.625
Fiscal 1995 Activity
     Granted                                               76,500              $2.00
     Canceled                                              (5,000)            $2.625
     Exercised - 1983 Plan                               (158,000)    $ .375 - $1.50
                                                          -------     --------------
Outstanding at March 31, 1995                             207,500     $.375 - $2.625
Fiscal 1996 Activity
     Canceled                                             (12,000)    $2.00 - $2.625
     Exercised - 1983 Plan                                (55,000)             $.375
     Exercised - 1993 Plan                                (20,750)    $2.00 - $2.625
                                                          -------     --------------
Outstanding at March 31, 1996                             119,750     $.375 - $2.625
Activity for six months ended September 30, 1996
(unaudited)
     Granted - 1993 Plan                                  217,000     $3.375 - $4.00
     Exercised - 1983 Plan                                 (6,000)    $.375 - $2.625
                                                          -------     --------------
Outstanding at September 30, 1996 (unaudited)             330,750     $ 1.75 - $4.00
Exercisable at September 30, 1996 (unaudited)              37,875    $ 1.75 - $2.625

Available for future grant at September 30, 1996
(unaudited)                                                47,500

                  PANATECH RESEARCH AND DEVELOPMENT CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                (including notes applicable to unaudited periods)





4.   Capital Stock (continued)

         In the years ended March 31, 1995 and 1996, and the six months ended September 30, 1996 (unaudited), the Company repurchased in the open market and retired 10,600, 32,200 and 13,000 shares of its common stock for $25,000, $141,000, and $43,000, respectively.

5.   Income Taxes

         The provision (benefit) for income taxes consists of the following for the fiscal years ended March 31, 1995 and 1996 and the six months ended September 30, 1996 (in thousands):


                                                         Years ended March 31,
                                                         ---------------------       Six months ended
                                                         1995             1996      September 30, 1996
                                                         ----             ----      ------------------
                                                                                        (unaudited)
Current:
     Federal                                            $ 766          $   979             $ 555
     State                                                221              280               159
                                                        -----          -------               ---
                                                          987            1,259               714
Deferred:
     Federal                                             (128)              29               ---
     State                                                (55)               5               ---
                                                       ------          -------             -----
                                                         (183)              34               ---

Adjustment to valuation allowance                          95             (105)              ---
                                                       ------          -------             -----
     Total                                             $  899          $ 1,188             $ 714
                                                       ======          =======             =====

The provision for income taxes as reconciled with the Federal statutory rate for the fiscal years ended March 31, 1995 and 1996 and the six months ended September 30, 1996 is as follows (in thousands):


                                                                                                          Six months ended
                                                                  Years ended March 31,                  September 30, 1996
                                                                -------------------------                ------------------
                                                                1995                 1996                       (unaudited)
                                                                ----                 ----
                                                         Tax     Tax Rate       Tax        Tax Rate       Tax       Tax Rate
                                                         ---     --------       ---        --------       ---       --------
Provisions computed at federal statutory rate          $ 687        34%      $  962           34%         $581          34%
State taxes, net of federal tax benefit                  140         7          181            6           120           7
Amortization of goodwill                                  10         -           10            -             5           -
Adjustment of beginning of year valuation allowance       95         5           10            -           ---           -
Other, net                                               (33)       (2)          25            2             8           1
                                                       -----        --        ------          --          ----          --
                                                       $ 899        44%       $1,188          42%         $714          42%
                                                       =====        ==        ======          ==          ====          ==

                  PANATECH RESEARCH AND DEVELOPMENT CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                (including notes applicable to unaudited periods)





5.   Income Taxes (continued):

         Components of the net deferred income tax asset for the fiscal years ended March 31, 1995 and 1996 and the six months ended September 30, 1996 are as follows (in thousands)


                                                          Years ended March 31,             Six months ended
                                                          1995            1996             September 30, 1996
                                                          ----            ----             ------------------
                                                                                              (unaudited)
Deferred income tax assets:
     Deferred compensation, bonus, and                    $ 207           $ 200                  $ 200
         vacation liability
     Liability reserves for warranties and rebates           29              42                     42
     Deferred acquisition cost                               16               7                      7
     Inventory capitalization                                58             115                    115
     Bad debt reserves                                       39              57                     57
     Capital loss carry forward                             436             341                    341
                                                          -----           -----                  -----
         Total                                              785             762                    762

Deferred income tax liabilities: depreciation and
     amortization                                           (43)            (54)                   (54)

Net deferred tax asset before valuation
     allowance                                              742             708                    708
Valuation allowance                                        (616)           (511)                  (511)
                                                          -----           ------                 -----
Net deferred income tax asset                             $ 126           $ 197                  $ 197
                                                          =====           =====                  =====

         The Company conducts a periodic examination of its valuation allowance. Factors considered in the evaluation include recent and expected future earnings, the Company's liquidity, and equity positions. Deferred tax assets can only be realized to the extent the Company generates taxable income in future periods.

         In the fiscal year ended March 31, 1996, the Company recognized the expiration of $95,000 of capital loss carry forward previously recognized as a deferred tax asset. This capital loss carry forward reduction was offset by a corresponding decrease in the valuation allowance. The remaining capital loss carry forward of $341,000 expires in 1997. The Company anticipates that, if not utilized, this amount will be offset by a further reduction in the valuation allowance.

6.   Commitments and Contingencies

         ASM leases a facility under a renewable operating lease. At March 31, 1996, future minimum rental payments are as follows: year ended March 31, 1997 - $108,000; March 31, 1998 - $54,000.

                  PANATECH RESEARCH AND DEVELOPMENT CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                (including notes applicable to unaudited periods)




6.   Commitments and Contingencies (continued)

         Rental expense charged to operations for the years ended March 31, 1995 and 1996 was $115,000 and $108,000, respectively.

         On March 3, 1994, the Company entered into an extension to an existing five year Employment Agreement with Arthur J. Rosenberg which would have expired on August 31, 1995. Under the new Agreement, the Company agreed to employ Dr. Rosenberg as its President from April 1, 1994, through March 31, 1997, at a base annual salary of not less than $160,000. In addition to said salary, Dr. Rosenberg receives ordinary and customary employee fringe benefits, the use of an automobile paid for by the Company, and a deferred bonus equal to at least 30% but not more than 50%, of his annual salary, the exact amount to be determined by the Board of Directors. The salary and fringe benefit provisions are unchanged from the previous Employment Agreement.

         The Employment Agreement also provides certain disability income for Dr. Rosenberg should he be unable to perform his duties due to illness or injury. Pursuant to the Employment Agreement, the Company also maintains in force and pays for a universal life insurance policy on Dr. Rosenberg's life in the face amount of $1,000,000, the cash surrender value of which, presently $176,000, remains the property of the Company. The Employment Agreement may be terminated at any time for Good Cause as defined therein and is subject to customary provisions.

         ASM entered into a bank revolving credit agreement (the "Agreement") effective November 15, 1995. The Agreement provides for borrowings up to $1,000,000 through October 1, 1997, at which time the Agreement expires. The interest rate on borrowings is based on the bank's reference rate plus 1/2 percentage point (8.25% at March 31, 1996). The Agreement contains various financial covenants, including maintenance of a certain quick ratio, maintenance of certain total liabilities to net worth ratio, positive net income before taxes and extraordinary items, and restrictions on indebtedness. As of March 31, 1996, and September 30, 1996 (unaudited) ASM was in compliance with all financial covenants. Included in cash and cash equivalents is $100,000 of restricted cash which must remain on deposit with the lender for the life of the Agreement. As of March 31, 1996, and September 30, 1996 (unaudited), ASM had no amounts outstanding under the Agreement.

         ASM had an agreement with Dean Warner, former shareholder and chief executive officer of ASM's predecessor, pursuant to which Mr. Warner provided consulting services. Under this agreement, which expired on September 30, 1994, ASM paid Mr. Warner $71,000 in fiscal 1995. No further amounts are payable to Mr. Warner under the agreement.

         Effective March 31, 1991, the Company sold its former electronic interconnect subsidiary, AIDCO, Inc., to a group of private investors. As part of the purchase price, the investors agreed to pay the Company a royalty of 1.5% of sales for a period of five years. In the year ended March 31, 1995, the Company received $218,000 of royalty income, including a final one-time payment of $120,000.

                  PANATECH RESEARCH AND DEVELOPMENT CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                (including notes applicable to unaudited periods)




6.   Commitments and Contingencies (continued)

         Except as described below, the Company is involved in various legal proceedings in the ordinary course of business, but believes that it has sufficient insurance coverage, and that the ultimate outcome of these proceedings will not have a material adverse effect on its financial condition, results of operations, or liquidity.

         In April 1995, ASM filed a lawsuit in the United States District Court for the Central District of California against Titan Tool, Inc., claiming that a new product recently introduced into the marketplace by Titan Tool infringes three patents relating to ASM's primary product, the ZIP-TIP. Thereafter, Titan Tool answered and filed certain cross-claims against ASM. In September 1995, the parties agreed to dismiss all claims against each other for financial damages and to submit all patent issues to final and binding arbitration before a single arbitrator. The arbitration hearing was held in February and March 1996.

         Unaudited - Prior to receipt of the arbitrator's decision on the patent dispute, the parties entered into settlement discussions which culminated in the execution of an Agreement and Plan of Merger dated December 6, 1996, pursuant to which the Company will become a wholly owned subsidiary of Titan Enterprises, Inc., the parent of Titan Tool. See Note 7, Subsequent Events. If the merger contemplated by such Agreement is not consummated and the parties do not agree to settle their dispute, the arbitrator will render his decision. The Company believes that an adverse result in this arbitration could adversely affect its plans to build market share for this product line over the next three to five years.

7.   Subsequent Event (Unaudited)

         On December 6, 1996, the Company entered into an Agreement and Plan of Merger with Titan Enterprises, Inc., a Delaware corporation ("Titan"), and Panatech Acquisition Corporation, a Nevada corporation and wholly owned subsidiary of Titan ("Merger Sub") (the "Merger Agreement"), pursuant to which, and subject to satisfaction of the conditions set forth therein, (i) Merger Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation, (ii) the Company will become a wholly owned subsidiary of the Titan, and (iii) each outstanding share of the Company's common stock (other than shares owned by Titan, Merger Sub or subsidiaries of the Company, if any, which shares will be canceled) will be converted, upon the effectiveness of the Merger, into the right to receive $7.00 in cash per share, without interest, subject to reduction. Consummation of the Merger is subject to, among other things, approval of the Merger Agreement by the Company's shareholders and regulatory approvals. If the Merger Agreement is terminated under certain circumstances relating to an acquisition of the Company by a third party, the Company has agreed to pay Titan a fee equal to $994,844. The Company expects to incur merger-related expenses subsequent to September 30, 1996 of approximately $225,000.

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                            Titan Enterprises, Inc.,


                        Panatech Acquisition Corporation


                                       and


                  Panatech Research and Development Corporation



                                December 6, 1996

                               TABLE OF CONTENTS



                                                                            PAGE
RECITALS ....................................................................  1

ARTICLE I           DEFINITIONS
Section 1.1         Definitions .............................................  1
Section 1.2         Interpretive Rules ......................................  6

ARTICLE II          THE MERGER
Section 2.1         The Merger ..............................................  6
Section 2.2         Effective Time of the Merger ............................  6
Section 2.3         Articles of Incorporation ...............................  7
Section 2.4         By-laws .................................................  7
Section 2.5         Directors and Officers ..................................  7
Section 2.6         Conversion of Shares ....................................  7
Section 2.7         Cancellation of Stock Options and Warrants ..............  8
Section 2.8         Closing of Panatech Transfer Books ......................  8
Section 2.9         Supplementary Action ....................................  8
Section 2.10        Appointment of Representative ...........................  9

ARTICLE III         MERGER CONSIDERATION
Section 3.1         Merger Consideration ....................................  9
Section 3.2         Payment of Merger Consideration ......................... 11

ARTICLE IV          CLOSING
Section 4.1         Closing ................................................. 12

ARTICLE V           REPRESENTATIONS AND WARRANTIES OF PANATECH
Section 5.1         Corporate Organization .................................. 13
Section 5.2         Valid and Binding Agreement ............................. 14
Section 5.3         No Violation ............................................ 14
Section 5.4         Consents and Approvals .................................. 14
Section 5.5         Capitalization .......................................... 14
Section 5.6         Subsidiaries and Affiliates ............................. 15
Section 5.7         Financial Statements .................................... 15

Section 5.8         Absence of Undisclosed Liabilities ...................... 15
Section 5.9         Interim Operations and Absence of Certain Changes ....... 16
Section 5.10        Taxes ................................................... 17
Section 5.11        Employee Benefit Plans .................................. 19
Section 5.12        Compliance with Law ..................................... 21
Section 5.13        Litigation; Claims ...................................... 22
Section 5.14        Contracts and Commitments ............................... 22
Section 5.15        Intellectual Property Rights ............................ 23
Section 5.16        Liens ................................................... 23
Section 5.17        Insurance ............................................... 24
Section 5.18        Disclosure .............................................. 24
Section 5.19        Tangible Personal Property .............................. 24
Section 5.20        Real Property ........................................... 24
Section 5.21        Environmental Matters ................................... 25
Section 5.22        Employees ............................................... 27
Section 5.23        Employee Relations ...................................... 27
Section 5.24        Customers and Vendors; Distributors and
                    Representatives.......................................... 28
Section 5.25        Governmental Authorizations ............................. 28
Section 5.26        Defects in Products or Designs; Product Safety .......... 29
Section 5.27        Broker's or Finder's Fees ............................... 29
Section 5.28        Certain Transactions .................................... 29
Section 5.29        Absence of Questionable Payments ........................ 29
Section 5.30        SEC Documents ........................................... 30
Section 5.31        Proxy Statement ......................................... 30

ARTICLE VI          REPRESENTATIONS AND WARRANTIES OF
                    PARENT AND SUB
Section 6.1         Corporate Organization .................................. 30
Section 6.2         Valid and Binding Agreement ............................. 31
Section 6.3         No Violation ............................................ 31
Section 6.4         Consents and Approvals .................................. 31
Section 6.5         Proxy Statement ......................................... 32

ARTICLE VII         COVENANTS
Section 7.1         Compliance with Law ..................................... 32
Section 7.2         Operation of Business Prior to Closing .................. 32
Section 7.3         Access .................................................. 35

Section 7.4         Letter of Intent ........................................ 36
Section 7.5         Fiduciary Duty .......................................... 36
Section 7.6         No Solicitation ......................................... 36
Section 7.7         Stockholders' Meeting ................................... 36
Section 7.8         Proxy Statement ......................................... 37
Section 7.9         Best Efforts ............................................ 37
Section 7.10        Press Releases .......................................... 37
Section 7.11        HSR Act ................................................. 37
Section 7.12        Payment of Expenses ..................................... 37

ARTICLE VIII        CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND SUB

Section 8.1         Representations and Warranties .......................... 38
Section 8.2         Covenants, Agreements and Conditions .................... 38
Section 8.3         No Material Adverse Effect .............................. 38
Section 8.4         Corporate Proceedings ................................... 38
Section 8.5         Opinion of Counsel ...................................... 39
Section 8.6         Proceedings ............................................. 39
Section 8.7         Governmental Approvals .................................. 39
Section 8.8         HSR Act Requirements .................................... 39
Section 8.9         Deliveries .............................................. 39
Section 8.10        Insurance ............................................... 40
Section 8.11        Stockholder Approval .................................... 40
Section 8.12        Customer and Vendor Relationships ....................... 40

ARTICLE IX          CONDITIONS PRECEDENT TO OBLIGATIONS OF
                    PANATECH
Section 9.1         Representations and Warranties .......................... 41
Section 9.2         Covenants, Agreements and Conditions .................... 41
Section 9.3         Corporate Proceedings ................................... 41
Section 9.4         Opinion of Counsel ...................................... 41
Section 9.5         Proceedings ............................................. 41
Section 9.6         Governmental Approvals .................................. 42
Section 9.7         HSR Act Requirements .................................... 42
Section 9.8         Deliveries .............................................. 42

ARTICLE X           OTHER MATTERS
Section 10.1        Confidentiality ......................................... 42
Section 10.2        Further Assurances ...................................... 42
Section 10.3        Indemnification of Directors and Officers ............... 43

ARTICLE XI          TERMINATION
Section 11.1        Methods of Termination .................................. 43
Section 11.2        Procedure Upon Termination .............................. 44

ARTICLE XII         MISCELLANEOUS
Section 12.1        Survival of Representations and Warranties .............. 45
Section 12.2        Service of Process ...................................... 45
Section 12.3        Notices ................................................. 45
Section 12.4        Governing Law ........................................... 46
Section 12.5        Modification; Waiver .................................... 46
Section 12.6        Entire Agreement ........................................ 47
Section 12.7        Assignment; Successors and Assigns ...................... 47
Section 12.8        Severability ............................................ 47
Section 12.9        No Third Party Beneficiary .............................. 47
Section 12.10       Expenses ................................................ 47
Section 12.11       Execution in Counterpart ................................ 47

EXHIBITS AND SCHEDULES*

Exhibit A           Form of Stockholders' Representative Agreement
Exhibit B           Principles and Procedures
Exhibit C           Form of Opinion of Hagan, Saca & Hagan
Exhibit D           Form of Opinion of Dickstein Shapiro Morin & Oshinsky
                    LLP
Exhibit E           Sample Calculation of Pro-Rata Adjustment

Schedule 5.1        Foreign Qualifications
Schedule 5.5        Capitalization
Schedule 5.6        Subsidiaries and Affiliates
Schedule 5.8        Liabilities and Obligations
Schedule 5.9        Changes During Interim Operations
Schedule 5.10       Tax Matters
Schedule 5.11       Employee Benefit Plans
Schedule 5.13       Litigation; Claims
Schedule 5.14       Contracts and Commitments
Schedule 5.15       Intellectual Property
Schedule 5.16       Liens
Schedule 5.17       Insurance
Schedule 5.19       Leased Tangible Personal Property
Schedule 5.20       Leased Real Property
Schedule 5.22       Employees
Schedule 5.23       Employee Relations
Schedule 5.24       Customers and Vendors; Distributors and
                    Representatives
Schedule 5.25       Governmental Authorizations
Schedule 5.26       Certain Product Defects
Schedule 5.27       Broker's or Finder's Fees
Schedule 5.28       Certain Transactions
Schedule 7.2        Operation of Business Prior to Closing


* Not included in Proxy Statement.

                          AGREEMENT AND PLAN OF MERGER

               THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated December 6, 1996, by and among Titan Enterprises, Inc., a corporation organized in and governed by the laws of the State of Delaware and whose address is 107 Bauer Drive, Oakland, New Jersey 07436 ("Parent"), Panatech Acquisition Corporation, a corporation organized in and governed by the laws of the State of Nevada and whose address is c/o Titan Enterprises, Inc., 107 Bauer Drive, Oakland, New Jersey 07436 ("Sub"), and Panatech Research and Development Corporation, a corporation organized in and governed by the laws of the State of Nevada and whose address is 1208 Daskalos Drive NE, Albuquerque, New Mexico 84192 ("Panatech").

                                   WITNESSETH:

               WHEREAS, the respective Boards of Directors of Parent, Sub and Panatech wish to merge Sub with and into Panatech (the "Merger"), pursuant to and subject to the conditions set forth herein; and

               WHEREAS, Parent, Sub and Panatech desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

               NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants which are to be made and performed by the respective parties, it is hereby agreed as follows:

                                   ARTICLE I

                                   DEFINITIONS

               Section 1.1 Definitions.

               The following terms when used in this Agreement have the meanings set forth below

         (a) "ASM Litigation" shall have the meaning set forth in Section 5.13.

         (b) "Accountants" shall mean Arthur Andersen LLP, as independent certified public accountants of Panatech and its Subsidiaries.

         (c) "Acquisition Transaction" shall have the meaning set forth in
Section 7.6.

         (d) "Affiliate" shall mean any Person now or hereinafter controlling, controlled by or under common control with another Person.


         (e) "Arbitrator" shall have the meaning set forth in Section 3.1(b)(v).

         (f) "Articles of Merger" shall have the meaning set forth in Section
2.2.

         (g)"CERCLA" shall have the meaning set forth in Section 5.21(a).

         (h)"CERCLIS" shall have the meaning set forth in Section 5.21(f).

         (i)"Certificates" shall have the meaning set forth in Section 3.2(b).

         (j) "Closing" shall have the meaning set forth in Section 4.1.

         (k) "Closing Date" shall have the meaning set forth in Section 4.1.

         (l) "Closing Report" shall have the meaning set forth in Section 3.1(b)(ii).

         (m) "Code" shall mean the Internal Revenue Code of 1986, as amended.

         (n)"Commission" shall mean the Securities and Exchange Commission.

         (o) "Constituent Corporations" shall mean Sub and Panatech.

         (p) "Effective Time" shall have the meaning set forth in Section 2.2.

         (q) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         (r) "Environmental Laws" shall have the meaning set forth in Section 5.21(c).

         (s) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         (t) "Exchange Agent" shall have the meaning set forth in Section
3.2(a).

         (u) "Exchange Fund" shall have the meaning set forth in Section 3.2(a).

         (v) "Expenses" shall mean all out-of-pocket fees and expenses paid or incurred in connection with this Agreement or the transactions contemplated herein (including filing fees, printing fees and fees and expenses of legal counsel, accountants and financial advisors).

         (w)"GAAP" shall mean generally accepted accounting principles of the United States applied in a manner consistent with past practice.


         (x)"Hazardous Materials" has the meaning set forth in Section 5.21(a).

         (y)"HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.


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
         (z) "Intellectual Property" means any and all inventions, Marks (including trademarks, service marks, certification marks, collective marks, and collective membership marks whether word, logo, or other forms of Marks, all of the foregoing collectively referred to as "Marks"), trade names, copyrights, applications therefor, patents thereon, registrations thereof and licenses thereof, royalty rights, any and all goodwill associated with the business or represented by the assets of Panatech and the Subsidiaries, trade secrets, secret processes and procedures, engineering, production, assembly design and installation encompassed in any and all embodiments including, but not limited to technical drawings and specifications, working notes and memos, market studies, consultants' reports, technical and laboratory data, competitive samples, engineering prototypes, and confidential information, know-how, and all similar property of any nature, tangible or intangible, including, but not limited to, all property listed or described on Schedule 5.15.

         (aa) "IRS" shall mean the Internal Revenue Service.

         (ab) "Knowledge" shall mean the actual knowledge of the executive officers of Panatech and its Subsidiaries, after due inquiry with respect thereto.

         (ac) "Leased Improvements" shall have the meaning set forth in Section 5.20(b).

         (ad) "Leased Property" shall have the meaning set forth in Section 5.20(b).

         (ae) "Letter of Intent" shall mean that certain Letter of Intent, dated November 4 and 5, 1996, by and between Parent and Panatech.

         (af) "Marks" shall have the meaning set forth in Section 1.1(x).

         (ag)"Material Adverse Effect" shall mean, with respect to any Person, any event, fact, condition, occurrence or effect which is materially adverse to the business, properties, assets, liabilities, capitalization, stockholders equity, financial condition, operations, licenses or other franchises, results of operations or prospects of such Person.

         (ah) "Merger Consideration" shall have the meaning set forth in Section 3.1.

         (ai) "NRS" shall mean Chapter 92A of the Nevada Revised Statutes, as amended.

         (aj) "Operating Agreements" shall have the meaning set forth in Section 5.14(b).

         (ak)"Panatech Financial Statements" shall mean the consolidated balance sheets of Panatech for each of the two fiscal years ended March 31, 1996 and 1995 and the related consolidated statements of income, cash flows and changes in stockholders' equity

(including related notes thereto) for each of the three fiscal years ended March 31, 1996 1995 and 1994, as filed by Panatech in SEC Documents.

         (al) "Panatech Interim Financial Statements" shall mean the consolidated balance sheets of Panatech and related consolidated statements of income, cash flows and changes in stockholders' equity (including related notes, if any) as filed by Panatech in SEC Documents with respect to periods ended subsequent to March 31, 1996.

         (am)"Panatech Stock Option" and "Panatech Stock Options" shall have the meaning set forth in Section 2.7(a).

         (an)"Panatech Warrant" and "Panatech Warrants" shall mean the Class B Warrants of Panatech.

         (ao)"Payment Date" shall mean the third business day following the date on which either (i) Parent and Panatech agree on the determination of the Quick Assets and Target Number pursuant to Section 3.1(b)(i), (ii) Parent notifies the Stockholders' Representative pursuant to Section 3.1(b)(ii) that Parent agrees with the calculation of Quick Assets and any adjustments to the Merger Consideration pursuant to 3.1(b)(iii), or (iii) the Arbitrator renders a final decision pursuant to Section 3.1(b)(v).

         (ap) "Pension Plans" shall have the meaning set forth in Section 5.11(c)(i).

         (aq)"Permits" shall have the meaning set forth in Section 5.25.

         (ar)"Person" shall mean and include an individual, a partnership, a joint venture, a corporation or trust, an unincorporated organization, a group or a government or other department or agency thereof.

         (as)"Plans" shall have the meaning set forth in Section 5.11(a).

         (at)"Price Waterhouse" shall mean Price Waterhouse LLP, as independent certified public accountants of Parent and Sub.

         (au)"Principles and Procedures" means the accounting principles and procedures set forth in Exhibit B.

         (av) "Product" shall have the meaning set forth in Section 5.26(a)

         (aw) "Proxy Statement" shall mean the proxy statement of Panatech together with any supplements thereto sent to the Stockholders to solicit their votes in connection with this Agreement.

         (ax) "Quick Assets" shall mean the excess as of the Closing Date of (i) cash plus accounts receivable of Panatech on a consolidated basis over (ii) current liabilities of Panatech on a consolidated basis, each as determined in accordance with the Principles and Procedures.

         (ay) "Quick Assets Statement" shall have the meaning set forth in
Section 3.1(b)(ii).

         (az) "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments, including pre-emptive rights, which obligate an entity to issue or dispose of any of its capital stock.

         (ba) "SEC Documents" shall mean all reports, proxy statements and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

         (bb) "Securities Act" shall mean the Securities Act of 1933, as amended.

         (bc) "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission.

         (bd) "Stock" shall mean the common stock of Panatech, par value $0.01 per share.

         (be) "Stock Option Plans" shall have the meaning set forth in Section 2.7(a).

         (bf) "Stockholders" shall mean the stockholders of Panatech.

         (bg) "Stockholders' Representative" shall have the meaning set forth in
Section 2.10.

         (bh) "Subsidiaries" shall mean ASM Company, Inc., a California corporation, and Panatech Industries, Inc., a Delaware corporation.

         (bi) "Surviving Corporation" shall have the meaning set forth in
Section 2.1.

         (bj) "Target Number" shall mean (i) four million three hundred sixty-two thousand dollars ($4,362,000) plus (ii) the amount in cash received by Panatech from the exercise of Panatech Stock Options and Panatech Warrants from September 30, 1996 through the Closing Date (as such amount is determined in accordance with the Principles and Procedures) minus (iii) Expenses incurred by Panatech as of the Closing Date up to a maximum of $225,000.

         (bk) "Tax" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, gains, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

               (bl) "Tax Return" shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

               (bm) "Taxing Authority" shall have the meaning set forth in
Section 5.10(a).

               (bn) "Titan Personnel" shall include any person who is an officer, director, employee or agent of Titan Tool other than (excluding Dean Harrison) persons who are also officers, directors or employees of Harbour Group Industries, Inc. and its Affiliates.

               (bo) "Titan Tool" shall mean Titan Tool, Inc., a Delaware corporation and wholly-owned subsidiary of Parent.

               Section 1.2 Interpretive Rules.

               For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) defined terms include the plural as well as the singular and the use of any gender shall be deemed to include the other genders; (b) references to "Articles," "Sections" and other subdivisions and to "Schedules" and "Exhibits" without reference to a document, are to Schedules and Exhibits to this Agreement; (c) the use of the term "including" means "including but not limited to"; and (d) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision.


                                   ARTICLE II

                                   THE MERGER

               Section 2.1 The Merger.

               At the Effective Time, Sub shall be merged with and into Panatech in accordance with the applicable provisions of the NRS and the separate existence of Sub shall thereupon cease, and Panatech, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence in accordance with the NRS.

               Section 2.2 Effective Time of the Merger.

               At the Closing, Panatech shall cause the Merger to be consummated by filing with the Secretary of State of Nevada appropriate articles of merger (the "Articles of Merger"), duly executed in accordance with this Agreement and the NRS. The date and time at which the Articles of Merger are filed is referred to herein as the "Effective Time."

               Section 2.3 Articles of Incorporation.

               The Articles of Incorporation of Panatech as in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation; provided, however, that as of the Effective Time, Article Fourth of said Articles of Incorporation shall be amended in its entirety to read as follows:

                     "FOURTH: The total number of shares of stock which the
               corporation shall have authority to issue is one hundred thousand (100,000), designated as common stock, and the par value of each such share of common stock is one cent ($0.01), amounting in the aggregate to one thousand dollars ($1,000.00)."

               Section 2.4 By-laws.

               The By-laws of Sub as in effect at the Effective Time shall be the By-laws of the Surviving Corporation.

               Section 2.5 Directors and Officers.

               The directors of the Surviving Corporation at the Effective Time shall be the directors of Sub in office immediately prior to the Effective Time, to serve in accordance with the By-laws of the Surviving Corporation. The officers of the Surviving Corporation at the Effective Time shall be the officers of Sub in office immediately prior to the Effective Time, to serve in accordance with the By-laws of the Surviving Corporation.

               Section 2.6 Conversion of Shares.

               At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any securities of the Constituent
Corporations:

               (a)each share of Stock then outstanding, other than Stock to be canceled pursuant to Section 2.6(b), and all rights with respect thereto, shall be converted into and represent the right to receive $7.00 in cash, subject to adjustment pursuant to Section 3.1(b) and payable as provided in Section 3.2;

               (b)each share of Stock, if any, held in Panatech's treasury or owned beneficially by Parent or Sub or by any Subsidiary of Panatech shall be canceled and retired without payment of any consideration therefor and shall cease to exist; and

               (c)each issued and outstanding share of common stock, $0.01 par value per share, of Sub outstanding immediately prior to the Effective Time shall remain outstanding and unchanged as a share of common stock of the Surviving Corporation.

               Section 2.7 Cancellation of Stock Options and Warrants.

               (a)Immediately prior to the Effective Time, each option to purchase shares of Stock (individually, a "Panatech Stock Option" and collectively, the "Panatech Stock Options") issued pursuant to Panatech's 1993 Stock Option Plan and its 1983 Stock Option Plan (collectively, the "Stock Option Plans") and each Panatech Warrant, which are then outstanding and exercisable in full, shall be canceled and the holder thereof shall be entitled to receive from Parent at the Effective Time an amount equal to the excess, if any, of (i) $7.00, as adjusted pursuant to Section 3.1(b), multiplied by the number of shares of Stock subject to the Panatech Stock Option or Panatech Warrant over (ii) the exercise price of the Panatech Stock Option or Panatech Warrant multiplied by the number of shares of Stock subject thereto. Appropriate arrangements shall be made for reduction of the amount to be paid to each holder of canceled Panatech Stock Options for any applicable withholding taxes or other amounts required by law to be paid or withheld, either through reducing the amount paid to or by obtaining a cash payment from, such holder. Prior to the Effective Time, the Board of Directors of Panatech shall take such action, including without limitation, actions ensuring that all Panatech Stock Options outstanding as of the Effective Date shall be exercisable in full, as may be required under the Stock Option Plans and the governing option agreements to effectuate the foregoing.

               (b)At the Effective Time, upon the payment of the Merger Consideration, all of Panatech's obligations with respect to options granted under its Stock Option Plans shall be terminated in accordance with such Stock Option Plans.

               Section 2.8 Closing of Panatech Transfer Books.

               At the Effective Time, the stock transfer books of Panatech shall be closed and there shall be no further registration of transfers of Stock thereafter.

               Section 2.9 Supplementary Action.

               If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either of the Constituent Corporations, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the respective Constituent Corporations, in the name of and on behalf of the appropriate Constituent Corporation, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise carry out the purposes and provisions of this Agreement.

               Section 2.10 Appointment of Representative.

               Upon approval of the Merger by the Stockholders, the Stockholders shall have been deemed to appoint James R. Hagan, Esq., as their agent and attorney-in-fact (the "Stockholders' Representative"), with full power and authority (including power of substitution), except as otherwise expressly provided in this Agreement, in the name of and for and on behalf the Stockholders, or in his own name as the Stockholders' Representative, to take all actions required or permitted under Section 3.1 of this Agreement (including giving and receiving all accountings, reports, notices and consents). The authority conferred under this Section 2.10 shall be an agency coupled with an interest, and all authority conferred hereby is irrevocable and not subject to termination by the Stockholders or any of them, or by operation of law, whether by the death or incapacity of any Stockholder, the termination of any trust or estate or the occurrence of any other event. If any Stockholder should die or become incapacitated, if any trust or estate should terminate or if any other such event should occur, any action taken by a Stockholders' Representative pursuant to this Section 2.10 shall be as valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not the Stockholders' Representative or Parent shall have received notice of such death, incapacity, termination or other event. Any notice given to the Stockholders' Representative pursuant to Section 12.3 shall constitute effective notice to the Stockholders, and any other party to this Agreement or any other Person may rely on any notice, consent, election or other communication received from such Stockholders' Representative as if such notice, consent, election or other communication had been received from all Stockholders. The responsibilities of the Stockholders' Representative are subject to that certain Stockholders' Representative Agreement substantially in the form attached hereto as Exhibit A.


                                   ARTICLE III

                              MERGER CONSIDERATION

               Section 3.1 Merger Consideration.

               (a)Subject to adjustment pursuant to Section 3.1(b), the aggregate merger consideration shall be $7.00 in cash per share of Stock as set forth in Section 2.6(a) plus amounts payable in cash upon the cancellation of Panatech Stock Options and Panatech Warrants pursuant to Section 2.7(a) (the "Merger Consideration").

               (b)The Merger Consideration is subject to adjustment in the following manner:

                  (i) Parent and Panatech shall attempt to jointly determine the Quick Assets and Target Number on the Closing Date.

                           (ii) If Parent and Panatech cannot agree on the Quick
Assets and Target Number on the Closing Date, then as soon after the Closing Date as possible, the Stockholders' Representative shall cause to be prepared in accordance with the Principles and Procedures a statement of Quick Assets (the "Quick Assets Statement") and shall cause such Quick Assets Statement to be examined by the Accountants in accordance with the Principles and Procedures. As soon as possible upon the conclusion of such examination, but in no event later than five (5) business days after the Closing Date, the Accountants shall issue a report to Parent and the Stockholders' Representative setting forth the results of its examination and its determination of the Quick Assets and Target Number (the "Closing Report"). Price Waterhouse shall have the opportunity to review and evaluate all working papers, worksheets and other documents utilized by the Stockholders' Representative in the preparation of the Quick Assets Statement and by the Accountants in the preparation of the Closing Report. If Parent agrees with the calculation of Quick Assets and Target Number pursuant to the Quick Assets Statement and Closing Report, Parent shall notify the Stockholders' Representative in writing as soon as possible following receipt of the Quick Assets Statement and Closing Report.

                           (iii) If the Quick Assets of Panatech on the Closing
Date, as determined in accordance with the Quick Assets Statement and the Closing Report, are less than the Target Number, and if such difference is not disputed pursuant to this Section 3.1(b), the Merger Consideration shall be decreased by the amount by which the Target Number exceeds the Quick Assets, and the consideration to be paid per share of stock as set forth in Section 2.6(a) and per cancelled Panatech Stock Option and Panatech Warrant pursuant to Section 2.7(a) shall be reduced pro-rata (a sample calculation of which is set forth on Exhibit E). If the Quick Assets, as determined in accordance with the Quick Assets Statement and the Closing Report, is equal to or greater than the Target Number, the Merger Consideration shall not be adjusted.

                           (iv) If Parent disputes any items shown on the Quick
Assets Statement or Closing Report, Parent will provide the Stockholders' Representative within five (5) days of receipt of the Quick Assets Statement and Closing Report detailed written explanations of any disputed items in the Quick Assets Statement or Closing Report. The amount of the Quick Assets and Target Number not affected by the disputed items will be deemed to be as set forth in the Quick Assets Statement and Closing Report. Within a further period of ten
(10) days from the end of the aforementioned review period, the parties will attempt to resolve in good faith any disputed items.

                           (v) Failing resolution pursuant to paragraph (iii)
above, the unresolved disputed items will be referred for final binding resolution to a nationally-recognized firm of certified public accountants as the parties may hereafter jointly select (the "Arbitrator"). Such referral shall be in the form of written statements of position by the Stockholders' Representative, Parent, Price Waterhouse and the Accountants, with each party having an opportunity to respond to such written statements and any requests for statements or information by the Arbitrator. If the Arbitrator determines that the resolution of a given disputed item requires an interpretation of law, then, with the permission of the parties, the Arbitrator may request a law firm of national standing chosen by it to render a legal opinion as to such matter. The amount of the Quick Assets and/or Target Number affected by such unresolved disputed items (if any) will be as determined by the Arbitrator. The cost of such Arbitrator's review (including reasonable attorneys' fees, if any) shall be borne by the party or parties as determined by the Arbitrator.


                           Section 3.2. Payment of Merger Consideration.

                           (a)(i) Exchange Agent. Immediately after the
Effective Time and after determination of the Merger Consideration pursuant to
Section 3.1, Parent shall deposit with U.S. Stock Transfer Corporation (the "Exchange Agent"), a cash amount equal to the aggregate Merger Consideration to which holders of shares of Stock and Panatech Warrants shall be entitled upon consummation of the Merger, to be held for the benefit of and distributed to such holders in accordance with this Section 3.2. The Exchange Agent shall agree to hold such funds (such funds, together with earnings thereon, being referred to herein as the "Exchange Fund") for delivery as contemplated by this Section
3.2 and upon such additional terms as may be agreed upon by the Exchange Agent, Panatech and Parent before the Payment Date.

                              (ii) Panatech Stock Options. Immediately after the
Effective Time and after determination of the Merger Consideration pursuant to
Section 3.1, Parent shall pay each holder of Panatech Stock Options cancelled pursuant to Section 2.7, by check or wire transfer, the Merger Consideration per Panatech Stock Option which such holder has the right to receive pursuant to
Section 2.7. In no event will any such holder be entitled to interest on any funds to be received in the Merger

                           (b) Exchange Procedures. Promptly after the Effective
Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Stock and Panatech Warrants (collectively, the "Certificates") whose shares or warrants are converted pursuant to Sections 2.6 or 2.7, as the case may be, into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Consideration per share of Stock or Panatech Warrant, as the case may be, represented thereby which such holder has the right to receive pursuant to the provision of this Article III, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Stock or Panatech Warrant which is not registered in the transfer records of Panatech, the Merger Consideration may be issued to a transferee if the Certificate representing such Stock or Panatech Warrant is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration per share of Stock or Panatech Warrant, as the case may be, represented thereby as contemplated by this Article III. Holders of Panatech Warrants outstanding at or immediately prior to the Effective Time shall, subject to Section 3.2(d), be entitled to receive the appropriate Merger Consideration upon surrender of their Certificates notwithstanding the fact that such Panatech Warrants are submitted for payment following their expiration date.

                           (c) No Further Ownership Rights in Stock. All cash
paid upon the surrender of shares of Stock, Panatech Stock Options or Panatech Warrants in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Stock, Panatech Stock Options or Panatech Warrants, as the case may be. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.2.

                           (d) Termination of Exchange Fund. Any portion of the
Exchange Fund which remains undistributed to the stockholders of Panatech or holders of Panatech Warrants for one hundred twenty (120) days after the Payment Date shall be delivered to the Surviving Corporation, upon demand, and any stockholders of Panatech or holders of Panatech Warrants who have not theretofore complied with this Section 3.2 shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Merger Consideration. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Stock or holders of Panatech Warrants for cash representing the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If outstanding Certificates are not surrendered, or cash payment therefor not claimed prior to six years after the Payment Date (or, in any particular case, prior to such earlier date on which such cash payment would otherwise escheat to or become the property of any governmental unit or agency), the unclaimed amounts shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                                   ARTICLE IV

                                     CLOSING

                           Section 4.1. Closing.

                           The closing of the transactions contemplated hereby
(the "Closing") shall take place at a location to be agreed upon by the parties hereto, no later than the third business day after satisfaction or waiver of all conditions set forth in Article VIII and Article IX hereof, or at such other time or date as may be agreed upon by the parties hereto (the "Closing Date").

                                    ARTICLE V


                   REPRESENTATIONS AND WARRANTIES OF PANATECH

                           Panatech hereby represents and warrants, as to itself
and each of its Subsidiaries, to each of Parent and Sub as follows, and both Parent and Sub in agreeing to consummate the transactions contemplated by this Agreement have relied upon such representations and warranties, that:

                           Section 5.1 Corporate Organization.

                           (a) Each of Panatech and its Subsidiaries is a
corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as now being conducted.

                           (b) Each of Panatech and its Subsidiaries is
qualified as a foreign corporation and is in good standing in each state of the United States and in each foreign jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification and is not required to be qualified as a foreign corporation in any other jurisdiction, except where such failure to be qualified would not have a Material Adverse Effect on Panatech or its Subsidiaries. Schedule 5.1 hereto sets forth a true and complete list of all jurisdictions in which Panatech and its Subsidiaries are qualified and licensed to do business as foreign corporations.

                           (c) The copies of the articles of incorporation and
all amendments thereto of each of Panatech and its Subsidiaries as certified by the appropriate authorities of its jurisdiction of incorporation, and the by-laws, as amended to date, of each of Panatech and its Subsidiaries, as certified by its secretary, which have heretofore been delivered to Parent and Sub, are true, complete and correct copies of the articles of incorporation and by-laws of each of Panatech and its Subsidiaries, as amended and in effect on the date hereof, and will be true, complete and correct as of the Closing Date.

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
                           (d) The minute books and records of each of Panatech
and its Subsidiaries, copies of which have been delivered to Parent prior to the date hereof, are the original minute books and records of such company; contain all proceedings of the stockholders, the Board of Directors and any committees thereof with respect to such company; are true, correct and complete in all material respects; and there have been no changes, alterations or additions thereto which have not been furnished to counsel for Parent and Sub prior to the date hereof.

                           Section 5.2 Valid and Binding Agreement.

                           Panatech has the full right, capacity and power to
enter into this Agreement. All necessary action on the part of Panatech, other than approval by the Stockholders, has been taken to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Panatech, and will constitute a valid and binding obligation enforceable against Panatech in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws or equitable principles relating to creditors' rights generally and the availability of equitable remedies.

                           Section 5.3 No Violation.

                           Neither the execution and delivery of this Agreement
nor the consummation of the transactions contemplated hereby nor compliance by Panatech with any of the provisions hereof will (a) violate or conflict with any provision of the articles of incorporation or by-laws of Panatech or its Subsidiaries, or any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Panatech or its Subsidiaries, or
(b) violate or conflict with, or result in a breach of any provision of, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon the Stock or any of the properties or assets of Panatech or its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation of Panatech or its Subsidiaries.

                           Section 5.4 Consents and Approvals.

                           Other than pursuant to the HSR Act, the Securities
Laws and Stockholder approval, and except for permits, consents, approvals or authorizations which, if not received, or declarations, filings or registrations which, if not made, would not have a Material Adverse Effect on Panatech or its Subsidiaries, no permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or third party is required to be made or obtained by Panatech or its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

     Section 5.5 Capitalization.

     (a) The authorized, capital stock of Panatech consists of 20,000,000 shares of common stock, par value $0.01 per share, of which 3,979,375 shares are issued and outstanding and 16,000 shares are held in treasury by Panatech. The issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable, and none of the issued and outstanding shares of common stock were issued in violation of the preemptive rights of any present or former stockholder of Panatech.

     (b) Except as set forth in Section 5.5(a) or Schedule 5.5, (i) there are no shares of capital stock or other equity securities (as the term "equity security" is defined in the Exchange Act) of Panatech or its Subsidiaries outstanding, (ii) there are no outstanding Rights to purchase or acquire any equity securities of Panatech or its Subsidiaries, (iii) no equity securities of Panatech or its Subsidiaries are reserved for issuance for any purpose, and (iv) there are no contracts, commitments, agreements, understandings, arrangements or restrictions to which Panatech or its Subsidiaries are a party or by which Panatech or its Subsidiaries are bound relating to any shares of the capital stock or other equity securities of Panatech (including the Stock) or its Subsidiaries, whether or not outstanding.

     Section 5.6 Subsidiaries and Affiliates.

     Except as set forth on Schedule 5.6, neither Panatech nor any of its Subsidiaries owns any capital stock or other equity securities of any other corporation or has any other type of interest (whether ownership or other) in any other corporation, partnership, joint venture or other business organization or entity. The interests of Panatech in any Person as set forth on Schedule 5.6 are owned by Panatech free and clear of all liens, options, claims or encumbrances (including without limitation, rights of first refusal or similar rights) with respect to the ownership thereof. Neither Panatech nor any of its Subsidiaries are subject to any obligation or requirement to provide funds for, or to make any investment (in the form of a loan, capital contribution or otherwise) to or in, any Person, except as set forth on Schedule 5.6.

     Section 5.7 Financial Statements.

     The Panatech Financial Statements (i) present fairly the financial position and results of operations of Panatech and its Subsidiaries, as of the statement dates and for the periods indicated, and (ii) have been prepared in accordance with GAAP consistently applied throughout and among the periods indicated. The Panatech Interim Financial Statements (i) present fairly the financial position and results of operations of Panatech and its Subsidiaries, as of the statement date(s) and for the period(s) indicated, and (ii) have been prepared in accordance with GAAP.

     Section 5.8 Absence of Undisclosed Liabilities.

     Except as set forth on Schedule 5.8, neither Panatech nor any of its Subsidiaries has any liability or obligation (absolute, accrued, contingent or otherwise), including any guaranty with respect to any obligation, except (a) such liabilities or obligations as are fully reflected or reserved against in the Panatech Financial Statements or the Panatech Interim Financial Statements,
(b) such liabilities or obligations which are identified in any Schedule to this Agreement or which are not required to be so identified, and (c) such liabilities or obligations as have been incurred in the ordinary course of business, consistent with past practice, since September 30, 1996.

     Section 5.9  Interim Operations and Absence of Certain Changes.

     Since September 30, 1996, except as set forth on Schedule 5.9, Panatech and its Subsidiaries have conducted their business in the ordinary course and consistent with past practice and Panatech and its Subsidiaries did not:

     (a) incur any indebtedness or other liabilities (whether absolute, accrued, contingent or otherwise) or guarantee any such indebtedness, except in the usual and ordinary course of its business, consistent with past practice;

     (b) suffer any damage, destruction or loss of tangible assets, whether or not covered by insurance, in excess of $50,000;

     (c) suffer any change in their financial condition, assets, liabilities or business or suffer any other event or condition of any character which individually or in the aggregate had or has a Material Adverse Effect on Panatech or any of its Subsidiaries;

     (d) pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise) except in each case in the ordinary course of business;

     (e) cancel any debts or waive any claims or rights of substantial value, except in each case in the ordinary course of business;

     (f) permit any material insurance policy to be cancelled or terminated;

     (g) pledge or permit the imposition of any lien on or sell, assign, transfer or otherwise dispose of any of their tangible assets, except the sale of inventory in the ordinary course of business;

     (h) sell, assign or otherwise transfer any patents, trademarks, trade names, copyrights, licenses or other intangible assets;

     (i) make any change in any method of accounting or accounting principle or practice;

     (j) write up or down the value of inventory or determine as collectible any notes or accounts receivable that were previously considered to be uncollectible, except for write-ups or write-downs and other determinations in accordance with GAAP and in the ordinary course of business and consistent with past practice;

     (k) grant any general increase in the compensation payable or to become payable to their officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any special increase in the compensation payable or to become payable to any officer or employee, except for (i) normal merit and cost of living increases in the ordinary course of business and in accordance with past practice and (ii) increases pursuant to collective bargaining agreements;

     (l) declare, pay or set aside for payment any extraordinary dividend or other distribution on any shares of their capital stock; split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

     (m) or repurchase or otherwise acquire any shares of its capital stock; make any loans which in the aggregate exceed $5,000 to any employee or make any loans to any stockholder, officer or director;

     (n) make commitments for capital expenditures in excess of $100,000 in the aggregate; or

     (o) agree, whether in writing or otherwise, to take any action described in this Section 5.9.

     Section 5.10 Taxes.

     (a) Each of Panatech and its Subsidiaries has duly and timely filed all Tax Returns required to be filed with any federal, state, local or foreign governmental entity or other authority ("Taxing Authority"). All such Tax Returns were true, correct and complete in all material respects. Each of Panatech and its Subsidiaries has paid all Taxes, which have become due and payable (whether or not shown on any Tax Return). The liability of each of Panatech and its Subsidiaries for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date do not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred taxes) as of the Closing Date. There are no liens for Taxes upon any of the assets of any of Panatech and its Subsidiaries except liens for current Taxes not yet due. Panatech has delivered to Parent correct and complete copies of all federal and state income and franchise Tax Returns filed with respect to any of Panatech and its Subsidiaries for the five (5) most recently completed taxable years, all examination reports by any Taxing Authority, and any statements of deficiencies proposed or assessed against or agreed to by any of Panatech and its Subsidiaries. No audit, examination, investigation, proceeding, action or claim with respect to the Taxes of any of Panatech and its Subsidiaries is pending, proposed or threatened, and there is no basis for the assessment or collection of additional Taxes against any of Panatech and its Subsidiaries. Except as set forth on Schedule 5.10, there has never been an examination or notice of potential examination of the Tax Returns of any of Panatech and its Subsidiaries by any Taxing Authority. No extension is in effect for any of Panatech and its Subsidiaries with respect to the filing of any Tax Return, the payment of any Taxes, or any limitation period regarding the assessment or collection of any Taxes.

     (b) All Taxes that are required to have been withheld or collected by any of Panatech and its Subsidiaries have been duly withheld or collected, and to the extent required, have been properly paid or deposited as required by applicable laws, and Panatech and its Subsidiaries have complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

     (c) Schedule 5.10 lists each jurisdiction in which any of Panatech and its Subsidiaries either files Tax Returns or pays Taxes with respect to which no returns are required to be filed. No claim has ever been made by any Taxing Authority in a jurisdiction where any of Panatech and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

     (d) No property of any of Panatech and its Subsidiaries is property that it is or will be required to treat as owned for tax purposes by another person, or is "tax-exempt use property" as defined in Code section 168(h).

     (e) None of Panatech and its Subsidiaries has ever agreed to or been required to make any adjustment pursuant to Code section 481(a) by reason of any change in accounting method initiated by it; the IRS has not proposed any such adjustment or change in accounting method; and none of Panatech and its Subsidiaries has any application pending with any Taxing Authority requesting permission for any change in accounting method.

     (f) None of Panatech and its Subsidiaries has been a United States real property holding corporation as defined in Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii).

     (g) None of Panatech and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code section 280G.

     (h) None of Panatech and its Subsidiaries has filed any consent under Code section 341(f).

     (i) None of Panatech and its Subsidiaries has ever been (i) a member of an affiliated, consolidated, unitary or combined group filing a consolidated, unitary or combined Tax Return (other than a group the common parent of which was Panatech), or (ii) a party to any tax allocation, sharing or reimbursement agreement or arrangement.

     (j) None of Panatech and its Subsidiaries has any liability for the Taxes of any Person (other than any of Panatech and its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     (k) None of Panatech and its Subsidiaries is an obligor on, and none of its assets has been financed directly or indirectly by, any tax-exempt bonds.

     (l) None of Panatech and its Subsidiaries has executed, become subject to, or entered into any closing agreement pursuant to Code section 7121 or any predecessor provision thereof or any similar provision of state, local or foreign law.

     (m) None of Panatech and its Subsidiaries has pending any ruling requests with any Taxing Authority.

     (n) Each of Panatech and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code section 6662.

     Section 5.11 Employee Benefit Plans.

     (a) Schedule 5.11 is a true and complete list of all annuity, bonus, cafeteria, stock option, stock purchase, profit sharing, savings, pension, retirement, incentive, group insurance, disability, employee welfare, prepaid legal, nonqualified deferred compensation including, without limitation, excess benefit plans, top-hat plans, deferred bonuses, rabbi trusts, secular trusts, nonqualified annuity contracts, insurance arrangements, nonqualified stock options, phantom stock plans or golden parachute payments, or other similar fringe benefit plans, and all other employee benefit funds or programs (within the meaning of Section 3(3) of ERISA), covering employees or former employees of Panatech and its Subsidiaries (the "Plans"). Except as set forth on Schedule 5.11, Panatech and its Subsidiaries are not parties to any employee agreement, understanding, plan, policy, procedure or arrangement, whether written or oral, which provide compensation or fringe benefits to employees and Panatech and its Subsidiaries are in compliance with their obligations under all such Plans. Except for changes required by applicable law, there are no negotiations, demands, commitments or proposals that are pending or that have been made that concern matters now covered, or that would be covered by the type of agreements described on Schedule 5.11 or this paragraph.

     (b) With respect to each Plan listed on Schedule 5.11, true and complete copies of (i) all Plan documents (including all amendments and modifications thereof), and related agreements including, without limitation, the trust agreement and amendments thereto, insurance contracts and investment management agreements; (ii) the last three filed Form 5500 series and Schedules A, B, P and/or SSA, as applicable, and Forms PBGC-1, if any; (iii) summary plan descriptions; (iv) summary of material modifications, if any; (v) the most recent auditor's report, and copies of any and all tax qualification correspondence including, without limitation, private letter rulings, applications for determination and determination letters issued with respect to the Plans; and (vi) the most recent annual and periodic accounting of related Plan assets, have been delivered to Parent.

     (c) With respect to the Plans listed on Schedule 5.11 which are subject to
ERISA:

          (i) The Plans are in material compliance with the applicable provisions of ERISA and each of the employee pension benefit plans, within the meaning of Section 3(2) of ERISA (the "Pension Plans"), which are intended to be qualified under Section 401(a) of the Code, have been determined by the IRS to be so qualified or a request for such determination has been timely filed with the IRS (and to the Knowledge of Panatech, nothing has occurred to cause the IRS to revoke such determination and the IRS has not indicated any disapproval of any request for such a determination);

          (ii) Each Plan has been operated in accordance with its terms and all required filings that are due prior to the date hereof, including, without limitation, the Forms 5500, for all Plans have been made;

          (iii) No prohibited transactions, as defined by Section 406 of ERISA or Section 4975 of the Code, have occurred with respect to any of the Plans;

          (iv) Neither Panatech nor its Subsidiaries have engaged in any transaction in connection with which Panatech or its Subsidiaries could be subjected to a criminal or civil penalty under ERISA;

          (v) No condition exists which would constitute grounds for involuntary termination of any of the Pension Plans under Section 4042 of ERISA, and except as set forth on Schedule 5.11, there have been no reportable events as defined in Section 4043(b) of ERISA (other than events for which the 30-day notice period has been waived by the Pension Benefit Guaranty Corporation (the "PBGC")), with respect to any Pension Plan;

          (vi) No proceeding or other action been initiated by the PBGC to terminate any Pension Plan and no notice has been received of any intention to commence or seek commencement of any such proceeding or action;


          (vii) None of the , nor any trust which serves as a funding medium for any of such Plans, nor any issue relating thereto is currently under examination by or pending before the IRS, the Department of Labor, the PBGC or any court, other than applications for determinations pending before the IRS;

          (viii) Except as set forth on Schedule 5.11, of the Pension Plans is a defined benefit plan within the meaning of Section 414(j) of the Code;

          (ix) Except as set forth on Schedule 5.11, none of the Plans is a "multiemployer plan" as that term is defined in Section 3(37) of ERISA and
Section 414(f) of the Code, nor a plan maintained by more than one employer (hereinafter referred to as an "multiple employer plan"), nor a single employer plan under a multiple controlled group within the meaning of Section 4063 of ERISA, and neither Panatech nor its Subsidiaries nor any entity required to be aggregated with Panatech under Section 414(b), (c), (m), or (o) of the Code has incurred any withdrawal liability with respect to any single, multiemployer or multiple employer plan, which liability could constitute a liability of Parent, Sub or the Surviving Corporation;

          (x) Except as set forth on Schedule 5.11, no benefit claims (except those submitted in the ordinary course of administration of such Plan) are currently pending against any Plan;

          (xi) Except as set forth on Schedule 5.11, no Plan provides for retiree medical or retiree life insurance benefits for former employees of Panatech or its Subsidiaries, and there is no liability for taxes with respect to disqualified benefits under Section 4976 of the Code; and

          (xii) No Pension Plan has been terminated by Panatech or its Subsidiaries, and there is no liability for taxes with respect to a reversion or qualified plan assets under Section 4980 of the Code.

     (d) There have been no failures to comply with the continuation coverage provisions required by Sections 601-608 of ERISA and Section 4980B of the Code under any Plan.

     (e) There are no employee benefit plans which cover employees of Panatech or its Subsidiaries which are required to comply with the provisions of any foreign law.

     (f) All excess contributions, if any (together with any income allocable thereto), have been distributed (or, if forfeitable, forfeited) before the close of the first two and one half (2-1/2) months of the following plan year; and there is no liability for excise tax under Section 4979 of the Code with respect to such excess contributions, if any, for any Plan.

     (g) There is no liability for taxes with respect to: (i) an accumulated funding deficiency under Section 4971 of the Code and/or (ii) nondeductible contribution under Section 4972 of the Code.

     Section 5.12 Compliance with Law.

     Panatech and its Subsidiaries have been, are and on the Closing Date will continue to be in compliance with all applicable laws (including duties imposed by common law), rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities (federal, state, local and foreign), the noncompliance with which would be likely to have a Material Adverse Effect on Panatech or any of its Subsidiaries.

     Sectino 5.13 Litigation; Claims.

     Except for the suit filed by ASM Company, Inc. against Titan Tool and all proceedings related thereto (the "ASM Litigation"), Schedule 5.13 hereto contains a complete and accurate list of (a) all claims, actions, suits, proceedings or investigations pending or (to the Knowledge of Panatech) threatened by or against Panatech or its Subsidiaries, and (b) all judgments, decrees, arbitration awards or orders binding upon Panatech or its Subsidiaries. Except for the ASM Litigation and except as set forth on Schedule 5.13, no material claims, including, without limitation, product liability claims, have been asserted against Panatech or its Subsidiaries during the past five (5) years, and, to the Knowledge of Panatech, there is no basis for any material claim, action, suit, proceeding or investigation involving Panatech or its Subsidiaries, other than as set forth on Schedule 5.13.

     Section 5.14 Contracts and Commitments.

     (a) Schedule 5.14 contains a complete and accurate list of all contracts, agreements and commitments (other than the agreements or arrangements set forth in Schedules 5.11, 5.15, 5.17, 5.19, 5.20, 5.22, 5.23, 5.24 and 5.27), whether written or oral, of Panatech and its Subsidiaries that involve commitments in excess of $25,000, have a term of six (6) months or more or that are not in the ordinary course of business.

     (b) The agreements set forth in Schedules 5.11, 5.14, 5.15, 5.17, 5.19, 5.20, 5.22, 5.23, 5.24 and 5.27 are hereinafter referred to collectively as the "Operating Agreements." None of the Operating Agreements has been assigned or is the subject of any security agreement, except as set forth on Schedule 5.14. Except as otherwise set forth on Schedule 5.14, (a) each of the Operating Agreements is a valid and binding obligation of Panatech or its Subsidiaries and (to the Knowledge of Panatech) the other party or parties thereto, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws or equitable principles relating to creditors' rights generally and the availability of equitable remedies; (b) neither Panatech nor its Subsidiaries nor (to the Knowledge of Panatech) any other party thereto, has terminated, canceled, modified or waived any material term or condition of any Operating Agreement; and (c) neither Panatech nor its Subsidiaries nor (to the Knowledge of Panatech) any other party to any Operating Agreement is in default or alleged to be in default in any material respect under any Operating Agreement and there exists no event, condition or occurrence that, after notice or lapse of time, or both, would constitute such a default by Panatech or its Subsidiaries or any party to any such Operating Agreement. None of such Operating Agreements contains any covenant or other restriction preventing or limiting the consummation of the transactions contemplated hereby. Neither Panatech nor its Subsidiaries have any outstanding powers of attorney except routine powers of attorney relating to the representation of Panatech or its Subsidiaries before governmental agencies or given in connection with qualification to conduct business or customs matters. Panatech and its Subsidiaries have delivered to each of Parent and Sub a copy of each of the written Operating Agreements and a description of the terms and conditions of any oral Operating Agreements.

     Section 5.15 Intellectual Property Rights.

     Schedule 5.15 contains a correct and complete list of the following assets and related matters: (a) all patents and applications for patents, all Marks and registration of Marks and applications for registration of Marks, all copyright registrations and applications for copyright registration, and all trade names, owned or used (pursuant to license agreements or otherwise) by Panatech or its Subsidiaries, and in the case of any such Intellectual Property that is so owned, the jurisdictions in or by which such assets or any of them have been registered, filed or issued and (b) to the extent not listed on Schedule 5.14, all contracts, agreements or understandings pursuant to which Panatech or its Subsidiaries has authorized any Person to use any of the Intellectual Property which is so owned. Panatech and its Subsidiaries own, possess or license and as of the Closing Date will own, possess or license, all right, title and interest in and to the items of Intellectual Property that are required to conduct their businesses as now conducted without conflict with the rights of others. Except as contended pursuant to the ASM Litigation and except as set forth in Schedule 5.15: (i) Panatech and its Subsidiaries have the right to use and, to Panatech's Knowledge, the sole and exclusive right to use, the Intellectual Property (including applications for any of the foregoing) used in connection with the business of Panatech and its Subsidiaries, and, to Panatech's Knowledge, none of the past or present employees, officers, directors or stockholders of Panatech and its Subsidiaries, or anyone else, has any rights with respect thereto; (ii) the consummation of the transactions contemplated hereby will not alter or impair any such rights; (iii) none of Panatech or its Subsidiaries has received any notice or claim of infringement or any claim challenging or questioning the validity or effectiveness of any of the items of Intellectual Property, and there is no valid basis for any such claim; and (iv) none of Panatech or its Subsidiaries is liable, nor have they made any contract or arrangement whereby they may become liable, to any Person for any royalty or other compensation for use of any of the items of Intellectual Property.

     Section 5.16 Liens.


     Except as set forth on Schedule 5.16, none of the properties or assets, whether real, personal or mixed, or tangible or intangible, owned or leased by Panatech or its Subsidiaries are subject to any mortgage, lien, encumbrance or other security interest, except for (a) liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings and (b) liens in respect of pledges or deposits under workmen's compensation laws or similar legislation, carriers', warehousemen's, mechanics', laborers' and materialmen's and similar liens, if the obligations secured by such liens are not then delinquent or are being contested in good faith by appropriate proceedings.

     Section 5.17 Insurance.

     All insurance policies and fidelity bonds relating to the assets of Panatech and its Subsidiaries, including summary descriptions and the termination dates thereof, are set forth on Schedule 5.17. Except as set forth on Schedule 5.17, Panatech and its Subsidiaries have not been refused any insurance with respect to their business or any of their assets, nor has coverage been limited by any insurance carrier to which they have applied for insurance or with which they have carried insurance, during the last two (2) years.

     Section 5.18 Disclosure.

     To the Knowledge of Panatech, no representation or warranty by Panatech to each of Parent and Sub contained in this Agreement, and no statement contained in the Schedules hereto or any certificate furnished to each of Parent and Sub pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

     Section 5.19 Tangible Personal Property.

     (a) Except as set forth on Schedule 5.16 and except for the leased tangible personal property set forth on Schedule 5.19, Panatech has good and marketable title to all of its tangible personal property.

     (b) Schedule 5.19 lists all tangible personal property leased by Panatech or its Subsidiaries with annual lease payments in excess of $10,000 and the location thereof. None of such leases contains any covenant or restriction preventing or limiting the consummation of the transactions contemplated hereunder.

     (c) All of the material tangible personal property owned by Panatech and all of the leased tangible personal property listed in Schedule 5.19 is in good operating condition, subject to ordinary wear and tear.

                      Section 5.20 Real Property.

                      (a) Panatech owns no real property and has not agreed (and has no option) to purchase or sell any real property.

                      (b) Schedule 5.20 identifies all of the real property that Panatech or its Subsidiaries lease, have agreed to lease or have an obligation to lease in connection with their business (including a general description of the improvements thereon). Such leased real property is hereinafter referred to as the "Leased Property," and the improvements and fixtures thereon are hereinafter referred to as the "Leased Improvements."

                      (c) There are no adverse or other parties in possession of the Leased Property, the Leased Improvements or any portion or portions thereof, and on the Closing Date the leasehold interests in the Leased Property and the Leased Improvements will be free and clear of any and all leases, licensees, occupants or tenants except as set forth on Schedule 5.20. There are no pending or threatened condemnation, eminent domain or similar proceedings, or litigation or other proceedings affecting the Leased Property, the Leased Improvements or any portion or portions thereof. To the Knowledge of Panatech, there are no pending or threatened requests, applications or proceedings to alter or restrict any zoning or other use restrictions applicable to the Leased Property or the Leased Improvements that would interfere with the conduct of the business of Panatech or its Subsidiaries or the use of the assets consistent with past practice, which interference would have a Material Adverse Effect on the business of Panatech or its Subsidiaries.

                      Section 5.21 Environmental Matters.

                      (a) As used in this Agreement "Hazardous Material" shall mean: (i) any "hazardous substance" as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601(14), or any substance listed or identified by any characteristic in any regulation adopted pursuant to any statute referred to or incorporated into such definition, all as in effect on the date hereof; (ii) any petroleum, including crude oil and any fraction thereof; (iii) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel;
(iv) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910; and
(v) any asbestos, polychlorinated biphenyl ("PCB"), or isomer of dioxin.

                      (b) There is no Hazardous Material within, under, originating from or relating to any real property interest or other location geologically or hydrologically connected to such properties owned, operated or controlled by Panatech, its Subsidiaries or their predecessors in interest.

                      (c) Neither Panatech, its Subsidiaries nor any of their predecessors in interest has any liability, matured or not matured, absolute or contingent, assessed or unassessed, imposed or based upon any provision under any foreign, federal, state or local law, rule, or regulation or common law, or under any code, order, decree, judgment or injunction applicable to Panatech, its Subsidiaries or their predecessors in interest, nor has Panatech or its Subsidiaries received any notice, or request for information issued, promulgated, approved or entered thereunder, or under the common law, or any tort, nuisance or absolute liability theory, relating to public health or safety, worker health or safety, or pollution, damage to or protection of the environment including without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of any Hazardous Material (hereinafter collectively referred to as "Environmental Laws").

                      (d) Each of Panatech and its Subsidiaries possesses and is in compliance in all material respects with all permits, licenses, certificates, franchises and other authorizations relating to the Environmental Laws necessary to conduct its business or required by environmental regulations.

                      (e) Neither Panatech nor its Subsidiaries has, during the past five (5) years, been subject to any civil, criminal or administrative action, suit, claim, hearing, notice of violation, investigation, inquiry or proceeding for failure to comply with, or received notice of any violation or potential liability under the Environmental Laws, nor is Panatech aware of any information, whether or not confirmed or reported, which could give rise to any such potential liability.

                      (f) No real property, site or facility (as defined in CERCLA, 42 U.S.C. Section 9601(9)) owned or operated by Panatech or its Subsidiaries is (i) listed or proposed for listing on the National Priority List or (ii) listed on the Comprehensive Environmental Response, Compensation, Liability Information System List ("CERCLIS") promulgated pursuant to CERCLA, or any comparable list maintained by any foreign, state or local government authority.

                      (g) There are no underground storage tanks owned or operated by Panatech or its Subsidiaries, and any prior use and operation of underground storage tanks owned or operated by Panatech or its Subsidiaries has been in compliance with all Environmental Laws.

                      (h) Panatech has provided to Parent an opportunity to inspect its facilities, and to review and copy documents, and Panatech has delivered to Parent true, complete and correct copies of results of any reports, together with supporting studies, analyses and tests in the possession of or initiated by Panatech or its Subsidiaries pertaining to the existence of Hazardous Material and any other environmental concerns relating to any of their facilities, or sites or real property owned, leased, operated, used or controlled by Panatech, its Subsidiaries or any of their predecessors in interest, or concerning compliance with or liability under the Environmental Laws.

                      (i) There are no PCBs in or at any premises owned, leased, operated or controlled by Panatech or its Subsidiaries and their prior use, handling, storage, transport or disposal of PCBs has been in compliance with all Environmental Laws.

                      (j) There is no friable asbestos or asbestos containing materials on or in the properties and assets owned, leased, operated or controlled by Panatech or its Subsidiaries and the facilities on such properties comply with the Environmental Laws including but not limited to, Occupational Safety and Health Act regulations with respect to ambient air exposure to asbestos.

                      (k) Neither Panatech nor its Subsidiaries has, by contract, agreed to assume the liability of any other person or entity pursuant to any of the Environmental Laws.

                      Section 5.22 Employees.

                      Schedule 5.22 sets forth a complete and accurate list of all employees of Panatech and its Subsidiaries having total annual compensation in excess of $35,000, showing for each: name, hire date, current job title or description, current salary level (including any bonus or deferred compensation arrangements) and any bonus, commission or other remuneration paid during fiscal 1995 and fiscal 1996, and describing any existing contractual arrangement with such employee. None of the employees of Panatech or its Subsidiaries is currently on short-term or long-term disability. Except as set forth on Schedule 5.22, since March 31, 1996 no salaried employee of Panatech or its Subsidiaries who has been compensated at an annual rate in excess of $35,000 has terminated his or her employment or had such employment terminated for any reason or for no reason; no such employee has given notice of his or her intent to terminate such employment; and no notice of termination has been given to any such employee by Panatech or its Subsidiaries. Except as set forth on Schedule 5.22 and except for amounts owed employees upon cancellation of Panatech Stock Options pursuant to Section 2.7(a), no employees of Panatech or its Subsidiaries shall receive any compensation as a result of the consummation of the transaction contemplated by this Agreement.

                      Section 5.23 Employee Relations.

                      Except as set forth on Schedule 5.23, neither Panatech nor its Subsidiaries has at any time during the past five years had, nor is there now threatened, any labor disputes or any strike, picket, work stoppage, work slowdowns or other job action due to labor disagreements. Except as set forth on
Schedule 5.23, (a) Panatech and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including the terms and provisions of any collective bargaining agreement or other contract with a labor union representing any employees of Panatech or its Subsidiaries and are not engaged in any unfair labor practice which could have a Material Adverse Effect on Panatech or its Subsidiaries; (b) there is no unfair labor practice charge or complaint against Panatech or its Subsidiaries, or (to the Knowledge of Panatech) threatened before the

National Labor Relations Board or any foreign authority; (c) no question concerning representation has been raised or is (to the Knowledge of Panatech) threatened respecting the employees of Panatech or its Subsidiaries; (d) no grievance that might have Material Adverse Effect on Panatech or its Subsidiaries, nor any arbitration proceeding arising out of or under any collective bargaining agreement, is pending and no claims therefor exist; and
(e) no collective bargaining agreement that is binding on Panatech or its Subsidiaries restricts them from relocating, closing or contracting any of their operations.

                      Section 5.24 Customers and Vendors; Distributors and Representatives.

                      (a) Schedule 5.24 sets forth correct and complete lists of the twenty (20) largest (by dollar volume) customers and vendors of Panatech and its Subsidiaries during the most recently completed fiscal year, indicating the existing contractual arrangements, if any, with each such customer or vendor. Except as set forth in Schedule 5.24, there are no outstanding disputes with any customer or vendor listed thereon and no customer or vendor listed thereon has refused to continue to do business with Panatech and its Subsidiaries or has stated its intention not to continue to do business with Panatech and its Subsidiaries. Since March 31, 1996, there has not been any material shortage or unavailability of the raw materials necessary to manufacture the products sold by Panatech and its Subsidiaries and, to the Knowledge of Panatech, there is no current shortage or unavailability which may lead to such shortages.

                      (b) Schedule 5.24 sets forth a correct and complete list of the twenty (20) largest (by dollar volume) distributors, representatives and agents for the sale of the products of Panatech and its Subsidiaries during the two most recently completed fiscal years and all distributors, representatives and agents to whom Panatech and its Subsidiaries have given any exclusive rights with respect to territories or products. Since March 31, 1996, there has been no termination of any independent distributor, wholesaler, sales representative or agent relationship, nor, to the Knowledge of Panatech, has any present independent distributor, wholesaler, sales representative or agent indicated any intention to termination or materially change the terms of its relationship with Panatech and its Subsidiaries.

                      Section 5.25 Governmental Authorizations.

                      Except for licenses, permits or authorizations the lack of which would not have a Material Adverse Effect on Panatech or its Subsidiaries, Panatech and its Subsidiaries possess all licenses, franchises, permits, certificates, orders, approvals, exemptions, registrations or other authorizations (collectively, the "Permits") from governmental, regulatory or administrative agencies or authorities required for the ownership of their properties and assets and operation of their businesses in the manner presently conducted (including those required pursuant to laws or regulations relating to the protection of the environment), each of which will be in full force and effect on the Closing Date. A list of all material Permits is set forth on
Schedule 5.25. Except as specified in Schedule 5.25, no registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers or other actions of any kind are required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to enable Panatech and its Subsidiaries to continue the possession and operation of their properties and assets and the businesses of Panatech and its Subsidiaries as presently conducted in all material respects.

                      Section 5.26 Defects in Products or Designs; Product
Safety.

                      (a) Except as set forth in Schedule 5.26, there has been no pattern of defects in any product line in the design, construction, manufacturing or installation of any material product ("Product") made, manufactured, constructed, distributed, sold, leased or installed by Panatech, its Subsidiaries or their employees, or agents, that would adversely affect the performance or quality of such Product. Each Product has been designed, manufactured, packaged and labelled in compliance with all regulatory, engineering, industrial and other codes applicable thereto, and Panatech has not received notice of any alleged noncompliance with any such code. Each Product advertised or represented as being rated or approved by a rating organization, such as Underwriters' Laboratories or other similar organizations, comply with all conditions of such rating approval.

                      (b) Neither Panatech nor its Subsidiaries has been required to file, and has not filed, a notification or other report with the United States Consumer Product Safety Commission concerning actual or potential hazards with respect to any Product manufactured or sold by Panatech or its Subsidiaries.

                      Section 5.27 Broker's or Finder's Fees.

                      Except as set forth in Schedule 5.27 no agent, broker, investment banker, Person or firm acting on behalf of Panatech or its Subsidiaries or under the authority of Panatech or its Subsidiaries or any Stockholder is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from Panatech or its Subsidiaries in connection with any of the transactions contemplated hereby.
Schedule 5.27 sets forth a summary of all such broker's or finder's fees and other commissions or fees payable by Panatech or its Subsidiaries in connection with any of the transactions contemplated hereby.

                      Section 5.28 Certain Transactions.

                      Except as set forth on Schedule 5.28, none of the directors or officers of Panatech is currently a party to any transaction with Panatech (other than for services as employees, directors and officers), including, without limitation, any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any such Person, or to or from any corporation, partnership, trust or other entity in which any such Person owns in excess of five percent (5%) of the outstanding equity interest.


                      Section 5.29 Absence of Questionable Payments.

                      To the Knowledge of Panatech, neither Panatech nor any of its Subsidiaries nor any director, officer, agent, employee or other Person acting on their behalf has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of
Section 30A of the Exchange Act, as amended, or any other applicable foreign, federal or state law; or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts.


                      Section 5.30 SEC Documents.

                      Panatech has timely filed within the last 12 months all SEC Documents required by the Securities Laws and such SEC Documents complied in all material respects with the Securities Laws and no such SEC Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained therein not misleading.

                      Section 5.31 Proxy Statement.

                      The information contained in the Proxy Statement at the time the Proxy Statement is mailed to Stockholders up to and including the time of Panatech's Stockholders' meeting to vote upon the Merger, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and
(ii) except with respect to Parent or Sub, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE VI

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

               Parent and Sub represent and warrant to Panatech, and Panatech in agreeing to consummate the transactions contemplated by this Agreement has relied upon such representations and warranties, that:

                      Section 6.1 Corporate Organization.

                      (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as now being conducted.

                      (b) Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as now being conducted.

                      Section 6.2 Valid and Binding Agreement.

                      Each of Parent and Sub has the full right, capacity and power to enter into this Agreement. All necessary action on the part of each of Parent and Sub has been taken to authorize the execution and delivery of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Sub, and will constitute a valid and binding obligation enforceable against Parent and Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws or equitable principles relating to creditors' rights generally and the availability of equitable remedies.

                      Section 6.3 No Violation.

                      Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by each of Parent or Sub with any of the provisions hereof will (a) violate or conflict with any provision of the certificate of incorporation or by-laws of Parent or the articles of incorporation or by-laws of Sub or any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or Sub, or (b) violate or conflict with, or result in a breach of any provision of, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon the stock or any of the properties or assets of Parent or Sub under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation of Parent or Sub.

                      Section 6.4 Consents and Approvals.

                      Except under the HSR Act, and except for permits, consents, approvals or authorizations which, if not received, or declarations, filings or registrations which, if not made, would not have a Material Adverse Effect on either Parent or Sub, no permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or third party is required to be made or obtained by Parent or Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                      Section 6.5 Proxy Statement.

                      The information to be supplied by Parent and Sub to Panatech for inclusion in the Proxy Statement shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE VII

                                    COVENANTS

                      Section 7.1 Compliance with Law.

                      From the date hereof through the Closing Date, Panatech and its Subsidiaries will promptly comply in all material respects with all laws and regulations (including without limitation, those relating to the protection of the environment and employee benefits) applicable to Panatech's and its Subsidiaries' business and all laws and regulations with which compliance is required for the valid consummation of the transactions contemplated hereby and will promptly notify each of Parent and Sub of any legal, administrative or other proceedings, investigations, inquiries, complaints, notices of violation or other asserted claims, judgments, injunctions or restrictions, pending, outstanding or, to the Knowledge of Panatech, threatened or contemplated, which could have a Material Adverse Effect on Panatech's or its Subsidiaries' business.

                      Section 7.2 Operation of Business Prior to Closing.

                      Except as set forth on Schedule 7.2, during the period from the date hereof through the Closing Date, Panatech agrees that (except as expressly contemplated or permitted by this Agreement or to the extent that Parent and Sub shall otherwise consent in writing):

                      (a) Panatech and its Subsidiaries shall carry on their business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing business shall not be impaired in any material respect at the Closing Date.

                      (b) Panatech and its Subsidiaries shall not amend or propose to amend their articles of incorporation or by-laws.

                      (c) Panatech and its Subsidiaries shall not: (i) except with respect to the acceleration of Panatech Stock Options outstanding on the date hereof in accordance with the Stock Option Plans, increase the compensation payable or to become payable to their officers or employees, except for cash bonuses consistent with past practice as to the amount and category of employees, increases in salaries and wages of employees consistent with past practice, or grant any severance or termination pay to or enter into any employment or severance agreement with any of their directors, officers or other employees; (ii) except as otherwise contemplated by this Agreement, establish, adopt, enter into or make any new grants or awards under or amend any employee benefit plan or other arrangement, plan or policy between Panatech or any of its Subsidiaries and one or more of its directors, officers or employees; or (iii) except as otherwise contemplated by this Agreement, establish, adopt, enter into or amend any Plan.

                      (d) Panatech and its Subsidiaries shall not settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of their material contracts or waive, release or assign any material rights or claims.

                      (e) Panatech and its Subsidiaries shall not permit any material insurance policy to be canceled or terminated without notice to Parent and Sub, except in the ordinary and usual course of business.

                      (f) Panatech and its Subsidiaries shall not fail to confer on a regular and frequent basis with one or more representatives of Parent and Sub to report material operational matters and the general status of ongoing operations.

                      (g) Panatech and its Subsidiaries shall not commit a breach of, or default under, any material contract, agreement, license or instrument to which they are a party or to which any of their assets may be subject, or violate any applicable law, regulation, ordinance, order, injunction or decree or any other requirement of any governmental body or court, relating to their assets or business if such breach, default or violation is reasonably likely to result in a Material Adverse Effect on Panatech.

                      (h) Panatech and its Subsidiaries shall not, except in the ordinary course of business, (i) factor, discount or otherwise accept less than full payment with regard to accounts receivable or other amounts due; (ii) delay payment on, or otherwise alter the payment terms of, accounts payable or pay the amounts due thereunder later than the stated date for payment thereof; or (iii) sell any inventory at less than fair market value or make any bulk sale of such inventory, or fail to maintain inventory at ordinary, customary levels, consistent with Panatech Financial Statements and Panatech Interim Financial Statements and past practice.

                      (i) Panatech and its Subsidiaries shall not, except as expressly permitted by this Agreement, take any action that would or is reasonably likely to result in any of their representations and warranties set forth in this Agreement being untrue in any material respect, or in any of the conditions in this Agreement set forth in Article VIII not being satisfied.

                      (j) Panatech and its Subsidiaries shall not (i) authorize capital expenditures in excess of $100,000 or make any acquisition of, or investment in, assets or stock of any other Person; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (iii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person or make any loans or advances; (iv) enter into any material contract or agreement other than in the ordinary course of business; or
(v) enter into or amend in any respect any material contract, agreement, commitment or arrangement with respect to any of the matters set forth in this
Section 7.2(j).

                      (k) Except with respect to the issuance of Stock upon the exercise of Panatech Stock Options and Panatech Warrants outstanding on the date hereof, Panatech and its Subsidiaries shall not issue, sell, pledge, lease, dispose of, encumber, or authorize the issuance, sale, pledge, lease, disposition or encumbrance of, (i) any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, or (ii) any assets that are material, alone or in the aggregate, to Panatech except for the sale of products in the ordinary course of business and consistent with past practice.

                      (l) Panatech and its Subsidiaries shall not make any tax election or settle or compromise any material federal, state, local or foreign income tax liability.

                      (m) Neither Panatech nor any of its Subsidiaries shall (i) declare or pay any extraordinary dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase or otherwise acquire any shares of its capital stock.

                      (n) Neither Panatech nor any of its Subsidiaries shall incur or assume any indebtedness or other liabilities (whether absolute, accrued, contingent or otherwise) or guarantee any indebtedness or commitments for the same, except liabilities (other than indebtedness or guarantees of indebtedness) in the usual and ordinary course of its business, and in amounts and on terms consistent with past practice.

                      (o) Except in the ordinary course of business, neither Panatech nor any of its Subsidiaries shall pay, loan or advance any amount to, or sell, transfer or lease any property or asset to, or enter into any agreement or arrangement with, any of its stockholders, officers, employees or directors.

                      (p) Panatech and its Subsidiaries shall maintain their real and personal properties in as good a state of operating condition and repair as they are on the date of this Agreement, except for ordinary wear and tear.

                      (q) Panatech and its Subsidiaries shall not terminate or modify any leases, contracts, governmental licenses, permits, or other authorizations or agreements affecting their real and/or personal properties or the operation thereof or enter into any additional lease or contract of any nature affecting such properties or the operation thereof.

                      (r) No liens, encumbrances, obligations or liabilities relating to Panatech or its Subsidiaries, whether absolute or contingent (including litigation claims), shall be discharged, satisfied or paid, other than liabilities shown on Panatech Financial Statements or Panatech Interim Financial Statements and liabilities incurred after the date thereof in the ordinary course of business and in normal amounts, and no such discharge, satisfaction or payment shall be effected other than in accordance with the ordinary payment terms relating to the liability discharged, satisfied or paid.

                      (s) Panatech will timely file all SEC Documents and all such documents shall comply in all material respects with the requirements of the Securities Laws and none of such documents shall contain an untrue statement of material fact or omit to state a material fact required, under the circumstances, to make the statements contained therein not misleading.

                      (t) Panatech and its Subsidiaries shall not make any changes in accounting methods, principles or practices.

                      Section 7.3 Access.

                      (a) Prior to the Closing Date, Panatech and its Subsidiaries shall provide Parent and Sub and their representatives (excluding Titan Personnel) with full access to, and will make available for inspection and review, all properties, personnel, books, records and accounts of Panatech and its Subsidiaries in order that Parent and Sub may have full opportunity to make such investigation as they shall desire to make of the affairs of Panatech and its Subsidiaries. It is understood that Parent and Sub shall be permitted to maintain personnel (excluding Titan Personnel) on the premises of Panatech and its Subsidiaries during customary business hours to observe all aspects of the operations of Panatech and its Subsidiaries and to confer with their management, attorneys and other third parties reasonably requested for verification of any information obtained pursuant to such observations. Panatech also consents to the examination by Price Waterhouse of workpapers and other records of the Accountants pertaining to Panatech and its Subsidiaries.

                      (b) Notwithstanding the requirements set forth in Section 7.3(a), Panatech shall restrict the access of Parent and Sub to its customers, vendors and distributors up until five (5) business days prior to Closing. During such five (5) day period, Parent and Sub (excluding Titan Personnel) shall be permitted to make reasonable inquiries of such customers, vendors and distributors as may be necessary for due diligence purposes.

                      Section 7.4 Letter of Intent.

                      Paragraph 3(b) of the Letter of Intent shall remain in full force and effect and is incorporated into this Agreement the same as if fully set forth herein. The restrictions set forth in Paragraph 3(b) shall terminate upon the earlier of (i) the Closing or (ii) the date forty-two (42) months from the date of termination of this Agreement in accordance with Article XI.

                      Section 7.5 Fiduciary Duty.

                      This Agreement is and shall at all times be subject to the performance by the Board of Directors of Panatech of the fiduciary duties of its directors.

                      Section 7.6 No Solicitation.

                      Panatech agrees that, without the prior written consent of Parent, prior to the Effective Time, neither Panatech nor any of its Subsidiaries shall hereafter initiate the direct and active solicitation of any other party or parties (other than Parent and Sub) for a proposal that said other party merge with, consolidate, or acquire the capital stock or substantially all of the assets of Panatech or any of its Subsidiaries (an "Acquisition Transaction"); provided, however, if Panatech or any of its Subsidiaries, without the direct and active solicitation hereafter initiated by Panatech or one of its Subsidiaries, receives from any other party or parties (other than Parent or Sub) a proposal to merge with, consolidate, or acquire the capital stock or substantially all of the assets of Panatech or any of its Subsidiaries, then Panatech or such Subsidiary shall be entitled to respond thereto in all appropriate ways consistent with the fiduciary duties of the directors of Panatech. Panatech shall immediately advise Parent of the receipt by Panatech or any of its Subsidiaries hereafter of a proposal from any other party or parties (other than Parent or Sub) to merge with, consolidate, or acquire the capital stock or substantially all of the assets of Panatech or any of its Subsidiaries, and any such notice shall include a description of the terms and conditions of any such proposal.

         Section 7.7    Stockholders' Meeting.

         In order to consummate the Merger, Panatech, acting through its board of directors shall in accordance with its Articles of Incorporation and By-laws and applicable law:

         (a) duly call, give notice of and hold a meeting of its Stockholders as soon as practicable following the date hereof;

         (b) subject to the fiduciary duties of its directors, include in the Proxy Statement the recommendation of its board of directors that the Stockholders vote in favor of the Agreement and use its best efforts to solicit votes and proxies in favor of the adoption and approval of this Agreement; and

         (c) obtain and furnish any information, with respect to Panatech, required to be included in the Proxy Statement and cause the Proxy Statement to be mailed to the Stockholders at the earliest practicable date.

         Section 7.8    Proxy Statement.

         As promptly as practicable after the date hereof, Parent and Panatech shall cooperate in the preparation of the Proxy Statement to be mailed to the Stockholders of Panatech in connection with the Merger.

         Section 7.9    Best Efforts.

         Subject to the fiduciary duties of their respective directors, Parent and Panatech shall each use its respective best efforts in good faith, and each of them shall cause its subsidiaries to use their respective best efforts in good faith, to take or cause to be taken all actions, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations so as to permit consummation of the Merger in accordance with this Agreement at the earliest possible date.

         Section 7.10   Press Releases.

         Parent and Panatech shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which its counsel deems necessary.

         Section 7.11   HSR Act.

         Each of Parent and Panatech will as promptly as reasonably practicable file the notification and report form, and any supplemental information requested thereafter, required pursuant to the HSR Act to consummate the transaction contemplated hereby. Parent and Panatech agree to furnish to the other such necessary information and reasonable assistance as each may request in connection with any necessary filings or submissions required pursuant to the HSR Act.

         Section 7.12   Payment of Expenses.

         Panatech shall use its best efforts in good faith to cause its legal counsel, accountants, financial advisors and any other third parties it has retained in connection with the transactions contemplated by this Agreement to submit all invoices for payment prior to the Closing Date. Parent shall have accrued all such fees and expenses, as well as any other out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement as of the Closing Date.


                                  ARTICLE VIII


                       CONDITIONS PRECEDENT TO OBLIGATIONS
                                OF PARENT AND SUB

         All obligations of each of Parent and Sub that are to be discharged under this Agreement at the Closing are subject to Panatech's fulfillment, at the Closing or effective as of the Closing Date, of each of the following conditions (unless expressly waived in writing by Parent and Sub at any time at or prior to the Closing) and Panatech shall use its reasonable efforts to cause each of such conditions to be satisfied:

         Section 8.1    Representations and Warranties.

         On the Closing Date, the representations and warranties of Panatech set forth in Article V of this Agreement shall be true and correct in all material respects as though such representations and warranties had been made by Panatech on and as of the Closing Date, and Parent and Sub shall have received at the Closing a certificate, dated the Closing Date, signed by the President or a Vice President of Panatech to such effect.

         Section 8.2    Covenants, Agreements and Conditions.

         Panatech shall have performed and complied in all material respects with all covenants, agreements and conditions contained in this Agreement required to be performed by or complied with by it on or prior to the Closing Date, and Parent and Sub shall have received at the Closing a certificate, dated the Closing Date, signed by the President or a Vice President of Panatech to such effect.

         Section 8.3    No Material Adverse Effect.

         During the period from the date hereof through the Closing Date, there shall not have been any change which has a Material Adverse Effect on the condition (financial or otherwise) or earnings of Panatech.

         Section 8.4    Corporate Proceedings.

         All corporate and other proceedings to be taken and all consents to be obtained by Panatech or its Subsidiaries in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent and Sub and their counsel, Dickstein Shapiro Morin & Oshinsky LLP, each of whom shall have received all such originals or certified or other copies of such documents as either may reasonably request.

         Section 8.5    Opinion of Counsel.

         Parent and Sub shall have received a written opinion dated the Closing Date from Hagan, Saca & Hagan, counsel to Panatech, in the form attached as Exhibit C hereto.

         Section 8.6    Proceedings.

         No action or proceeding shall be pending or threatened, nor shall any statute, rule, regulation, executive order, decree or injunction have been enacted, entered, promulgated or enforced by any court or governmental authority, to restrain or prevent the consummation of the transactions contemplated hereby.

         Section 8.7    Governmental Approvals.

         Except for the filing and approval of the Proxy Statement, there shall have been received all necessary governmental consents or authorizations required in connection with the transactions contemplated hereby.

         Section 8.8    HSR Act Requirements.

         Any "waiting periods" (and any extensions thereof) applicable to the transactions contemplated hereby under the HSR Act shall have expired by the Closing Date or shall have been terminated.

         Section 8.9    Deliveries.

         Panatech shall have delivered to Parent and Sub the following items:

         (a) the stock books, stock ledgers, minute books and corporate seals of Panatech and its Subsidiaries and stock certificates evidencing Panatech's ownership of its Subsidiaries;

         (b) certificates from appropriate authorities, dated as of or about the Closing Date, as to the good standing, qualification to do business of, and payment of taxes by Panatech and its Subsidiaries in each jurisdiction where any such entity is so qualified;

         (c) the resignation of each director of Panatech and its Subsidiaries and the officers of Panatech and its Subsidiaries for whom Parent has previously requested resignations;

         (d) evidence of the exercise or cancellation of all Panatech Stock Options prior to the Effective Time;

         (e) evidence of the assignment (and subsequent recordation), in form satisfactory to Parent, of the patent application set forth in Schedule 5.15 from the inventors listed in such application to ASM Company, Inc.;

         (f) releases or terminations, in form satisfactory to Parent, of the security interest of Bank of America with respect to certain of the patents set forth in Schedule 5.15 and any other liens, encumbrances or other security interests which are not otherwise permitted pursuant to Section 5.16 which are discovered by Parent or Panatech prior to Closing;

         (g) a certificate of the Secretary or Assistant Secretary of Panatech, certifying as to the Articles of Incorporation, By-Laws, resolutions of the board of directors, and incumbency and signature of officers of Panatech; and


         (h) all other previously undelivered items required to be delivered by Panatech to Parent or Sub at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith unless waived in writing by Parent or Sub.

         Section 8.10   Insurance.

         Panatech and its Subsidiaries shall have maintained in full force and effect the insurance coverage described on Schedule 5.17 hereto or policies providing substantially equivalent coverage.

         Section 8.11   Stockholder Approval.

         This Agreement and the Merger shall have been duly approved and adopted by an affirmative vote or written consent of the Stockholders to the extent, and only to the extent, required by the NRS or Panatech's Articles of Incorporation.

         Section 8.12   Customer and Vendor Relationships.

         Parent shall be reasonably satisfied with Panatech's and its Subsidiaries' relationships with their customers, vendors and distributors listed on Schedule 5.24.


                                   ARTICLE IX

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF PANATECH

         All obligations of Panatech that are to be discharged under this Agreement at the Closing are subject to Parent's and Sub's fulfillment, at the Closing or effective as of the Closing Date, of each of the following conditions (unless expressly waived in writing by Panatech at any time at or prior to the Closing) and each of Parent and Sub shall use its reasonable efforts to cause each of such conditions to be satisfied:

         Section 9.1    Representations and Warranties.

         On the Closing Date, the representations and warranties of each of Parent and Sub set forth in Article VI of this Agreement shall be true and correct in all material respects as though such representations and warranties had been made by Parent and Sub on and as of the Closing Date, and Panatech shall have received at the Closing a certificate, dated the Closing Date, signed by the President or a Vice President of each of Parent and Sub to such effect.

         Section 9.2    Covenants, Agreements and Conditions.

         Parent and Sub shall have performed and complied in all material respects with all covenants, agreements and conditions contained in this Agreement required to be performed by or complied with by them on or prior to the Closing Date, and Panatech shall have received at the Closing a certificate, dated the Closing Date, signed by the President or a Vice President of each of Parent and Sub to such effect.


         Section 9.3    Corporate Proceedings.

         All corporate and other proceedings to be taken and all consents to be obtained by Parent or Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Panatech and its counsel, Hagan, Saca & Hagan, each of whom shall have received all such originals or certified or other copies of such documents as either may reasonably request.

         Section 9.4    Opinion of Counsel.

         Panatech shall have received a written opinion dated the Closing Date from Dickstein Shapiro Morin & Oshinsky LLP, counsel to each of Parent and Sub, in the form attached as Exhibit D hereto.

         Section 9.5    Proceedings.

         No action or proceeding shall be pending or threatened, nor shall any statute, rule, regulation, executive order, decree or injunction have been enacted, entered, promulgated or enforced by any court or governmental authority, to restrain or prevent the consummation of the transactions contemplated hereby.

         Section 9.6    Governmental Approvals.

         Except for the filing and approval of the Proxy Statement, there shall have been received all necessary governmental consents or authorizations required in connection with the transactions contemplated hereby.

         Section 9.7    HSR Act Requirements.

         Any "waiting periods" (and any extensions thereof) applicable to the transactions contemplated hereby under the HSR Act shall have expired or shall have been terminated.

         Section 9.8    Deliveries.

         At the Closing, Parent and Sub shall deliver the following items to
Panatech:

         (a) a certificate of the Secretary or Assistant Secretary, certifying as to the Articles of Incorporation, By-Laws, resolutions of the board of directs, and incumbency and signature of officers of such company; and

         (b) all other previously undelivered items required to be delivered by each of Parent and Sub at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith unless waived in writing by Panatech.

                                    ARTICLE X

                                  OTHER MATTERS

         Section 10.1 Confidentiality.

         From the date hereof until the earlier of (a) the Closing Date or (b) the date forty-two (42) months from the date of termination of this Agreement in accordance with Article (XI), each party hereto and its respective accountants, attorneys, employees and other agents, will (i) keep confidential all information, oral and written, obtained from any other party hereto or its Affiliates, (ii) refrain from using in any manner all such information not otherwise publicly available and (iii) in the case of Parent, Sub and their Affiliates, refrain from disclosing any such information to Titan Personnel.

         Section 10.2 Further Assurances.

         Each party hereto shall cooperate with the others, and execute and deliver, or cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as may be reasonably requested by the other parties hereto from time to time or by the arbitrator in the ASM Litigation from time to time, consistent with the terms of this Agreement, to effectuate the purposes and provisions of this Agreement.

         Section 10.3 Indemnification of Directors and Officers.

         From and after the Effective Date, Parent shall indemnify persons who served as directors, officers and agents of Panatech or its Subsidiaries on or before the Effective Date in accordance with and subject to the provisions of the Articles of Incorporation and By-laws of Panatech and each such Subsidiary, as delivered to Parent prior to the execution of this Agreement for a period of not less than six (6) years from the Effective Date with respect to matters occurring on or prior to the Effective Date, or the period of the applicable statute of limitations, whichever is longer. This provision shall survive the Closing and is for the benefit of and may be enforced by each indemnified party or such person's heirs, successors and representatives.


                                   ARTICLE XI

                                   TERMINATION

         Section 11.1 Methods of Termination.

         This Agreement may be terminated at any time prior to the Closing, notwithstanding stockholder approval:

         (a) by the mutual consent of Parent and Panatech;

         (b) by Parent at any time after the date which is one hundred eighty
(180) days from the date of this Agreement if any of the conditions provided for in Article VIII of this Agreement shall not have been met prior to such date;

         (c) by Panatech at any time after the date which is one hundred eighty
(180) days from the date of this Agreement if any of the conditions provided for in Article IX of this Agreement shall not have been met prior to such date;

         (d) at any time prior to the Effective Time by either Parent or Panatech if the Merger shall not have been consummated by July 1, 1997; or

         (e) by Parent or Panatech, if any required approval of the Stockholders shall not have been obtained by reason of failure to obtain the required vote at a duly held meeting of Stockholders or at any adjournment thereof.

         (f) by either Parent or Panatech if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement shall have used its best efforts to remove or lift such order, decree or ruling;

         (g) at any time prior to the Effective Time, by action of the board of directors of Panatech, if the board of directors of Panatech determines in good faith on the advice of counsel that its fiduciary duties require it to approve an Acquisition Transaction (other than the Merger); or

         (h) by Parent, at any time prior to the Effective Time, if (i) Panatech enters into a letter of intent or definitive agreement to enter into an Acquisition Transaction (other than the Merger), (ii) the board of directors of Panatech withdraws, modifies or changes its approval or recommendation of this Agreement or the Merger in a manner adverse to Parent or Sub, (iii) the board of directors of Panatech recommends to the Stockholders any Acquisition Transaction (other than the Merger) or (iv) the board of directors of Panatech resolves to do any of the foregoing.

         Section 11.2 Procedure Upon Termination.

         In the event of termination by Parent, Panatech or both, pursuant to this Article XI, written notice thereof shall promptly be given to the other party or parties and the obligations of Parent and Sub and Panatech under this Agreement shall terminate without further action. Upon any such termination:

         (a) each party will redeliver all documents, workpapers and other materials of the other party or parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party or parties furnishing the same;

         (b) all information received by any of the parties shall be kept confidential in accordance with Section 10.1;

         (c) except as provided in Sections 11.2(d) or 11.2(e), no party shall have any liability or further obligation to any other party, except for such legal and equitable rights and remedies as any party may have under this Agreement or otherwise, by reason of any breach or violation of this Agreement by the other party; and

         (d) in the event of termination pursuant to Sections 11.1(g) or 11.1(h), Panatech shall pay to Parent in cash a fee equal to $.25 for each share of Stock issued and outstanding on November 5, 1996, such amounts to be payable upon the earlier of (i) the date ninety (90) days from the date of such termination or abandonment or (ii) the date of the closing of an Acquisition Transaction.


                                   ARTICLE XII

                                  MISCELLANEOUS

         Section 12.1 Survival of Representations and Warranties.

         All representations and warranties of Parent, Sub and Panatech contained in Articles V and VI herein and in any certificate executed and delivered by either Parent, Sub or Panatech in connection with this Agreement shall terminate and expire at the Effective Time; provided that no such representations or warranties shall be deemed to be terminated or extinguished so as to deprive Parent, Sub or Panatech (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including without limitation the Stockholders, the aforesaid representations and warranties being material inducements to the consummation by Parent, Sub and Panatech of the transactions contemplated herein.

         Section 12.2 Service of Process.

         Service of process on Panatech, Parent or Sub for any claim, legal action or proceeding among the parties hereto in connection with this Agreement may be made in the manner (excluding by telecopier) set forth in Section 12.3.

         Section 12.3 Notices.

         All notices, requests, consents and other communications hereunder shall be deemed given if delivered personally (including by courier), telecopied (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communication sent by facsimile) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or to other such addresses as may be furnished in writing by one party to the others:

              (a)      if to Panatech (prior to Closing):

                              Panatech Research and Development Corporation 1208 Daskalos Drive NE
                              Albuquerque, New Mexico  84192
                              Attention: Dr. Arthur J. Rosenberg


                       with a copy to:

                              Hagan, Saca & Hagan
                              350 Cambridge Avenue
                              Suite 150
                              Palo Alto, California  94306
                              Attention:  James R. Hagan, Esquire


              (b)      if to the Stockholders' Representative:

                              James R. Hagan, Esquire
                              Hagan, Saca & Hagan
                              350 Cambridge Avenue
                              Suite 150
                              Palo Alto, California  94306

              (c)      if to Parent, Sub or Surviving Corporation:

                              Titan Enterprises, Inc.
                              107 Bauer Drive
                              Oakland, New Jersey  07436
                              Attention: Chief Executive Officer


                       with a copy to:

                              Dickstein Shapiro Morin & Oshinsky LLP
                              2101 L Street, N.W.
                              Washington, D.C.  20037
                              Attention:  Ira H. Polon, Esquire

         Section 12.4 Governing Law.

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to such jurisdiction's conflict of laws principles.

         Section 12.5 Modification; Waiver.

         This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by each of Parent and Sub and Panatech. Any party may waive any misrepresentation by any other party, or any breach of warranty by, or failure to perform any covenant, obligation or agreement of, any other party, provided that mere inaction or failure to exercise any right, remedy or option under this Agreement, or delaying in exercising the same, will not operate as nor shall be construed as a waiver, and no waiver will be effective unless set forth in writing and only to the extent specifically stated therein.

         Section 12.6 Entire Agreement.

         Except as set forth in Section 7.4, this Agreement, the Schedules and Exhibits hereto and any other agreements or certificates delivered pursuant hereto constitute the entire agreement of the parties hereto with respect to the matters contemplated hereby and supersede all previous written or oral negotiations, commitments, representations and agreements.

         Section 12.7 Assignment; Successors and Assigns.

         This Agreement may not be assigned by Panatech without the prior written consent of each of Parent and Sub. Prior to the Closing Date, this Agreement may not be assigned by Parent or Sub without the prior written consent of Panatech. After the Closing, each of Parent and the Surviving Corporation may assign this Agreement. All covenants, representations, warranties and agreements of the parties contained herein shall be binding upon and inure to the benefit of their respective successors and permitted assigns.

         Section 12.8 Severability.

         The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable, the remaining provisions shall remain in full force and effect.

         Section 12.9 No Third Party Beneficiary.

         Except as provided in Section 10.3, this Agreement is intended and agreed to be solely for the benefit of the parties hereto and their stockholders, and no other party shall accrue any benefit, claim or right of any kind whatsoever pursuant to, under, by or through this Agreement.

         Section 12.10 Expenses.

         Except as otherwise expressly provided herein, each party to this Agreement will pay its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated herein.

         Section 12.11 Execution in Counterpart.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.



                                   TITAN ENTERPRISES, INC.


                                   By: /s/ Samuel A. Hamacher
                                      -------------------------------------
                                          Name: Samuel A. Hamacher
                                          Title: Executive Vice President


                                   PANATECH ACQUISITION CORPORATION


                                   By: /s/ Samuel A. Hamacher
                                      -------------------------------------
                                          Name:  Samuel A. Hamacher
                                          Title:  Executive Vice President


                                   PANATECH RESEARCH AND DEVELOPMENT CORPORATION


                                   By: /s/ Arthur J. Rosenberg
                                      -------------------------------------
                                          Name: Arthur J. Rosenberg
                                          Title:  President

                                                                      APPENDIX B

                 [LETTERHEAD OF HOULIHAN, LOKEY, HOWARD & ZUKIN]




December 4, 1996


To the Board of Directors
Panatech Research and Development Corporation
c/o Arthur J. Rosenberg
President
P.O. Box 23160
Albuquerque, NM  84192


Gentlemen:

We understand that Panatech Research and Development Corporation (the "Company") conducts its business principally through a wholly owned subsidiary, ASM Company, Inc. ("ASM"). ASM, which was acquired by the Company in 1989, manufactures and sells precision engineered accessories for high pressure, airless paint spraying equipment used by industrial, commercial and residential paint contractors. The capital structure of Panatech includes 3,979,375 issued and outstanding shares of common stock, 620,175 shares subject to Class B warrants (with exercise prices of $5.00 per share) and 330,750 shares subject to stock options (with exercise prices ranging from $1.75 to $4.00 per share). We also understand that the Company, pursuant to a letter of intent, dated November 4, 1996, may enter into a transaction whereby (i) Titan Enterprises, Inc. ("Titan") will acquire all of Panatech's common stock, at a price of $7.00 per share, in a cash merger transaction and (ii) the warrants and options will be canceled and holders of the warrants and options will have the right to receive from Titan an amount equal to the difference between the respective exercise prices of the warrants and options and the $7.00 per-share purchase price for the common stock. The $7.00 per share price and our opinion assume that, as provided in the "Merger Agreement" (defined below), that "Quick Assets" (as defined in the Merger Agreement) will equal the "Target Number" (as defined in the Merger Agreement). Such transaction and all related transactions disclosed to Houlihan Lokey are referred to collectively herein as the "Transaction." The holders of Panatech's common stock, options and warrants are referred to collectively herein as the "Securityholders."

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or

Mr. Arthur J. Rosenberg
Panatech Research and Development Corporation
December 4, 1996                                                             -2-



any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

      1. reviewed the Company's annual reports to shareholders and on Form 10-KSB for the fiscal years ending March 31, 1992, 1993, 1994, 1995 and 1996 and quarterly reports on Form 10-QSB for the two quarters ended September 30, 1996, which the Company's management has identified as being the most current financial statements available;

      2.    reviewed copies of the following documents and agreements:

            -     Articles of Incorporation and By-Laws of the Company,

            -     1993 Stock Option Plan of the Company,

            -     Warrant Agreement for Class A and Class B Warrants of the
                  Company,

            -     Employee Agreements of key management personnel,

            - Letter of Intent between Titan and the Company dated November 4, 1996,

            - A draft Agreement and Plan of Merger between Titan and the Company dated December 2, 1996 (the "Merger Agreement") in the form provided to us and we have assumed that the final execution form of such agreement will not vary in any regard that is material to our analysis;

      3.    reviewed the draft proxy statement, dated November 26, 1996;

      4. met with certain members of the senior management of the Company and ASM to discuss the operations, financial condition, future prospects and projected operations and performance of the Company, and met with representatives of the Company's independent accounting firm and counsel to discuss certain matters;

      5.    visited certain facilities and business offices of the Company;

      6. reviewed internal, non-public financial and operating data provided by the Company, including forecasts and projections prepared by the Company's management with respect to the Company for the years ending March 31, 1997 through 1999;

Mr. Arthur J. Rosenberg
Panatech Research and Development Corporation
December 4, 1996                                                             -3-


      7. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

      8. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

      9. conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the Securityholders of the Company in connection with the Transaction is fair to them from a financial point of view.

HOULIHAN, LOKEY, HOWARD & ZUKIN, INC.

                                                             PRELIMINARY COPY


                 PANATECH RESEARCH AND DEVELOPMENT CORPORATION
                                   PROXY FOR
                        SPECIAL MEETING OF STOCKHOLDERS


                                FEBRUARY 26, 1997



     KNOW ALL MEN BY THESE PRESENTS that the undersigned hereby constitutes and appoints ARTHUR J. ROSENBERG and JAMES R. HAGAN, and each of them, the attorneys and proxies of the undersigned with full power of substitution to appear and to vote all of the shares of Common Stock of Panatech Research and Development Corporation ("Panatech") held of record by the undersigned on January 24, 1997 at the Special Meeting of Stockholders to be held on February 26, 1997 or any adjournment thereof, as designated below:


(1) To approve and adopt an Agreement and Plan of Merger pursuant to which Panatech will become a wholly owned subsidiary of Titan Enterprises, Inc. and each outstanding share of Panatech Common Stock will be converted into the right to receive $7 in cash, subject to reduction, without interest.

     [ ] FOR                [ ] AGAINST               [ ] ABSTAIN

(2) IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE TO ADJOURN THE MEETING AND ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PANATECH. IF NO VOTE IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL (1).

     YOU ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THIS PROXY IN THE ENVELOPE PROVIDED. IT IS IMPORTANT FOR YOU TO BE REPRESENTED AT THE MEETING. THE EXECUTION OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE MEETING.

     IMPORTANT: Please sign exactly as your name or names appear on the share certificates, and when signing as an attorney, executor, administrator, trustee or guardian, give your full title as such. If the signatory is a corporation, sign the full corporate name by duly authorized officer, or if a partnership, sign in partnership name by authorized person.

Date: ------------------------ , 1997             Signature:
                                                             ---------------------------------
                                                             ---------------------------------